    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2002

                                                      REGISTRATION NO. 333-53112
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CAP ROCK ENERGY CORPORATION
             (Exact name of Registrant as Specified in its Charter)

           TEXAS                          4911                    75-2794300
(State or other jurisdiction  (Primary Standard Industrial      (IRS Employer
     of incorporation)        Classification Code Number)   Identification Number)

                           --------------------------

                        500 WEST WALL STREET, SUITE 400
                              MIDLAND, TEXAS 79701
                                 (915) 683-5422
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                           DAVID W. PRUITT, PRESIDENT
                        500 WEST WALL STREET, SUITE 400
                              MIDLAND, TEXAS 79701
                                 (915) 683-5422
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    Copy to:
                        RONALD W. LYON, GENERAL COUNSEL
                              115 S. Travis Street
                              Sherman, Texas 75090
                                 (903) 813-0377
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2002

THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED, PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF, THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION, QUALIFICATION OR FILING UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS


                                1,302,355 SHARES
                          CAP ROCK ENERGY CORPORATION
                                  COMMON STOCK


                               ------------------


This prospectus relates to a distribution of 1,302,355 shares of the common stock of Cap Rock Energy Corporation to Eligible Interest Owners pursuant to the Conversion Plan. The number of shares being distributed pursuant to this prospectus reflects the results of a rescission offer made by the Company to Eligible Interest Owners on July 31, 2001.


In this prospectus, we refer to Cap Rock Energy Corporation as the Company, and we refer to Cap Rock Electric Cooperative, Inc. as the Cooperative. Our reference to the Conversion Plan means the plan to convert the Cooperative from a member owned electric cooperative to a shareholder owned business corporation as approved by the members of the Cooperative on October 20, 1998, and the members of McCulloch Electric Cooperative, Inc. on August 21, 1999. Our reference to Eligible Interest Owners means the current members of the Cooperative and the former members of the Cooperative who have equity accounts on the books of the Cooperative, but excludes the current members and former members who have elected to receive payment for their interests in the Cooperative in the form of reductions on their electric bills or in the form of a discounted lump sum cash payment.


Prior to implementation of the Conversion Plan and the offering of shares of our common stock pursuant to this prospectus, there has been no public market for our common stock. We are in the process of trying to obtain the listing of our common stock on the American Stock Exchange. Until we are able to list our common stock on the American Stock Exchange or other national stock exchange or national market quotation system, the shares of our common stock may be traded in the over-the-counter market. See "Market and Dividend Information--Market Information."


                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY ELIGIBLE INTEREST OWNERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS JANUARY   , 2002.

                               TABLE OF CONTENTS


                  PROSPECTUS                      PAGE
                  ----------                    --------
Summary.......................................       3
Risk Factors..................................       6
Business......................................      10
    Company History...........................      10
    Our Electric Utility Business.............      10
    Our Non-Electric Utility Business.........      11
    Revenue Seasonality.......................      11
    The Electric Market.......................      12
    Business Strategy.........................      12
    Competition...............................      14
    State Deregulation........................      15
    Federal Regulation........................      17
    Properties................................      17
    Employees.................................      18
    Legal Proceedings.........................      18
Conversion Plan...............................      19
    General Description.......................      19
    Background of the Conversion Plan.........      20
    Reasons for the Conversion................      21
    Consideration Under the Conversion Plan...      23
    Conversion Payments Made Before Rescission
      Offer...................................      24
    Expenses of the Conversion................      25
    Our Purchase Commitment...................      25
    Dissenters' Rights........................      26
Comparison of Rights of Members to Rights of
  Shareholders................................      26
    Members Versus Shareholders...............      26
    Transferability...........................      27
    Quorum Requirements.......................      27
    Ability to Call Special Meetings..........      27
    Member or Shareholder Action Without a
      Meeting.................................      27
    Dividends and Distributions...............      27
    Amendment of Governing Instruments........      28
    Qualifications and Number of Directors....      28
    Issuance of Stock in Series...............      29
    Mergers and Other Major Transactions......      29



    Dissenters' Rights........................      29
                  PROSPECTUS                      PAGE
                  ----------                    --------
    Indemnification and Limitation of
    Liability.................................      30
Federal Income Tax Consequences...............      31
Accounting Treatment..........................      35
Rescission Offer..............................      35
Capitalization................................      37
Selected Consolidated Financial Data..........      38
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................      39
    Overview..................................      39
    Results of Operations.....................      39
    Liquidity and Capital Resources...........      46
    Cash Flow Data............................      49
    Inflation.................................      51
    Recent Accounting Pronouncements..........      51
Market and Dividend Information...............      53
Management....................................      54
    Directors and Executive Officers..........      54
    Composition of Board and Committees.......      56
    Director Compensation.....................      56
    Compensation of Named Executive
    Officers..................................      56
    Executive Officer Employment Contracts....      57
    Director and Employee Benefit Plans.......      58
Certain Transactions..........................      59
Ownership of Common Stock.....................      61
Description of Capital Stock..................      61
    Common Stock..............................      61
    Preferred Stock...........................      62
    Stockholder Protection Measures...........      62
    Statutory Provisions Affecting Control of
    the
      Company.................................      64
Common Stock Eligible For Future Sale.........      64
Determination of Price Per Share..............      65
Distribution Plan.............................      65
Legal Matters.................................      66
Experts.......................................      66
Where You Can Find More Information...........      66
Index to Financial Statements.................     F-1

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PLACES IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND NOTES THERETO.


WHO WE ARE                          We are the shareholder owned business corporation formed by the Cooperative under the Conversion Plan to acquire all of the assets and liabilities of the Cooperative. Subsequent to the distribution of 1,302,355 shares of our common stock to
                                    Eligible Interest Owners under the Conversion Plan, the
                                    Cooperative will be liquidated and we will be the surviving entity. As the successor to the Cooperative, we will be an electric distribution utility operating initially in 31
                                    counties in Texas. See "Conversion Plan" and "Business."

WE ARE PLANNING TO ACQUIRE OTHER    Our strategic objective is to become a national electric
ELECTRIC DISTRIBUTION COMPANIES     distribution company with community-focused local operating divisions. Our strategy for achieving this objective is to expand our customer base by acquiring small to medium sized electric distribution businesses in areas that have the
                                    potential for growth. We are in the process of acquiring
                                    Lamar County Electric Cooperative Association, although
                                    completion of this acquisition has been delayed as a result of litigation with Lamar's current power provider. In the
                                    interim, we are providing management services to Lamar under a contractual arrangement. See "Business--Our Electric
                                    Utility Business."

WE PARTICIPATE IN BUSINESSES OTHER  In the past we have invested in various non-regulated
THAN ELECTRIC UTILITIES             businesses. These include the oil and gas business, the real estate business and the petroleum distribution business. Our investment in these businesses is insignificant as compared to our electric distribution business. See "Business--Our
                                    Non-Electric Utility Businesses."

OUR REASONS FOR THE CONVERSION      We believe that becoming a shareholder owned business
                                    corporation will permit us to grow and diversify, improve
                                    our ability to raise capital in the future, enable us to use stock for acquisitions if and when the opportunities arise and permit the former members of the Cooperative, who will be our shareholders, to realize the value of their interests in the Company. Our industry is changing rapidly and we
                                    believe that we must convert from a member owned cooperative association to a shareholder owned business corporation to be able to compete effectively and efficiently. See
                                    "Conversion Plan--Reasons for the Conversion."

WHAT ELIGIBLE INTEREST OWNERS WILL  Each Eligible Interest Owner who is a current member of the
RECEIVE UNDER THE CONVERSION PLAN   Cooperative will receive 10 shares of our common stock in
                                    relation to its membership interest in the Cooperative and each Eligible Interest Owner who is a current or former
                                    member with an equity account on the books of the
                                    Cooperative will receive one share of our common stock for each $10.00 in its equity account. See "Conversion Plan--
                                    Consideration Under the Conversion Plan."

THE COOPERATIVE'S RESCISSION OFFER  The Cooperative made a rescission offer to Eligible Interest
                                    Owners who, through previous action or inaction, elected to receive shares of our common stock pursuant to the
                                    Conversion Plan. The rescission offer was an opportunity for
                                    Eligible Interest Owners to rescind that election and to
                                    receive instead either electric credits or a discounted lump sum cash payment. See "Rescission Offer."

OUR COMMITMENT TO PURCHASE OUR      As part of the Conversion Plan, we have committed to
STOCK                               purchase the shares of stock that are distributed to
                                    Eligible Interest Owners and held by those persons until the first anniversary of the distribution of those shares. We
                                    will purchase all of the eligible shares that are offered to us during the period commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter at $10 per share. See "Conversion Plan--Our Purchase
                                    Commitment."

SIGNIFICANT RISK FACTORS            -  Our equity was significantly reduced by the amounts paid to Eligible Interest Owners who elected to accept the
                                       Cooperative's rescission offer.

                                    -  We have suffered significant losses in four of the past five years and we may suffer losses in the future.

                                    -  The market price of our common stock may decline as a
                                    result of our lack of profitability.

                                    -  We have substantial debt with restrictive covenants that may delay us from satisfying our obligations under the stock purchase offer discussed herein.

                                    -  There is no current public market for our common stock
                                    and an active and orderly trading market may not develop.

                                    -  Our revenues and profitability are largely dependent on the highly volatile price of oil and natural gas in West
                                       Texas.
                                       See "Risk Factors."

DISSENTERS' RIGHTS                  Neither current nor former members of the Cooperative are
                                    entitled to dissenters' rights with respect to the
                                    implementation of the Conversion Plan. See "Conversion
                                    Plan--Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS UNDER  Except for the common stock allocated to members of the
THE CONVERSION PLAN                 board of directors and officers of the Cooperative in their capacity as Eligible Interest Holders, neither the members of the board nor officers of the Cooperative will receive
                                    compensation or other benefits in connection with
                                    implementation of the Conversion Plan. See "Conversion
                                    Plan--Reasons for the Conversion."

ACCOUNTING TREATMENT OF THE         The conversion will be accounted for as a capital
CONVERSION                          restructuring. The value of the Cooperative's assets and
                                    liabilities will be unchanged and no gain or loss will be
                                    recorded as a result of the conversion from a member owned cooperative association to a shareholder owned business
                                    corporation.

TAX TREATMENT OF THE CONVERSION     As discussed in "Federal Income Tax Consequences":
PLAN AND THE RESCISSION OFFER
                                    -  Neither the Company nor the Cooperative should incur any federal income tax liability upon consummation of the
                                       Conversion Plan;

                                    -  Members who receive stock of the Company in the
                                    Conversion Plan should not incur any federal income tax
                                       liability by reason of the Conversion Plan; and

                                    -  Members who elected to accept electric credits or cash
                                    instead of stock in the Company may incur federal income tax liability by reason of such election. The amount of the
                                       income tax liability will be dependent upon the amount of
                                       the taxable gain incurred, which will be equal to the
                                       amount, if any, by which the value or money or credits
                                       received exceeds the basis of the surrendered interest in
                                       the Cooperative.

                                    EACH CURRENT AND FORMER MEMBER OF THE COOPERATIVE SHOULD
                                    CONSULT A PROFESSIONAL TAX ADVISOR ON THE FEDERAL, STATE AND
                                    LOCAL TAX CONSEQUENCES OF THE CONVERSION PLAN.

NEW FISCAL YEAR END                 We have changed our fiscal year end from March 31 to
                                    December 31, effective December 31, 2001.

HOW TO REACH US                     Our principal offices are located at 500 West Wall Street,
                                    Suite 400, Midland, Texas 79701, and our telephone number is
                                    915-683-5422.

                                  RISK FACTORS

    YOU SHOULD READ THIS PROSPECTUS CAREFULLY. OWNERSHIP OF SHARES OF OUR COMMON STOCK INVOLVES CERTAIN RISKS. THE FOLLOWING FACTORS COULD AFFECT OUR OPERATIONS, THE FUTURE MARKET PRICE OF OUR COMMON STOCK AND YOUR ABILITY TO RECOVER YOUR INVESTMENT.

OUR EQUITY MAY BE REDUCED TO ZERO OR BELOW AND THIS COULD LIMIT OUR ABILITY TO
  SECURE FINANCING AND ENGAGE IN CORPORATE TRANSACTIONS.

    The Board of Directors of the Cooperative unanimously approved full implementation of the Conversion Plan knowing that it could result in a significant reduction in or even possibly complete elimination of our equity. As a result of reductions in electric bills and payments made as of September 30, 2001, through the conversion dutch auction process and through the acceptance of our rescission offer to Eligible Interest Owners in an approximate aggregate amount of $11,471,000, our equity has been significantly reduced. See "Conversion Plan--Conversion Payments Already Made" and "Rescission Offer." The effect of these reductions could, among other things:

    - restrict our ability to secure financing for our operations and projects;

    - restrict our ability to make distributions, pay dividends and engage in other corporate transactions; and

    - restrict our ability to have our common stock listed on the American Stock Exchange or other national stock exchange or national market quotation system.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE IF WE FAIL TO ACHIEVE AND
  MAINTAIN PROFITABILITY.

    We have suffered operating losses in each of our past five fiscal years. These losses were primarily due to:

    - Increased interest expense resulting from increased borrowings and higher interest rates;

    - Decreased revenues caused by depressed oil and gas prices in 1998 and 1999; and

    - Losses incurred with respect to our investments in the oil and gas exploration and production business (see "Business--Our Non-Electric Utility Businesses").

    While we were profitable for the six month period ended September 30, 2001, there can be no assurance that we will be profitable in the future, and the lack of profitability could have a negative impact on the market price of the shares of our common stock.

ELIGIBLE INTEREST OWNERS MAY BE DELAYED IN RECEIVING $10.00 PER SHARE IF WE DO
  NOT HAVE SUFFICIENT FUNDS TO PURCHASE ALL OF THE SHARES OF OUR COMMON STOCK OFFERED TO US.


    We have committed, as part of the Conversion Plan, to purchase the shares of Eligible Interest Owners that are offered to us at $10.00 per share commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter. See "Conversion Plan--Our Purchase Commitment." If a significant number of the Eligible Interest Owners offer the shares of our common stock that they received in connection with the Conversion Plan to us at that time, it could cost us up to $13,023,550. If the Company does not have sufficient cash or is unable to finance the purchase of all of the shares at $10.00 per share, Eligible Interest Owners may be delayed in receiving the full value of their investment until sufficient funds are available. There can be no assurance that we will have sufficient cash or that we will be able to obtain the necessary financing to fund this obligation.

WE HAVE SUBSTANTIAL DEBT THAT MAY RESTRICT OUR ABILITY TO OBTAIN ADDITIONAL
  FINANCING FOR OUR NEEDS.

    We have substantial debt. At September 30, 2001, our total debt was over $193 million, our total debt to assets ratio was 88% and our debt to equity ratio was almost 24 to 1. All of our operating assets are pledged to secure our existing indebtedness. Over the past several years, substantially all of our utility plant additions have been financed with additional borrowings. On
March 7, 2001, our primary lender, National Rural Utilities Cooperative Finance Corporation, notified us that it will not provide any additional loans to us above the amounts currently committed. Furthermore, our substantial indebtedness restricts our ability to:

    - incur additional indebtedness;

    - make prepayments of indebtedness in whole or in part;

    - pay dividends;

    - make investments;

    - engage in transactions with affiliates;

    - create liens on mortgaged assets;

    - sell mortgaged assets; and

    - acquire facilities or other businesses.

NON-PAYMENT OF A LOAN MADE TO A THIRD PARTY COULD CAUSE A DEFAULT UNDER OUR LOAN
  AGREEMENTS.

    In July 2000, we executed a $15 million, three-year loan agreement with a bank for the benefit of a third party and simultaneously entered into a $15 million, three-year loan agreement with the third party secured by the third party's business assets. See "Business--Our Non-Electric Utility Businesses." Both loan agreement payments are based on a 15-year amortization. In the event the third party defaults under our loan agreement, our future financial operations may be negatively impacted, including possible defaults under our senior debt instruments. There can be no assurance that our borrower will continue to make payment to us under our loan agreement or that we will be able to refinance the balance of our bank debt at the end of three years.

FAILURE OF AN ACTIVE AND ORDERLY TRADING MARKET TO DEVELOP COULD HAVE A NEGATIVE
  IMPACT ON THE PRICE OF OUR SHARES.


    There is currently no public market for the shares of our common stock. There can be no assurance that an active or orderly trading market will develop or be sustained after full implementation of the Conversion Plan. Although we are in the process of trying to obtain the listing of our common stock on the American Stock Exchange, there can be no assurance that the shares of our common stock will ever trade on the American Stock Exchange or any other national stock exchange or national market quotation system, that a trading market in our shares of common stock will ever develop or, if a trading market does develop, how active that market might become. See "Market and Dividend Information--Market Information."


    If an active and orderly trading market does not develop, the trading price of the shares of our common stock may fluctuate widely and the bid and ask price of those shares might vary significantly. Factors such as variations in our financial results or other developments affecting us also could cause the market price of the shares of our common stock to fluctuate significantly. Furthermore, sales of a substantial number of shares of our common stock in the public market or the perception that sales might occur could adversely affect the market price of the shares of our common stock. See "Market and Dividend Information."

THE PRICE FOR OUR SHARES MAY NOT BE INDICATIVE OF THE MARKET VALUE OF OUR
  SHARES.

    The price for the shares of our common stock that we are distributing to Eligible Interest Owners was determined arbitrarily by the Board of Directors of the Cooperative based on their best judgment as to a reasonable price per share. As a result, that price may not necessarily be indicative of the market value of the shares of our common stock.

CONTINUED SIGNIFICANT DEPENDENCE ON CUSTOMERS IN THE OIL AND GAS INDUSTRY COULD
  HAVE A MATERIAL AND ADVERSE AFFECT ON OUR STOCK AND US.

    A significant part of our revenues have come from customers who are engaged in the oil and gas business. Over the past several years, the volatility of oil and gas prices has caused our revenues and profits to fluctuate significantly. In addition, oil and gas activity in West Texas has decreased steadily, causing a permanent reduction in overall activity in one of our largest operating areas. Continued significant dependence on our oil and gas customers could limit our revenues and affect our ability to achieve and maintain profitability. This, in turn, could have a negative impact on the market price of the shares of our common stock.

THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    We rely on the business and technical expertise of our executive officers and certain other key personnel. The loss of the services of certain of these individuals could have a material adverse effect upon our business and operations. See "Management."

THE VOTING INTEREST OF OUR SHAREHOLDERS COULD BE DILUTED BY THE ISSUANCE OF
  STOCK FOR OUR STOCK-BASED BENEFIT PLANS.

    When implemented, the Stock Incentive Plan will acquire a maximum of 500,000 shares of our common stock and the Employee Stock Purchase Plan will acquire a maximum of 150,000 shares, subject to annual increases, of our common stock, either through open market purchases or through the issuance of additional shares of our common stock. If all of the stock options and the stock awards granted under the Stock Incentive Plan and the Employee Stock Purchase Plan were funded by the issuance of additional shares of common stock, the voting interests of existing shareholders could be diluted by up to 33.3% and this could depress the market price of the shares of our common stock.

OUR ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE POTENTIAL SUITORS AND DEPRESS THE
  PRICE OF OUR SHARES.

    Our Articles of Incorporation provide that any shareholder, or affiliate of a shareholder, as defined, holding in excess of 5% of our outstanding common stock will have the shareholder's voting rights for the shares in excess of 5% reduced to 1/100 per share. Our Articles of Incorporation also contain a "Fair Price" provision and, along with our Bylaws, various other shareholder protection measures. The effect of these provisions could be to discourage third parties from trying to acquire us and potentially depress the price of our common stock. See "Description of Capital Stock--Shareholder Protection Measures."

STRONG COMPETITION IN THE ELECTRIC DISTRIBUTION BUSINESS COULD HAVE A NEGATIVE
  IMPACT ON US AND THE PRICE OF OUR SHARES.


    Irrespective of whether we operate as a cooperative or a business corporation, we will face strong competition in providing electric distribution services. This strong competition could have a material adverse impact on our ability to generate the revenues necessary to be profitable. Legislation passed in Texas in 1999 will significantly modify the electric utility industry and potentially introduce more competition into the Texas retail market. See "Business--State Deregulation." Our customers may be able to purchase electricity from others at prices that are less than we may be able to provide. The level of competition we face is affected by several variables, including price, cost of facilities to access our customers, cost of energy, alternative energy sources, new technologies and governmental regulations. See "Business--Competition." Increased competition may reduce our future profits and negatively impact the market price of our common stock. There can be no assurance that we will be able to compete effectively in our current electric service area in the future.


COOPERATIVE MEMBERS MAY FACE ADVERSE FEDERAL INCOME TAX CONSEQUENCES.

    As described in "Federal Income Tax Consequences," Eligible Interest Owners who receive shares of the common stock of the Company under the Conversion Plan should not incur any federal tax liability by reason of such receipt. This conclusion is based on a tax opinion of a law firm retained by the Company to opine with respect to the tax consequences of the Conversion Plan. Because of the uniqueness of the transactions and the lack of direct authority on the tax issues, there can be no assurance that the Internal Revenue Service, or a court, will not reach a different conclusion and possibly require recognition of tax on the receipt of shares of our common stock by the Eligible Interest Owners.

    EACH ELIGIBLE INTEREST OWNER SHOULD CONSULT A PROFESSIONAL TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE CONVERSION PLAN.

                                    BUSINESS

COMPANY HISTORY

    Following completion of the Conversion Plan, we will be the successor in interest to the Cooperative, which was established in 1939 to provide electric service to rural customers throughout West Texas. Through our predecessor, we have operated as an electric utility over the past sixty years, and have grown from a small West Texas provider to one now servicing over 34,000 meters in 31 counties in Texas. In addition to the businesses that we own, we manage one municipal electric system in Texas and we are providing management services to a cooperative in Northeast Texas that we are in the process of acquiring. See "Business--Business Strategy." Our existing business involves purchasing power from three separate suppliers, maintaining over 350 miles of transmission lines, and serving 25 substations.

    Over the years, we have been involved in almost every facet of the electric utility industry, including the transmission, sale and distribution of electricity. Our current and primary focus, however, is on the distribution of electricity to our customers. We have no intention, at the present time, of getting into the power generation or transmission business, except to the extent that we are already involved in such activities or such activities may be ancillary to any future acquisition that we may make.

    We are currently subject to regulation by the Texas Public Utility Commission in the category of a cooperative. Even though our ownership structure will have changed, we may also continue to be regulated in Texas as a cooperative after the Conversion Plan is fully implemented. See "Business-- State Deregulation."

OUR ELECTRIC UTILITY BUSINESS


    We are an electric distribution company. We purchase all of our electric power pursuant to long-term wholesale electric power contracts with Southwest Public Service Company, Dynegy Power Marketing, Inc., Lower Colorado River Authority and Garland Power and Light. The Southwest Public Service, Dynegy, Lower Colorado River Authority, and Garland contracts expire in 2013, 2002, 2016 and 2002, respectively, and account for approximately 80%, 8.5%, 10% and 1.5%, respectively, of our electric power purchases. Generally, the wholesale electric power supply contracts are based on fixed charges for KWh usage, transportation and auxiliary services and a variable charge for fuel based on KWh usage. Our purchase power costs fluctuate based on the price of natural gas. Management believes that in the event the contracts are not renewed, we will not be severely affected as new contracts can be secured at competitive rates with other electric power providers.


    We move the electricity through our distribution system and deliver it to our customers at our cost, charging for the delivery services as well as the other ancillary services that we provide to our customers.

    We currently provide electricity to our customers through approximately 24,000 meters in 17 counties in the Midland-Odessa area of West Texas. In addition, we provide electricity to our customers through over 6,000 meters in and around Brady, Texas, and over 4,000 meters in Hunt, Collin and Fannin Counties of Northeast Texas, an area that is near the Dallas-Fort Worth Metroplex. We also manage a municipal utility serving over 1,400 meters in and around Farmersville, Texas, and a cooperative with approximately 10,400 meters headquartered in Paris, Texas. See "Business--Company History" and "Business--Business Strategy."

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OUR NON-ELECTRIC UTILITY BUSINESSES

    Through our non-regulated subsidiaries, we have invested in other businesses, including the real estate business, the oil and gas business and the petroleum distribution business. These businesses currently are, or have the potential to become, successful in their own right.

    In the past, we invested in the oil and gas exploration and production business. We were not successful in that activity, suffering losses exceeding $5.7 million. These losses were the result of a number of factors, but were exacerbated by the depressed oil and gas prices in 1997 and 1998. We no longer make investments in oil and gas production and exploration.

    We have also invested in oil and gas royalty and mineral interests, and these investments have been successful to date. These royalty and mineral interests are not significant when compared to our electric distribution business, but they have provided additional cash flow to the Company. In December 2000, a company engaged in a similar business was merged into our minerals subsidiary. We now own approximately 42% of the stock of the minerals company. See Note 8 to the consolidated financial statements included herein. The minerals company purchases non-operating oil and gas royalty and mineral interests and realizes revenue from royalty and mineral interest payments with respect to those interests.

    Our real estate investments consist primarily of our headquarters building in Midland, Texas, as well as easements and rights-of-way for our electric distribution and transmission facilities. See "Business--Properties."

    We also provided a loan to a company engaged in the petroleum distribution business. At loan closing, we acquired a 10% interest in that company with a right to acquire an additional 10% interest under certain circumstances. In January 2001, we acquired a net 5% additional interest in the petroleum distribution company from certain selling shareholders, giving us a 15% interest in the petroleum distribution company at present and a right to acquire up to 25% in total under certain conditions. See Note 14 to the consolidated financial statements included herein. The petroleum distribution business is complementary to our electric distribution business in that it provides us access to potential customers for our electric services in areas that we are not presently serving. See "Business--Business Strategy."

    For additional information with respect to our business segments, see
Note 26 to our consolidated financial statements included herein.

REVENUE SEASONALITY

    Most of our operating revenues come from electric sales. Historically, sales to our residential, irrigation and commercial customers have accounted for approximately 40%, 10% and 50%, respectively, of total electric sales. Residential and irrigation sales are subject to seasonal fluctuations as approximately 30% of total electric sales each year are earned during the three-month period ending September 30.

    Residential sales vary with temperature fluctuations, primarily during the summer months, as our residential customers use more electric power for cooling during the summer months. Historically, approximately 33% of our residential sales each year are earned during the three-month period ending September 30.

    Irrigation revenues, derived primarily from cotton farmers with electric powered irrigation equipment, are subject to temperature and rainfall fluctuations during the cotton planting and growing seasons. Historically, approximately 70% of our irrigation sales each year are earned during the six-month period ending September 30. During the cotton harvesting period, irrigation revenues are almost zero.

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    Commercial revenues, derived primarily from electric powered oilfield equipment, are generally not subject to seasonal fluctuation, but are subject to crude oil price fluctuations. In periods of extremely low crude oil prices, many oilfield operators cannot operate profitably and elect to slow-down or shut-down operations until prices improve.

THE ELECTRIC MARKET

    The electric utility industry generates approximately $215.5 billion per year in revenues from sales, and it is an industry undergoing a time of severe transition. As the deregulation of this industry continues throughout the United States, we believe that opportunities for efficient operators and customer service oriented companies will abound.

    Many electric utility companies, particularly small investor owned and cooperative electric utility businesses, will not have the size or expertise to meet the demands of a newly competitive marketplace. We expect that as competition becomes more intense and operations become more complicated, more and more small to medium sized investor owned and cooperative electric utility businesses will want to divest their electric systems for some of the same reasons that our membership voted to convert from a member owned cooperative association to a shareholder owned business corporation.

    In addition to the small to medium sized electric utility businesses that may be looking to divest their operations, many of the larger investor owned electric utilities have been cutting costs by closing service centers in smaller communities and becoming more impersonal with their customers. These electric utilities are concentrating their efforts in the large urban populations and some are looking to divest their holdings in rural and less populated suburban areas.

    We believe that we have the experience to consolidate these small to medium sized electric distribution businesses and to meet the management challenges of successfully operating these geographically diverse businesses once they have been acquired. The basis for this belief is that we have successfully consolidated, and are currently managing and operating, three electric distribution cooperatives. The most distant of these cooperatives is over 300 miles from our headquarters in Midland, Texas. We are also currently managing a municipal utility in North Texas, as well as providing management services to Lamar County Electric Cooperative Association, an electric distribution cooperative in Northeast Texas which we are in the process of acquiring. See "Business--Business Strategy."

BUSINESS STRATEGY

    Our strategic objective is to become a national electric distribution company with community-focused local operating divisions (profit centers) throughout the United States. Our strategy for achieving this objective is to expand our customer base by acquiring small to medium sized electric distribution businesses in areas that have the potential for growth. We will primarily target suburban and rural electric utility businesses, where we believe we have an advantage because of our experience in managing and operating geographically separated electric distribution businesses. While we have experience in acquiring other cooperatives and will continue to try to make acquisitions of this type in the future, we expect that our principal focus will be other investor owned distribution businesses because they will give us the best opportunity for the growth we believe will be necessary to compete effectively in a fully deregulated marketplace.

    Our strategy involves acquiring customers in various locations and regions across the United States, irrespective of whether those customers may be for our electric distribution business or in other businesses in which we may engage. Notwithstanding, our experience to date has been in the electric distribution business and it is our desire to maintain that as our primary business. Once deregulation comes to an area, however, we want to be in a position to market all of our services to our customers. For example, we envision being able to market electric distribution services to the customers of the petroleum distribution business in which we own an interest, and visa versa. For this reason, we believe that an aggressive campaign of mergers and acquisitions will help us increase our customer base and thus put us in a position to compete effectively in a fully deregulated marketplace.

    At present, our largest service area is in West Texas, where we primarily serve customers in the farming, ranching and oil and gas industries. In the case of the farming and ranching industries, our revenues are affected to a large degree by the generally hot and dry weather conditions in our service area during the summer months. In the case of the oil and gas industry, our revenues are significantly affected by the price of oil and gas, with lower prices resulting in decreased activity and decreased activity resulting in less usage of electricity. See "Risk Factors." Our circumstances are not particularly unusual in that we are like many small to medium sized electric distribution businesses whose service areas are generally local in scope and whose revenues are therefore affected in large part by the weather, economic and other conditions in their service areas. We believe that we need to diversify so that we are not dependent on any one area in terms of economy and weather, and we believe that our strategy of acquiring electric distribution and other businesses in various locations and regions across the United States is the best way for us to achieve this objective.

    One aspect of our business strategy is to take advantage of national legislation created by the Public Utility Holding Companies Act of 1935, as amended. See "Business--Federal Regulation." The Public Utility Holding Company Act has the effect of preventing many of the larger electric utilities that operate in a holding company format from going across state lines and buying portions of electric utilities that are not electrically contiguous. The Public Utility Holding Company Act may be repealed in the future, but until that time we believe that we are one of the few companies that can, due to the way that we are structured, take advantage of this window of opportunity. We are not a holding company (operating instead through divisions of the same company rather than through separate subsidiaries) and thus we are not subject to many of the restrictions of the Public Utility Holding Company Act. As a result, we believe that we are ideally positioned to acquire non-contiguous electric distribution businesses across the United States. If the Public Utility Holding Company Act is eventually repealed, we anticipate our existing electric distribution businesses or even the entire Company could become even more valuable to a consolidator seeking geographically diversified electric utility holdings.

    The more attractive acquisitions to the larger electric utilities have traditionally been in areas with the most meters per mile of line. These are usually found in or around large cities and other metropolitan areas. The small to medium sized electric distribution businesses, on the other hand, are generally located in less-populated suburban and rural areas where there are fewer meters per mile of line and where the cost of service per meter is therefore greater. In the past, the larger utilities have, for the most part, viewed the areas where these small to medium sized electric distribution businesses operate as marginal because their operating areas generally do not provide the net revenues per dollar of investment that the larger utilities have come to expect. We therefore believe that as the electric utility industry continues to consolidate, the opportunity to acquire other small to medium sized investor owned electric distribution businesses in less populated suburban and rural areas will remain below the economic threshold of many of our larger competitors, yet still provide us with a significant opportunity to grow and diversify.

    Our business strategy is a continuation of the Cooperative's history of growing through acquisitions. The Cooperative acquired Lone Wolf Electric Cooperative, Inc., an electric cooperative headquartered in Colorado City, Texas in 1991. All of the members of Lone Wolf became members of the Cooperative. The Lone Wolf acquisition was one of the first combinations of electric cooperatives to occur in the State of Texas.

    In October 1992, the Cooperative acquired Hunt-Collin Electric Cooperative, Inc. All the members of Hunt-Collin became members of the Cooperative. Hunt-Collin was an electric cooperative headquartered in Celeste, Texas, serving customers in Hunt, Collin and Fannin counties of Northeast Texas. The Hunt-Collin acquisition was the first non-contiguous combination of cooperatives in the State of Texas and one of the first in the United States.

    In October 1998, the Cooperative entered into an agreement with the City of Farmersville, Texas, to manage and operate its municipal electric system. Although not an acquisition in a legal sense, the customers of Farmersville have nevertheless, for all intents and purposes, become customers of the Cooperative since it operates and manages all aspects of the system.

    In September 1999, the Cooperative acquired McCulloch Electric Cooperative, Inc., an electric cooperative headquartered in Brady, Texas, with all of the members of McCulloch becoming members of the Cooperative. Even though McCulloch combined with the Cooperative after the Conversion Plan was adopted, members of the Cooperative (see "Conversion Plan"), the current members of McCulloch and the former members of McCulloch with equity accounts on the books of McCulloch were given rights under the Conversion Plan similar to those given to current and former members of the Cooperative. See "Conversion Plan--General Description."

    In October 1999, the Cooperative entered into an agreement with Lamar County Electric Cooperative Association pursuant to which Lamar was to consolidate with the Cooperative. The members of Lamar subsequently approved this consolidation. Shortly after the consolidation agreement was signed, Lamar, which is a member of a generation and transmission cooperative known as Rayburn Country Electric Cooperative, Inc. and pursuant to the terms of a wholesale contract between Lamar and Rayburn Country, notified Rayburn Country of the consolidation. To impede consummation of the consolidation, Rayburn Country asserted that Lamar breached an agreement purportedly giving Rayburn a "first refusal right" with respect to Lamar, and that the Cooperative breached an old agreement between the Cooperative and Rayburn Country by entering into the consolidation agreement with Lamar. Several lawsuits have been filed in connection with the consolidation, but the Company believes that it will eventually prevail in these lawsuits. In the meantime, on August 29, 2000, the Cooperative and Lamar entered into a 5-year management service agreement. Under the terms of that agreement, Lamar's Board of Directors will continue to set policy and perform all of its fiduciary responsibilities and the Cooperative shall perform certain management services for Lamar. As compensation for its management services, the Cooperative will receive $1,000 per month plus reimbursed costs and expenses. If Lamar terminates the management service agreement prior to the expiration of the original term or any extensions thereof, Lamar is required to pay a cancellation fee of $300,000 as liquidated damages.

COMPETITION

    We face strong competition in providing electric distribution services. Many of our competitors, like TXU Electric, are much larger than we are and, even after the Conversion Plan is implemented, they will have financial resources that are much greater than ours. TXU Electric, which is one of the largest electric utilities in the State of Texas in terms of revenues and size of operating areas, is certified to operate in some of the areas in West Texas where we currently operate and we compete with it on the basis of price and service. In some cases our prices are higher than TXU's, but we believe that we have retained many of our customers despite our prices because of the quality of the services we provide. This strong competition, however, could have a material adverse affect on our ability to generate the revenues necessary to be profitable.


    Legislation passed in Texas in 1999 will significantly modify the industry and potentially introduce more competition into the Texas retail market. See "Business--State Deregulation." Our customers may be able to purchase electricity from others at prices that are less than we may be able to provide. The level of competition is affected by several variables, including price, the cost of energy, alternative energy sources, new technologies and governmental regulations.

STATE DEREGULATION

    In 1999, the Texas legislature passed and the Governor signed legislation that provided for the restructuring of the electric utility industry in the State of Texas. The legislature found the production and sale of electricity is not a monopoly warranting regulation of rates, operations and services, and competitive electric markets require that, except for transmission and distribution services and for recovery of stranded costs, electric services and their prices should be determined by customer choice and the normal forces of competition.


    The purpose of customer choice is to create a competitive retail market by allowing each retail customer to choose the customer's provider of electricity and by encouraging full and fair competition to recover excess costs over market of those assets and purchased power contracts. Municipally owned utilities and electric cooperatives are treated differently from other utilities under the statute providing for customer choice. The statute has separate, specific provisions applicable to investor owned electric utilities, which were required to have customer choice in their service areas beginning January 1, 2002, and municipally owned utilities and electric cooperatives, which are able to choose whether or not to opt into retail competition. These provisions individually govern the transition to and establishment of a fully competitive electric power industry for investor owned utilities, electric cooperatives and municipally owned utilities.



    On or before September 1, 2000, each investor owned electric utility was required to separate its regulated utility activities from its customer energy services business activities. By January 1, 2002, each investor owned electric utility operating in the State of Texas was required to separate its business activities into a power generation company, a retail electric provider, and/or a transmission and distribution utility. Each investor owned electric utility was also required to submit a plan segregating businesses, which was subject to review by the Public Utility Commission. After January 1, 2002, a transmission and distribution company may not sell electricity or otherwise participate in the market for electricity except for the purpose of buying electricity to serve its own customers.



    The transition to a restructured market lasted until January 1, 2002. Each investor owned electric utility is required to provide retail electric service within its certificated area and in accordance with the electric utility's retail rate base rate tariffs in effect on September 1, 1999, including its purchased power cost recovery factor. Commencing January 1, 2002, through January 1, 2007, any affiliated retail electric provider must make available to residential and small commercial customers of its affiliated transmission and distribution utility rates that, on a bundled basis, are six percent less than the affiliated electric utility's corresponding average residential and small commercial rates that were in effect on January 1, 1999, adjusted to reflect the fuel factor determined as provided by the statute, and adjusted for any base rate reduction as stipulated to by an electric utility in a proceeding for which a final order had not been issued by January 1, 1999, the so-called "price to beat." Once customer choice is introduced, these utilities may not change rates for residential and small commercial customers that are different from the "price to beat" until the earlier of 36 months or until 40% or more of the electric power consumed within the affiliated transmission and distribution utility's certificated service area before the onset of customer choice is committed to be served by nonaffiliated retail electric providers. A similar restriction is set for rate changes for small commercial customers.



    The effect of the statute is to freeze all investor owned electric utility rates that were in effect on September 1, 1999, until January 1, 2002, and, upon completion of the phase in of customer choice, to lower rates to residential customers and small commercial customers by another six percent. If the "price to beat" jeopardizes the financial integrity of the retail electric provider, the Public Utility Commission is required to set a price that shall maintain the financial integrity of the retail electric provider, but in no event more than the level of rates, on a bundled basis, charged by the affiliated electric utility on September 1, 1999, adjusted for fuel. As of December 31, 2001, approximately two-thirds of the Cooperative's revenues were derived from residential customers and small commercial customers.


    Electric cooperatives are not required to participate in deregulated markets. Under the separate provision in the statute pertaining to electric cooperatives, the board of directors of the cooperative has the discretion to decide if and when the electric cooperative will provide customer choice. Electric cooperatives are not required to functionally unbundle their operating and business activities, as investor owned utilities are required to do. If an electric cooperative elects to participate in customer choice, after making that election all retail customers within the certificated service area of the cooperative shall have the right of customer choice. An electric cooperative that does not elect to participate in a deregulated market, however, is prohibited from selling electric energy at unregulated prices directly to retail customers outside its certificated retail service area.


    The definition of electric cooperative under the statute includes a provision that allows the Company to be treated like an electric cooperative and therefore be able to elect whether to participate in retail competition, and, if so, whether to unbundle its operations. Specifically, the definition of "electric cooperative" includes "a successor to an electric cooperative created before June 1, 1999, in accordance with a conversion plan approved by a vote of the members of the electric cooperative, regardless of whether the successor later purchases, acquires, merges with or consolidates with other electric cooperatives." We believe that the Company is the only investor owned utility that qualifies for treatment as an electric cooperative under this provision. Even as an investor owned utility, the Company has and will continue to have all rights and privileges associated with being an electric cooperative because it falls within the definition of electric cooperative established by the statute. Consequently, the Company will have more options available to it than cooperatives and other investor owned utilities.


    We believe that our customers should have the ability to choose and we intend to eventually participate in retail competition. We are concerned, however, as to the implications of the uncertainties that have arisen with respect to deregulation in the states where deregulation has occurred or is occurring, particularly those in the West and Southwest. In addition, there is still some uncertainty in Texas regarding whether the legislation that has been enacted will be modified or remain in its current form. We, therefore, believe that it is in the best interest of our customers to delay participation and defer incurring the expenses for upgraded computer and other systems that will be necessary to participate in retail competition until there is more certainty.

    If an electric utility purchases, acquires, merges, or consolidates with or acquires 50 percent or more of the stock of an electric utility or electric cooperative, the successor utility may be subject to regulation by the Public Utility Commission. Specifically, the Public Utility Commission is required to regulate the successor electric utility or electric cooperative in the same manner that the Public Utility Commission would regulate the entity that was subject to the stricter regulation before the purchase, acquisition, merger, or consolidation. Therefore, if the Company is purchased or acquired by another entity or merges with another entity under circumstances where the Company is not the survivor, the purchasing or acquiring entity or the surviving entity, as the case may be, will not be treated like an electric cooperative under the statute.

    The Cooperative's Board of Directors, not the Public Utility Commission, approves the rates that the Cooperative charges its members. After implementation of the Conversion Plan, the Company's Board of Directors will approve the rates that the Company charges to its customers.

    The effect on us of deregulation in states other than Texas cannot be predicted, since we only operate in Texas at the present time. However, if we subsequently acquire electric distribution businesses outside of Texas, the effect of deregulation in the state where the business is located could have a material, and possibly adverse, impact on us.

FEDERAL REGULATION

    Federal legislation, such as the Public Utility Regulatory Policy Act of 1978 and, more recently, the National Energy Policy Act of 1992 and Texas legislation, such as the Public Utility Regulatory Act of 1995, as amended, have significant altered competition in the electric utility industry. Among other things, the Public Utility Regulatory Policy Act and the National Energy Policy Act encourage wholesale competition among electric utility and non-utility power producers. The National Energy Policy Act addresses a wide range of energy issues and is intended to increase competition in electric generation and broaden access to electric transmission systems. At the state level, the Public Utility Regulatory Act encourages greater wholesale competition, flexible retail pricing and requires the Texas Public Utility Commission to report to the Texas legislature on competition in electric markets.

    The National Energy Policy Act empowers the Federal Energy Regulatory Commission to require utilities to provide transmission facilities for the delivery of wholesale power from other power producers to qualified resellers, such as municipalities, cooperatives and other utilities. Our transmission facilities in our West Texas division, which are in the Southwest Power Pool, are subject to regulation by the Federal Energy Regulatory Commission and our transmission facilities in our McCulloch division, which are part of the Electric Reliability Council of Texas, Inc. are subject to regulation by the Texas Public Utility Commission.

    The Public Utility Holding Company Act of 1935, as amended, generally has been construed to limit the operations of a registered holding company to a single integrated public utility system, plus such additional businesses as are functionally related to such system. Among other things, the Public Utility Holding Company Act requires holding companies to seek prior approval of the Securities and Exchange Commission before acquiring other businesses or other utility assets. We are not a holding company for purposes of the Public Utility Holding Company Act because we currently operate through divisions rather than through separate subsidiaries. However, failure to structure our future acquisitions so as to avoid becoming a holding company under the Public Utility Holding Company Act could impede or delay our efforts to achieve our strategic and operating objectives. Consequently, we continue to support efforts to repeal or modify this legislation notwithstanding the fact that it currently gives us a competitive advantage. See "Business--Competition."

PROPERTIES


    Our electric distribution business consists of the ownership, management, construction and maintenance of a distribution network in the areas where we operate. Our distribution network receives electricity from the transmission grid through power distribution substations and distributes electricity to end users through approximately 91 distribution feeders. Our distribution networks consist of approximately 9,797 miles of primary overhead conductors and 1,952 miles of underground primary. The majority of the distribution system operates at 14.4KV.



    Our transmission system supports our retail customers to whom we provide electric service through the distribution systems. Our principal transmission line is a 138KV line that is 302 miles in length. This transmission line is located in West Texas and serves customers in the Midland, Big Spring and Colorado City areas. A 69 KV line that is approximately 18 miles in length serves McCulloch County.


    We intend to sell our transmission system, which at September 30, 2001, has a net book value of approximately $27,492,000, for approximately $75 million. We will continue to use the system through a leaseback arrangement or other agreement with the buyer. This proposed transaction will be subject to several conditions, including:

    - Approval of the transaction by our Board of Directors and appropriate individuals of the buyer;

    - Selection of a buyer and completion by the buyer of its due diligence;

    - Execution by the parties of a definitive agreement and all other necessary agreements; and

    - Approval of regulatory agencies having jurisdiction over the transmission system.

    At the closing, all amounts remaining unpaid with respect to our transmission capital lease obligation will be deducted from the proceeds of the sale. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    We also own a 50,000 square foot office building located at 500 West Wall Street, Midland, Texas, that is used as our general corporate headquarters. We occupy approximately 25% of the building and the remainder is leased to commercial tenants, subject to leasing terms ranging from monthly to 5 years. For the years ended March 31, 1999, 2000 and 2001, and for the six month periods ended September 30, 2000 and 2001, third party building rental revenue was $206,000, $201,000, $253,000, $125,000 and $155,000, respectively. Building rental revenues, which are not material to the Company's operations, for each of the next five years are expected to be approximately $250,000 per year. As of September 30, 2001, the net book value of the building and related property was $1,348,000.

EMPLOYEES

    As of September 30, 2001, the Company employed 87 full-time and 2 part-time employees, none of who were subject to any collective bargaining agreements. The Company also has 24 individuals that work on a regular contract basis. As of September 30, 2001, the Cooperative had no employees.

LEGAL PROCEEDINGS

    The Cooperative is involved in various litigation matters which, as successor to the Cooperative, we will inherit. As discussed in Note 24 to the consolidated financial statements included herein, none of this litigation is expected to have a material impact on our financial condition, operating results or liquidity.


    As one of the final steps in implementing the Conversion Plan, the Cooperative filed an application with the Public Utility Commission of Texas for approval of the transfer of its certified territory to the Company. The Texas Cotton Ginners Association, Apache Corporation, a group of customers known as the St. Lawrence Cotton Grower's Association and, at the request and urging of the St. Lawrence Cotton Grower's Association, the Office of Public Utility Counsel, a public interest organization, have intervened in the transfer process.



    As of the date of this prospectus, only the St. Lawrence Cotton Grower's Association has filed a statement setting forth its position on the Cooperative's transfer application and the relief it is seeking. The St. Lawrence Cotton Grower's Association contends that the transfer by the Cooperative of its certified territory to the Company is not in the public interest because the Company will inevitably charge higher rates to its customers than would the Cooperative. They are asserting that the transfer should therefore be denied. We anticipate that when they file their position statements, the other intervenors will assert similar contentions and will take a similar position with respect to the transfer. Since the Conversion is essentially a reorganization of the Cooperative (see "Conversion Plan") and, as such, will not have any effect on the rates charged to the present members of the Cooperative, the apparent purpose of all of these interventions is to prevent full implementation of the Conversion Plan.



    The proceeding involving the Cooperative's transfer application is currently in the discovery stage. In that regard, the Cooperative is in the process of responding to requests for information from the various intervenors.


    While we believe that we will prevail on the transfer application, these interventions may nevertheless delay approval of the transfer of the certified territory and increase the costs associated with the transfer. In the unlikely event that we fail to prevail on the transfer application, that failure should not have a material adverse effect on the Company because the Company would keep the Cooperative in existence (with the Company as the sole member) and we would provide services to our customers through the Cooperative.

    In December 2001, we received a letter from the State Securities Board of the State of Texas requesting information concerning:

    - The basis on which we are distributing to the residents of the State of Texas the shares of our common stock to be issued in connection with the Conversion Plan;

    - An article appearing in the March 2000 issue of the Cooperative's Hi-Lines Newsletter relating to the acquisition of the Arizona and Vermont electric utility assets of Citizens Communications Company, formerly Citizens Utilities Company, that was pending at the time the article was printed; and

    - A video prepared in early 2000 that was accessible through the video library section of our website that mentions the acquisitions of the Arizona and Vermont electric utility assets of Citizens Communications Company and the stock of Multimedia Development Corporation that were pending during the early part of 2000.


    Although the letter from the State Securities Board does not state the reasons for requesting this information, we believe their inquiry regarding the basis for our distribution of shares of our common stock to residents of the State of Texas stems from the fact that we were initially relying on the "national market exemption" under the Texas Securities Act to permit the distribution in the State of Texas, and the failure of our application for listing on the American Stock Exchange to be granted has made the exemption unavailable to us. We believe that the inquiry regarding the Hi-Lines Newsletter and the video may be the result of some confusion on the part of the Texas State Securities Board as to the status of our unsuccessful effort to acquire the Arizona and Vermont assets of Citizens Communications Company and the stock of Multimedia Development Corporation. See Notes 4 and 5 to the Consolidated Financial Statements.



    In response to this letter, we provided the State Securities Board with information concerning the exemption from the registration requirements of the Texas Securities Act on which we are relying to issue the shares of our common stock to residents of the State of Texas. We also advised the State Securities Board that the article in the Hi-Lines Newsletter was accurate at the time that it was published, and when the parties agreed to terminate the Citizens transaction, each party issued a separate press release advising the public that the transaction had terminated. In addition, we mentioned in this prospectus and in our prospectus dated July 31, 2001, which was delivered to Eligible Interest Owners, that the parties had agreed to terminate both the Citizens and the Multimedia transactions. See Notes 4 and 5 to the Consolidated Financial Statements. With respect to the video, we advised the State Securities Board that the video was inadvertently placed on the website after the website was changed, and management caused the video to be removed from the website immediately upon learning it was accessible on the website.



    The Texas State Securities Board is presently reviewing our responses and the information that we provided. However, they have advised us orally that they do not have any problem with the basis on which we are distributing the shares of our common stock under the Conversion Plan. They have also orally advised us that they are currently trying to decide whether the video could in any way be construed as having been used in connection with the sale of a security, and what, if any, penalty would be imposed in such case.

                                CONVERSION PLAN

GENERAL DESCRIPTION

    The Board of Directors of the Cooperative has unanimously approved full implementation of the Conversion Plan that was adopted by the members of the Cooperative at a special meeting held on October 20, 1998. At that meeting, approximately 42% of the Cooperative's members were present in person or by proxy, and approximately 99% of those present voted to approve the Conversion Plan. Under the Cooperative's bylaws, 20% of the membership present or by proxy constitutes a quorum for the transaction of business at a meeting of members, and a majority of those present at the meeting in person or by proxy is required to approve major transactions such as the Conversion Plan. See "Comparison of Rights of Members to Rights of Shareholders--Quorum Requirements" and "Comparison of Rights of Members to Rights of Shareholders--Mergers and Other Major Transactions."

    At the annual meeting of the members of McCulloch Electric Cooperative, Inc. held on August 21, 1999, rights under the Conversion Plan similar to those given to current and former members of the Cooperative were offered to the current and former members of McCulloch as part of the proposal to consolidate with the Cooperative. At that meeting, approximately 41% of the McCulloch members were present in person or by proxy, and approximately 98% of the McCulloch members present voted to approve the consolidation, including the Conversion Plan. Under the McCulloch's bylaws, 150 members present or by proxy constitute a quorum for the transaction of business at a meeting of members, and substantially more than this number were present at the meeting in person or represented by proxy.

    The Conversion Plan granted large discretion and flexibility to the Cooperative's Board of Directors, including the ability to complete the Conversion Plan at anytime within a period of ten years from its initial adoption, to unwind the transaction and remain a member owned electric cooperative, or to operate indefinitely with the Company as a subsidiary of the Cooperative. See also Note 2 to the consolidated financial statements. Implementation of the Conversion Plan contemplates transferring all the Cooperative's assets, subject to all of the liabilities of the Cooperative, to the Company in exchange for shares of the common stock of the Company. The Conversion Plan then calls for the Cooperative to be liquidated and the shares of our common stock to be distributed to Eligible Interest Owners. Under the Conversion Plan, each Eligible Interest Owner will receive 10 shares of our common stock in relation to its membership interest in the Cooperative and each Eligible Interest Owner with an equity account on the books of the Cooperative will receive one share of our common stock for each $10.00 in its equity account. No fractional shares will be issued and any person who would have been entitled to a fractional share will receive cash instead. The election form previously sent to you indicates, among other things, the amount in your equity account on the books of the Cooperative (provided you have an equity account) and the number of the shares you are entitled to receive under the Conversion Plan.

    Although the Conversion Plan permits the Board of the Cooperative to choose other options in lieu of full implementation of the Conversion Plan, including unwinding the transaction or transferring the assets of the Cooperative to the Company and then leasing them back from the Company, the Board has elected to proceed with full implementation of the Conversion Plan.

BACKGROUND OF THE CONVERSION PLAN

    As early as 1993, the Cooperative's Board of Directors began studying the possibility of converting the Cooperative from a member owned electric cooperative association to a shareholder owned business corporation as a means of enhancing the value of the investments of the Cooperative's members and former members with equity accounts on the books of the Cooperative and to increase the Cooperative's competitive position in the electric distribution business. Among the things considered by the Cooperative's Board were industry trends, rapid changes in technology and changes in the regulatory environment affecting the electric utility industry that the Board believes may significantly increase competition in the markets that the Cooperative currently serves. The Board believes that the Cooperative must retain existing customers and increase the markets served and services offered in order to remain competitive in light of such technology changes, increased competition and changes in the regulatory environment. After considering various alternatives, the Board unanimously approved full implementation of the Conversion Plan.

REASONS FOR THE CONVERSION

    The Cooperative's Board believes that converting from a member owned cooperative association to a shareholder owned business corporation is in the best interests of the Cooperative, its current members and its former members with equity accounts on the books of the Cooperative. As a cooperative, few options for raising capital have been available. For many years, the Cooperative's only material source of equity capital has been the capital provided by its members through a mechanism that is the equivalent of retained earnings. The Board believes that this lack of access to financial markets could place us at a significant competitive disadvantage in the future. Implementation of the Conversion Plan will provide us with access to public capital markets to finance our growth and to fund currently anticipated projects. In addition, the Board believes that being a shareholder owned business corporation will give us greater flexibility and increased options in connection with potential acquisitions, partnerships and alliances.

    With the deregulation of the electric utility industry in Texas and elsewhere, the Cooperative's Board believes that we must obtain the flexibility to pursue investment opportunities. Equity and debt capital must be invested profitably to pursue these activities. The Texas Electric Cooperative Act requires that the Cooperative operate without a profit to its members. Furthermore, the Act requires that revenues may be returned to members in cash, an abatement of current charges for electricity or in any other manner determined by the Board. The Cooperative may also return revenues through a general rate reduction to members. The Board believes that these restrictions reduce larger economic benefits that may be available to members through stock ownership, as well as limit the Cooperative's ability to compete.

    The Board of Directors also believes that full implementation of the Conversion Plan will provide Eligible Interest Owners with an opportunity to have an interest in a more flexible business organization and could provide them an opportunity to realize the value of their investments in the Cooperative.

    In the course of reaching its decision to recommend the Conversion Plan to the Cooperatives' members, the Board consulted with legal counsel and financial advisers to the Cooperative, as well as with management of the Cooperative. Without assigning any relative or specific weights, the Board considered numerous factors, including but not limited to the following:

       - the changing nature of the electric industry in general;

       - the need to finance growth;

       - the desirability to have access to public capital markets to potentially provide additional resources to promote growth and support operating needs;

       - the changing regulatory environment surrounding the electric industry;

       - the desirability to provide Eligible Interest Owners an opportunity for liquidity (as well as an exit strategy) and the ability to recognize the value of their investments in the Cooperative in the future;

       - historical and current financial and economic conditions;

       - historical market prices, reported trading volumes and dividend histories of publicly traded companies in the electric utility industry; and

       - limitations currently placed on members with respect to their equity interests in the Cooperative by the Cooperative Act and the Cooperative's Articles of Incorporation and Bylaws.

    The Board of Directors recognized that if a significant number of the current and former members of the Cooperative elected to take the non-stock alternatives presented to them as a part of the Conversion Plan, this could result in a significant reduction in or even possibly complete elimination of our equity. In fact, the reductions in electric bills and payments made as of September 30, 2001, through the conversion dutch auction process and payments made in connection with our rescission offer to Eligible Interest Owners in an approximate aggregate amount of $11,471,000 have caused a significant reduction in our equity. See "Conversion Plan--Conversion Payments Already Made" and "Rescission Offer." The effect of these reductions could be, among other things, to:

       - restrict our ability to secure financing for our operations and projects;

       - restrict our ability to make distributions, pay dividends and engage in other corporate transactions; and

       - restrict our ability to have our common stock listed on the American Stock Exchange or other national stock exchange or national market quotation system.

    In response to this issue, we are in the process of introducing the following cash management plans:

       - securing new financing;

       - reducing short-term capital expenditures; and

       - selling nonstrategic assets such as our transmission system (see "Business--Properties") and real estate.

    The only other potential material disadvantage of the Conversion Plan identified by the Board was the loss of the Cooperative's tax-exempt status. The Cooperative is exempt from federal income taxation by virtue of
Section 501(c)(12) of the Internal Revenue Code, which makes the exemption available to irrigation cooperatives, rural electric cooperatives and telephone cooperatives that do not receive more than 15 percent of their revenues from non-member sources. The Cooperative was able to meet this test for 2000 and prior years and should meet it for 2001. The Board believes that diversification and broadening of goods and services sold are essential to the ability of the Cooperative to respond to competitive challenges and opportunities. Diversification and new revenue sources would likely include substantial revenues from non-member sources. The Board has, therefore, discounted the loss of tax-exempt status as a potential disadvantage because the changes in the Cooperative's revenue sources would likely cause the Cooperative to lose its tax-exempt status under Section 501(c)(12) of the Internal Revenue Code in the near future, regardless of whether or not it retains its cooperative status. As a taxable Cooperative, it would be entitled to a deduction for member-sourced income allocated to members. Therefore, a taxable cooperative would pay tax on non-member-sourced income at regular corporate income tax rates. As a regular business corporation, it would pay tax on all of its income at regular corporate income tax rates. As the Cooperative's revenues from non-member sources increase and the goods and services offered by the Cooperative expand into various non-electric utility related goods and services, the Board believes the amount of member sourced income will decrease relative to total income and the Cooperative would no longer qualify as a tax-exempt cooperative. The Board also believes any tax benefit of remaining a non-taxable cooperative would be outweighed by increases in administrative costs and burdens and the decreased flexibility in financing sources. The Cooperative's Board believes, therefore, that the continued shift in the Cooperative's revenue sources would further reduce any benefits of remaining a cooperative. The Board was unable to identify any other potential material disadvantages of the Conversion Plan.

    As of the date of this prospectus, the directors and executive officers of the Cooperative, together with their respective affiliates and associates, as a group, constituted less than one percent of the total number of members of the Cooperative. These persons would be entitled to receive the same consideration for their membership interests and equity account balances as any other current member of the Cooperative at the effective time of implementation of the Conversion Plan. Immediately following full implementation of the Conversion Plan, the former directors and executive officers of the Cooperative, and their respective affiliates and associates as a group, will beneficially own less than one percent of the shares of our common stock to be issued under the Conversion Plan. See "Ownership of Common Stock."

    The Cooperative is organized and operated as a cooperative under the Texas Electric Cooperative Act, as amended. When the Conversion Plan is fully implemented, we will operate as a shareholder owned business corporation under the Texas Business Corporation Act, as amended, rather than as a cooperative. As a shareholder owned business corporation, the nature of the shareholders' interests in the Company will differ significantly from the interests of members in the Cooperative. See "Comparison of Rights of Members to Rights of Shareholders."

CONSIDERATION UNDER THE CONVERSION PLAN

    The Conversion Plan provides that each Eligible Interest Owner who is a current member of the Cooperative will receive 10 validly issued, fully paid and nonassessable shares of our common stock and each Eligible Interest Owner who is a current member or former member of the Cooperative with an equity account on the books of the Cooperative immediately prior to the effective time of implementation of the Conversion Plan will receive one validly issued, fully paid and nonassessable share of our common stock for each $10.00 in the equity account, all subject to payment in cash for fractional shares. The current members of the Cooperative who elected reductions on their electric bills or who elected to participate in a dutch auction had their equity accounts increased by $100 to reflect the amount they were being paid for their membership interests. See "Conversion Plan--Conversion Payments Already Made."

    We will not issue fractional shares of our common stock in connection with the conversion. Eligible Interest Owners who have equity accounts on the books of the Cooperative and who would otherwise be entitled to receive a fraction of a share of our common stock in connection with implementation of the Conversion Plan will receive instead an amount of cash determined by multiplying that fraction by $10.00.

    The Conversion Plan also provides, as an alternative to receiving shares of our common stock, that each current member of the Cooperative may choose, in lieu of receiving shares of our common stock and in exchange for its interests in the Cooperative, to have its electric bills reduced equally over a period of 24 months in an amount equal to the amount in its equity account on the books of the Cooperative divided by 24.

    In addition, the Conversion Plan provides, as another alternative to receiving shares of our common stock or, if applicable, receiving a reduction on electric bills, that each current and former member who has an equity account on the books of the Cooperative may choose, in lieu of receiving shares of common stock and in exchange for its interests in the Cooperative, to receive a lump sum cash payment determined by a "dutch auction" process similar to the dutch auctions conducted by the Cooperative in the past (i.e., a predetermined amount of cash is set aside by the Cooperative and used to pay those current and former members offering the greatest discounts on the dollar amounts of their interests on the books of the Cooperative until all of the cash set aside has been utilized in this manner). All dutch auctions conducted by the Cooperative in the past have limited the maximum permitted bid to 70% of the member's equity account, and this limitation was used for the dutch auctions conducted by the Cooperative pursuant to the Conversion Plan. See "Conversion Plan--Conversion Payments Already Made."

    If the Cooperative does not have current addresses for Eligible Interest Owners who are former members of the Cooperative and, who also have equity accounts, the balance in those equity accounts will be allocated into a Cooperative Equity Suspense Account immediately prior to the Conversion. We will attempt to locate those Eligible Interest Owners following applicable laws and regulations, and if we are unsuccessful, amounts in the Cooperative Equity Suspense Account will be forfeited and reallocated as additional paid-in capital or will escheat to the State of Texas.

    The rights of current and former members of the Cooperative to choose to receive a reduction on their electric bills or to participate in a dutch auction process in lieu of receiving shares of our common stock terminated on March 31, 1999, and those rights with respect to current and former members of McCulloch terminated on March 31, 2000.

    In addition to their rights under the Conversion Plan, Eligible Interest Owners were permitted to participate in the Cooperative's rescission offer described elsewhere in this prospectus. See "Rescission Offer."

CONVERSION PAYMENTS MADE BEFORE RESCISSION OFFER


    Approximately 10% of the members of the Cooperative chose, in exchange for their interests in the Cooperative, to have their electric bills reduced instead of receiving shares of our common stock. Excluding the results of our rescission offer (see "Rescission Offer"), $8,012,000 of interests in the Cooperative, being all of the interests of the 10% who elected this option, were eliminated by reductions in electric bills of the same amount.


    A total of $4,000,000, being $3,000,000 for the Cooperative and $1,000,000 for McCulloch, was set aside for the dutch auction process to pay those members who chose to take cash instead of shares of our common stock. See "Conversion Plan--Consideration Under the Conversion Plan." The Cooperative arbitrarily determined the amount to be set aside in each case. As has been the case in other dutch auctions conducted in the past by the Cooperative, the maximum permitted bid was 70% of a member's equity account (see "Conversion Plan--Consideration Under the Conversion Plan"), and no current or former member who participated in the dutch auctions conducted by the Cooperative pursuant to the Conversion Plan bid in excess of this limitation. The average percentage paid in connection with the conversion dutch auctions was 63% of the interests eliminated through this method.

    Approximately 17% of the members chose to participate in the dutch auctions. All bids submitted by members who elected to participate in the dutch auctions were accepted. All of the members whose bids were accepted have received cash for the full amounts of those bids. Approximately $2,209,000 of interests in the Cooperative were eliminated by payments of $1,400,000 through the dutch auction process.

    The following table summarizes the changes in the equity accounts of the Cooperative before the McCulloch acquisition, McCulloch and the total Cooperative, as of March 31, 2001 (stated in thousands):

                                             COOPERATIVE            MCCULLOCH               TOTAL
                                         -------------------   -------------------   -------------------
                                          VALUE     MEMBERS     VALUE     MEMBERS     VALUE     MEMBERS
                                         --------   --------   --------   --------   --------   --------
Before retirements.....................  $19,337     11,781     $6,369      9,824    $25,706     21,605
  Electric credits.....................   (5,683)    (1,260)    (2,329)      (843)    (8,012)    (2,103)
  Cash for small accounts..............       --         --         (5)    (1,133)        (5)    (1,133)
  Dutch auction retirement.............   (1,590)    (2,623)      (619)    (1,105)    (2,209)    (3,728)
                                         -------     ------     ------     ------    -------     ------
    After retirements..................  $12,064      7,898     $3,416      6,743    $15,480     14,641
                                         =======     ======     ======     ======    =======     ======
Dutch auction:
  Cash payment.........................  $   989                $  411               $ 1,400
  Discount.............................  $   601                $  208               $   809
  Discount %(1)........................      38%                   34%                   37%

Before retirements.....................     100%       100%       100%       100%       100%       100%
  Electric credits.....................     (29%)      (11%)      (36%)       (9%)      (31%)      (10%)
  Cash for small accounts..............       --         --         --       (12%)        --        (5%)
  Dutch auction retirement.............      (8%)      (22%)      (10%)      (11%)       (9%)      (17%)
                                         -------     ------     ------     ------    -------     ------
    After retirements                        63%        67%        54%        68%        60%        68%
                                         =======     ======     ======     ======    =======     ======

------------------------

(1) The discount rate is the average discount rate submitted by the members in different auctions.

EXPENSES OF THE CONVERSION

    The expenses that we incur in connection with implementation of the Conversion Plan will be paid out of our working capital. The effect of this is that the Company, and thus indirectly the Eligible Interest Owners who become our shareholders, will bear all of the expenses of implementation of the Conversion Plan.

OUR PURCHASE COMMITMENT

    As to the shares of our common stock distributed to Eligible Interest Owners under the Conversion Plan and that are held by those persons until the first anniversary of the distribution of those shares, we will purchase all of those shares offered to us at $10.00 per share during the period commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter. If we are unable to purchase all of the shares offered to us because we do not have sufficient cash available or we are unable to finance the purchase of all of the shares offered to us at the full purchase price of $10.00 per share, Eligible Interest Owners may be delayed in receiving the full purchase price until sufficient funds are available.


    The $10.00 per share offering price for 1,302,355 shares of our common stock distributable to Eligible Interest Owners was determined by the Board of Directors of the Cooperative based on their best judgment as to a reasonable price per share. See "Determination of Offering Price." The 1,302,355 shares is the number of shares of our common stock distributable to Eligible Interest Owners and this number was determined by dividing the sum of all equity accounts and the deemed value of all membership interests ($100 times the number of current members) of the Cooperative, being a combined total of $13,023,550, by $10.00. The $10.00 per share price for the shares of our common stock that we have committed to purchase commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter was arbitrarily determined by the Board of Directors of the

Cooperative based on their belief that the Eligible Interest Owners should receive no less than the original $10.00 per share valuation.


    THIS PURCHASE COMMITMENT DOES NOT EXTEND TO ANY SHARES OF OUR COMMON STOCK ISSUED PURSUANT TO THE CONVERSION PLAN THAT ARE BENEFICIALLY OWNED BY ANY PERSON OTHER THAN THE MEMBER OR FORMER MEMBER TO WHOM THEY WERE ORIGINALLY ISSUED. IN ADDITION, THE PURCHASE COMMITMENT DOES NOT EXTEND TO ANY SHARES THAT MAY BE ISSUED BY THE COMPANY AND THAT ARE NOT PART OF THE SHARES ISSUED UNDER THE CONVERSION PLAN.

    We intend to comply with all applicable federal and state tender offer rules and regulations with respect to our purchase commitment.

DISSENTERS' RIGHTS

    Neither the current nor former members of the Cooperative were entitled to dissenters' rights under the Texas Electric Cooperative Act in connection with the Conversion Plan.

           COMPARISON OF RIGHTS OF MEMBERS TO RIGHTS OF SHAREHOLDERS

    The following discussion describes certain significant differences between the rights of members of a Texas electric cooperative as compared to the rights of shareholders of a Texas business corporation.

MEMBERS VERSUS SHAREHOLDERS

    A Texas electric cooperative has members, whereas a business corporation has shareholders. A member of a Texas electric cooperative has a membership certificate or membership right and the membership interest is not transferable. Such membership right ends when the member resigns from membership, is expelled from membership or dies. A member of a Texas electric cooperative has only one membership, no matter how many meters the member has, and is entitled to only one vote on matters on which members must vote. For example, a member may have a meter on its house for electric service to its residence, as well as meter on a shop, a barn or a water well for other service, but the member will have only one vote regardless of the number of meters it may have. A Texas electric cooperative is not permitted to issue voting capital stock (as opposed to membership interests).

    The Texas Electric Cooperative Act provides that each member is entitled to one vote on all matters submitted for member action. The Texas Electric Cooperative Act and the Cooperative's Articles of Incorporation and Bylaws require its members to purchase electric services from the Cooperative as a condition of membership.

    A Texas business corporation must have at least one class of voting stock. However, it may issue shares of stock divided into different classes or series. In general, a holder of shares of voting stock is entitled to one vote for each share of voting stock that the holder owns. This is significantly different from the law applicable to Texas electric cooperatives, which, as discussed above, provides that each member may only have one vote, no matter how many meters or how much equity the member might have. The general rule for Texas electric cooperatives is one vote per member, whereas the general rule for a Texas business corporation is one vote per share.

    An equity account of a Texas electric cooperative is the cumulative balance of an individual member's annual allocated portion of margin (the equivalent of net income). There is no return on the balance of an equity account and although it may be periodically returned to members at the cooperative's discretion, there is no requirement that it ever be distributed to the member except on dissolution of the cooperative to the extent funds are available.

TRANSFERABILITY

    A member of a Texas electric cooperative may not transfer its membership interest. This arrangement is significantly different from the laws applicable to Texas business corporations, which generally provide that shares of stock in a business corporation may be freely transferred, unless the transferor has agreed to a limitation on this right or is required by applicable laws not to transfer the stock or to transfer it only in certain circumstances.

    The Cooperative's Bylaws provide that equity accounts of members can only be assigned pursuant to written instructions from the assignor and only to successors in interest or successors in occupancy.

QUORUM REQUIREMENTS

    The Texas Electric Cooperative Act provides that a quorum at a meeting of members is a majority of the members present in person or by proxy unless the Articles of Incorporation provide otherwise. A quorum for a meeting of the members of the Cooperative, in accordance with its Articles of Incorporation, is 20% of the members present in person or by proxy. The quorum requirements applicable to Texas business corporations are somewhat different. In general, a quorum of shareholders in a Texas business corporation is present when the holders of a majority of the shares entitled to vote at the meeting are present in person or by proxy, although the corporation's articles of incorporation or bylaws may specify a different percentage (so long as it is greater than one-third of the shares entitled to vote). Texas corporate laws do not specify a maximum percentage of shares or number of shareholders that may constitute a quorum. The Company's Bylaws provide that a quorum of shareholders is present when the holders of one-third of the shares entitled to vote at the meeting are present in person or by proxy.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of the members of a Texas electric cooperative may be called by the president, by the board of directors, by a majority of the directors, by the members by a petition signed by at least 10% of the members, or by an officer or other person as provided by the articles of incorporation or bylaws. Additionally, the Cooperative's Bylaws provide that special meetings may be called by the Chairman of the Board or by a petition signed by not less than one-third of the total membership. The Company's bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board of Directors or the President of the Company.

MEMBER OR SHAREHOLDER ACTION WITHOUT A MEETING

    The Texas Electric Cooperative Act does not provide for member action without a meeting. If permitted, shareholders of a Texas business corporation may only take action without a meeting upon unanimous written consent. Like the Cooperative, the shareholders of the Company may take action only at a duly called and held meeting of the shareholders.

DIVIDENDS AND DISTRIBUTIONS

    A business corporation is not required to pay dividends on shares of its capital stock. Instead, except to the extent restricted in the corporation's articles of incorporation or by covenants in agreements with lenders or others, dividends and distributions are within the discretion of the corporation's board of directors, provided that the corporation is solvent at the time of paying the dividend and that paying the dividend would not render the corporation insolvent. In general, dividends and distributions may be paid only out of the corporation's unreserved and unrestricted earned surplus.

    Texas law regarding electric cooperatives is much different. The Texas Electric Cooperative Act requires that revenues be devoted first to the payment of operating and maintenance expenses and the principal and interest on outstanding obligations; and to the reserves prescribed by the board for improvement, new construction, depreciation and contingencies. To the extent not required for these purposes, a cooperative may return revenues in cash, by abatement of current charges for electricity or in another manner prescribed by the board. A cooperative may also return revenues through a general rate reduction to members. Revenues returned to members must be done in proportion to the amount of business done with each member during the applicable period.

    The Texas Electric Cooperative Act, as well as the Cooperative's Bylaws, prohibit the payment of interest or dividends on any equity furnished by members. The Cooperative's Bylaws, however, provide that all amounts of revenue in excess of operating costs and expenses properly chargeable against the furnishing of electric energy are received with the understanding that members furnish such amounts as equity. The Cooperative's Bylaws provide that the board of directors may retire these accounts in full or in part. We are issuing stock pursuant to the Conversion Plan to Eligible Interest Owners to retire the equity accounts that have not already been retired through one of the two other options available pursuant to the Conversion Plan or through our rescission offer. See "Conversion Plan--Consideration Under the Conversion Plan" and "Rescission Offer."

AMENDMENT OF GOVERNING INSTRUMENTS

    A Texas electric cooperative may amend its articles of incorporation or its bylaws by a majority vote of the members voting at a meeting at which a quorum is present (provided that the number of members actually voting on the amendment is sufficient to constitute a quorum). However, at least 5% of the cooperative's members must attend the meeting in person or by proxy in order for any valid action to be taken.

    With certain exceptions, an amendment to the articles of incorporation of a Texas business corporation must first be adopted by a resolution of its board of directors. The amendment must then be adopted by the corporation's shareholders. The amendment is adopted upon receiving the affirmative vote of two-thirds of the shares entitled to vote thereon, unless the articles of incorporation specify a different percentage, but not less than a majority. If any class of shares is entitled to vote as a class on the amendment, the amendment must also obtain the requisite percentage vote of the class required in the instruments establishing the class. As described above, the Company's Articles of Incorporation require a two-thirds vote to amend the Articles of Incorporation.

    A Texas business corporation's bylaws may be amended or repealed by the board of directors, unless the corporation's articles of incorporation reserve that power to the shareholders of the corporation. The Company's Bylaws provide that they may be altered, amended or repealed at any regular or special meeting of the board of directors by a two-thirds vote of the entire Board of Directors, meaning the total number of directors that the Company would have if there were no vacancies on the Board. In addition, the Company's Bylaws provide that they may be altered, amended or repealed by the shareholders at a regular or special meeting by affirmative vote of at least two-thirds of the outstanding shares, or, if the proposal to alter, amend or repeal is made by or on behalf of a person owning 15% or more of the Company's voting stock, by an affirmative vote of at least two-thirds of the outstanding shares after excluding the shares of the person for whom the proposal has been made.

QUALIFICATIONS AND NUMBER OF DIRECTORS

    A director of a Texas business corporation is not required to be a shareholder, unless the corporation's articles of incorporation require otherwise. A director of a Texas electric cooperative, however, must be a member of the cooperative. A cooperative's board of directors may not consist of less than three directors. There generally are no minimum limits on the number of directors of a Texas business corporation, except as the corporation may provide in its articles of incorporation or unless the corporation has a classified board of directors. The Company has a classified Board of Directors. See "Management--Directors and Executive Officers."

ISSUANCE OF STOCK IN SERIES

    A Texas electric cooperative cannot issue capital stock. A Texas business corporation must issue one class of capital stock and may issue different classes of stock. However, a business corporation has the additional ability to divide any preferred or special class of stock into different series, with different designations, preferences, limitations and relative rights among the various series. The Company may issue both common and preferred stock. See "Description of Capital Stock."

MERGERS AND OTHER MAJOR TRANSACTIONS

    There is no provision in the Texas Electric Cooperative Act that provides for a true merger between electric cooperatives. Texas electric cooperatives may consolidate with other Texas electric cooperatives. Consolidation of two electric cooperatives requires the approval of the majority of the members present in person or by proxy.

    The provisions of the Texas Business Corporation Act applicable to mergers involving business corporations are much more complex. In general, the principal terms of a merger must first be approved by the board of directors of each corporation that is a party to the merger. Then the shareholders of each corporation must approve the merger by the affirmative vote of two-thirds of the shares entitled to vote thereon, unless the articles of incorporation or the Texas Business Corporation Act require a different percentage which cannot be less than a majority of the shares entitled to vote thereon. The Company's Articles of Incorporation reiterate but do not change the vote required to approve a merger. Where any class of shares is entitled to vote as a class on the merger, then the merger is approved by that corporation only upon receiving the affirmative vote of the holders of a two-third of the shares of each class entitled to vote as a class and of the total number of shares entitled to vote on the merger unless the instrument establishing the class specifies a different voting requirement. The Company's Articles of Incorporation provide that any shareholder, or affiliate of a shareholder, as defined, holding in excess of 5% of our outstanding common stock will have the shareholder's voting rights for the shares in excess of 5% reduced to 1/100 per share.

DISSENTERS' RIGHTS

    Shareholders of a Texas business corporation have the right to dissent from, and to receive payment for their shares in the event of, certain transactions to which the corporation is a party, including mergers, sales of all or substantially all of the corporation's assets outside the ordinary course of business and certain amendments to the corporation's articles of incorporation that adversely affect the rights of the shareholders' shares. The right to dissent does not apply to the shareholders of a corporation surviving a merger if the vote of the shareholders of the surviving corporation was not required to approve the merger. Members of electric cooperatives do not have rights to dissent from any action under Texas law.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The provisions of the Texas Business Corporation Act relating to indemnification and the law relating to an electric cooperative are identical. The Articles of Incorporation of the Cooperative provide the following:

    Directors of the Cooperative shall not be liable to the Cooperative or its members for monetary damages for an act or omission in the Director's capacity as a director except that this Article does not eliminate or limit the liability of a Director for:

    (1) a breach of a director's duty of loyalty to the Cooperative or its shareholders or members;

    (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law:

    (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office;

    (4) an act or omission for which the liability of a Director is expressly provided for by statute.

    The Articles of Incorporation of the Company provide the following:

    Directors of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director except that this Article does not eliminate or limit the liability of a Director to the extent the director is found liable for:

    (a) a breach of a director's duty of loyalty to the Corporation or its shareholders;

    (b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

    (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office;

    (d) an act or omission for which the liability of a Director is expressly provided for by statute.

    It is intended that the Company would enter into an Indemnity Agreement with each of its directors and executive officers effective upon full implementation of the Conversion Plan, which may provide rights additional to those that would be provided by the Texas Business Corporation Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Cooperative and the Company pursuant to the foregoing provisions, or otherwise, the Cooperative and the Company have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        FEDERAL INCOME TAX CONSEQUENCES

    We have not requested a private letter ruling from the Internal Revenue Service as to the federal income tax consequences of the Conversion Plan and, thus, there can be no assurance that the transaction would constitute a tax free exchange for federal income tax purposes. However, we have received the following tax opinion concerning the federal income tax consequences resulting from the Conversion Plan and the rescission offer from the law firm of Looper, Reed & McGraw, a Professional Corporation:

                             LOOPER, REED & McGRAW
                          (A Professional Corporation)
                            4100 Thanksgiving Tower
                                1601 Elm Street
                              Dallas, Texas 75201

                                 July 16, 2001

Cap Rock Energy Corporation
Cap Rock Electric Cooperative, Inc.
500 West Wall Street, Suite 400
Midland, TX 79701

Re: Tax opinion regarding the federal income effects to Cap Rock Energy Corporation, Cap Rock Electric Cooperative, Inc. and its Members from proposed recapitalization.

Ladies and Gentleman:

    Our opinion has been requested on certain specific matters of U.S. Federal Income Tax law with respect to Cap Rock Energy Corporation ("the Company"); Cap Rock Electric Cooperative, Inc. ("the Cooperative"); and the Cooperative's members and former members (collectively, "the Members") under the circumstances described below.

    We have been asked to opine on certain tax aspects of proposed transactions between the Cooperative and the Members, and Cap Rock Energy Corporation ("the Company"), such transactions being referred to in the prospectus ("the Prospectus") as "the Conversion Plan". We have not acted as counsel to the Cooperative or the Company in any other capacity with respect to either the Conversion Plan or the Prospectus. In rendering the opinions set forth herein, we are relying entirely on the description of the Conversion Plan, as it is appears in the Prospectus. To the extent that the Conversion Plan is other than as described in the Prospectus, the opinions set forth herein would be affected and rendered invalid.

    The specific matters of federal income tax law upon which you have requested our opinion are as follows:

    (1) What are the federal income tax consequences of the Conversion Plan to the Cooperative, and to the Company?

    (2) What are the federal income tax consequences of the Conversion Plan to the Members who will receive stock of the Company under the Conversion Plan?

    (3) What are the federal income tax consequences to the Members who have previously elected to exchange their interests in the Cooperative for stock in the Company and who, despite the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company, decline such rescission offer and maintain their decision to accept stock in the Company?

    (4) What are the federal income tax consequences to those Members who previously elected to accept either electric credits or cash instead of stock in the Company and the Members who have previously elected to exchange their interests in the Cooperative for stock in the Company, and who accept the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company?

    Other than the above specific requested tax opinions, no other opinions have been requested and no other opinions are expressed or implied.

    Our opinions are based upon the description of the Conversion Plan as set forth in the Prospectus, which the Cooperative and the Company have represented to us that we may assume for purposes of this opinion. We have no reason to believe that any of these represented facts are not true and accurate or that any assumed future events will not occur as contemplated. Further, we have no reason to believe that we cannot rely upon the Cooperative's and the Company's statements relating these facts and events. However, we have no knowledge or information regarding the formation, operation, management or finances of the Cooperative or the Company, other than as has been represented to us. To the extent the facts of any actual situation are different from those relied upon, our opinion should be disregarded as it might be different under the actual facts than as stated in the Prospectus.

    Based upon our review of the Conversion Plan, as set forth in the Prospectus and such other documents as we have deemed necessary to review, upon the assumptions set forth above, and upon the representations made to us by the Cooperative and the Company, we are of the opinion that under the United States federal income tax laws in effect on the date hereof:

       A. Neither the Company nor the Cooperative should incur any federal income tax liability upon consummation of the Conversion Plan.

    In essence, the Conversion Plan contemplates that substantially all of the assets and liabilities of the Cooperative will be transferred to the Company, in exchange for stock of the Company. Following this exchange, the Cooperative will be liquidated and the shares of the Company will be distributed to the Members of the Cooperative who have positive equity accounts. Immediately following the asset-for-stock exchange, the Cooperative or the Members will own 100 percent of the outstanding stock of the Company.

    The Conversion Plan appears to be a virtual text-book example of a "Type D" corporate reorganization (Int. Rev. Code of 1986 ("CODE") Section368(a)(1)(D)). SEE GENERALLY, Bittker and Eustice, TAXATION OF CORPORATIONS AND SHAREHOLDERS, Chap. 12.26 (Warren, Gorham & Lamont; 7th Ed., 2000). There is also authority suggesting that a transaction structured in this fashion qualifies as a "Type E" reorganization (CODE, Section368(a)(1)(E)).

    Where a transaction meets the requirements of any of the forms of reorganization described in Section368(a)(1) of the CODE (including but not limited to "Type D" or "Type E" reorganizations), the transaction will generally be tax-free to the affected corporations. CODE, Section361.

    In the case of Type D reorganizations, there is a proviso that, if the liabilities assumed by the transferee corporation, plus the amount of liabilities to which transferred property is subject, exceeds the tax basis of the assets transferred, the transferor will recognize taxable income to the extent that the total of such liabilities (either assumed or taken "subject to") exceeds basis. CODE, Section357(c)(1)(B). In this instance, we have been advised that the liabilities assumed by the Company together with the liabilities to which the property transferred is subject will not exceed the tax basis of the assets transferred to the Company. Therefore, there will be no taxable income realized by the Cooperative by reason of this proviso.

    Subject to the conditions set forth herein, we therefore are of the opinion that neither the Company nor the Cooperative should incur any federal income tax liability by reason of the Conversion Plan. In such event, the Company will assume the Cooperative's basis in the transferred assets and the applicable holding period and accounting methods relating thereto.

       B. Members who will receive stock of the Company in the Conversion Plan should not incur any federal income tax liability by reason of the Conversion Plan.

    One of the requirements for a Type D reorganization is that, following the transfer of assets in exchange for stock, "the stock or securities of the corporation to which the assets were transferred are distributed in a transaction which qualifies under section 354, 355 or 356 [of the CODE]".

    Subject to certain conditions set forth below, Section 355 of the CODE provides that no taxable gain or loss shall be realized to the recipients of stock, where the stock is that of a corporation controlled by the distributing corporation immediately prior to the distribution. Additional conditions include:

    1. that the stock in question be distributed to a shareholder with respect to its stock, or to a security holder, in exchange for its securities. CODE, Section355 (a)(1)(A);

    2. that transaction not be used principally as a device for the distribution of the earnings and profits of either the distributing corporation of the controlled corporation whose stock is being distributed. CODE, Section355
(a)(1)(B);

    3. that the corporation whose stock is distributed is, following the transaction, engaged in the active conduct of a trade or business which has been actively conducted for the preceding five years. CODE, Section355(a)(1)(C); and

    4. that, as part of the distribution, the distributing corporation distributes all of the stock or securities in the controlled corporation held by it immediately before the distribution in question. CODE, Section355(a)(1)(D).

    According to the Conversion Plan, it appears that the Cooperative will control the Company immediately after the asset-stock exchange described in the Conversion Plan, and that immediately following the asset-stock exchange, the Cooperative will distribute all of the Company's stock in its possession to its members or former members in exchange for the interests of the Members. While the interests of the Members do not fit the standard conceptions of either "stock" or "securities", there is authority that such interests constitute a form of equity; and therefore it is probable that such interests qualify as "stock" or "securities" within the meaning of CODE Section355 and Section368. According to the Prospectus, the Company intends to continue to carry on the active business that has been conducted by the Cooperative since 1939. We have been advised that transaction is not being used principally as a device for the distribution of the earnings and profits of either the Cooperative or the Company.

    Subject to the conditions set forth herein, we therefore are of the opinion that the Members who will receive stock of the Company in the Conversion Plan should not recognize any taxable gain or loss by reason of the Conversion Plan, except for cash payments received for fractional interests which exceed the tax basis of such interest. In such event, the basis of stock received by Members will be equal to the tax basis of the interest in the Cooperative that was surrendered.

       C. Members who have previously elected to exchange their interests in the Cooperative for stock in the Company and who, despite the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company, decline such rescission offer and maintain their decision to accept stock in the Company, should not incur any federal income tax liability by reason of the Conversion Plan.

    Although some Members have already indicated their intention to accept stock in the Company from the Cooperative in exchange for their interests in the Cooperative, the Company and the Cooperative intend to offer such Members the opportunity to change their minds and to receive, instead of Company stock, either cash (in an amount equal to 63 percent of their equity accounts plus $100) or credits to their electric bills (in an amount equal to 100% of their equity accounts, plus $100).

    The offer of cash (or cash equivalent in the form of electric bill credits) is not being made unconditionally. It is being made subject to the condition that certain valuable rights be surrendered, i.e., the existing interest in the Cooperative and the rights associated with stock in the Company, including the possibility of future appreciation of the value thereof. The proffered cash or electric credits are therefore, in our opinion, not considered to have been "constructively received".

    Therefore, we are of the opinion that those Members who have previously elected to exchange their interests in the Cooperative for stock in the Company and who, despite the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company, decline such rescission offer and maintain their decision to accept stock in the Company, should not incur any federal income tax liability by reason of the Conversion Plan.

       D. Those Members who previously elected to accept either electric credits or cash instead of stock in the Company and those Members who have previously elected to exchange their interests in the Cooperative for stock in the Company, and who accept the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company may incur federal income tax liability by reason of such election. The amount of income tax liability will be dependent upon the amount of taxable gain incurred, which will be equal to amount, if any, by which the value of the money or credit received exceeds the basis of the interest in the Cooperative which is surrendered.

    Under the CODE, the receipt of proceeds or distributions will be considered taxable unless there is a provision of the CODE that makes such receipt exempt from taxation. As noted hereinabove, there are various sections of the CODE that exempt transactions from current taxation. Generally speaking, such instances are limited to situations where one form of stock or security is exchanged for another. There are no provisions exempting from taxation transactions where an interest in an enterprise is exchanged for cash. The CODE generally treats the receipt of a cash equivalent--such as credits to an electric bill--the same as the receipt of cash.

    We therefore conclude that Members who previously elected to accept either electric credits or cash instead of stock in the Company and Members who have previously elected to exchange their interests in the Cooperative for stock in the Company, and who accept the offer to permit them to rescind their previous election and accept either electric credits or cash instead of stock in the Company may incur federal income tax liability by reason of such election. The amount of income tax liability (if any) will be dependent upon the amount of taxable gain incurred, which will be equal to amount, if any, by which the value of the money or credit received exceeds the Member's tax basis of the interest in the Cooperative which is surrendered.

    The above opinions are based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this opinion.

    We have been advised that the Conversion Plan--specifically, the conversion of a Texas cooperative corporation qualified as tax-exempt under Code Section501(c)(12), to a fully-taxable Texas business corporation--is, to the best of the knowledge of the Cooperative and the Company, unique. Our research has confirmed that there are no reported cases or rulings that appear to have involved such a transaction. Accordingly, there is no direct authority to support the opinions expressed herein. Such opinions are based on what we believe are reasonable interpretations of the applicable statutes and regulations, in light of the reported cases and rulings involving transactions that appear to us to be analogous to the transactions contemplated by the Conversion Plan. Many of the critical issues pertaining to taxability of the transactions contemplated by the Conversion Plan are inherently factual. No assurance can be given that the Internal Revenue Service, or a court, will not reach different conclusions. Because of the uniqueness of the contemplated transactions and the lack of direct authority supporting our opinion, we have been constrained to opine that certain tax consequences "should" result. The use of the term "should" rather than "will" should not be taken to suggest any risks other than the lack of controlling authority (together with the conditions and provisos otherwise specifically set forth herein).

    You have not asked for, and we do not express, any opinion concerning the tax consequences of any transaction or agreement between the Cooperative and the Company, or the Cooperative and its members or former members, other than those expressly set forth above.

    This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions set forth above do no consider or address any possible state, local or foreign tax aspects of the Conversion Plan.

    This opinion is rendered as of the date hereof based on the facts and law in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, that may be brought to our attention at a later date. Any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusions expressed herein.

                                          Very truly yours,
                                          LOOPER, REED & McGRAW,
                                          A Professional Corporation

    The law firm of Looper, Reed & McGraw, a Professional Corporation, has consented to the inclusion of its tax opinion in this prospectus and the filing of the tax opinion as an exhibit to the Registration Statement of which this prospectus is a part.

    EACH CURRENT AND FORMER MEMBER OF THE COOPERATIVE SHOULD CONSULT A PROFESSIONAL TAX ADVISER ON THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE CONVERSION PLAN TO SUCH PERSON OR ENTITY.

                              ACCOUNTING TREATMENT

    The Conversion Plan will be accounted for as a capital restructuring for accounting purposes. Upon full implementation of the Conversion Plan, the value of the Cooperative's assets and liabilities would be unchanged in the hands of the Company and no gain or loss would be recorded by the Company as a result of implementation of the Conversion Plan.

                                RESCISSION OFFER

    In August 2001, each current member of the Cooperative who previously elected, by affirmative action or by inaction, to receive shares of our common stock pursuant to the Conversion Plan, was offered the opportunity to rescind that election and to instead receive payment for his interests in the Cooperative by receiving:

    1. A reduction on his electric bills ratably over a period of up to 24 months in an amount equal to the sum of his equity account on the books of the Cooperative plus $100 for his membership interest in the Cooperative; or

    2. A lump sum cash payment equal to 63% of the sum of his equity account on the books of the Cooperative plus $100 for his membership interest in the Cooperative. The percentage offered as a lump sum payment was the average percentage paid under the two previous conversion dutch auctions held by the Cooperative. See "Conversion Plan--Conversion Payments Already Made."

    Each former member of the Cooperative who had an equity account on the books of the Cooperative and who previously elected, by affirmative action or by inaction, to receive shares of our common stock pursuant to the Conversion Plan, was offered the opportunity to rescind that election and to instead receive payment in full for his interest in the Cooperative by receiving a lump sum cash payment equal to 63% of his equity account on the books of the Cooperative.


    As of September 30, 2001, approximately 6.3% of the current and former members of the Cooperative chose to accept the Cooperative's rescission offer, with approximately 35.5% of those who chose to accept the rescission offer electing to receive reductions on their electric bills and 64.5% electing to receive cash. Reductions on electric bills commenced with the Cooperative's November 2001 bills to customers and the cash payments were made on September 29, 2001. As of September 30, 2001, a total of $930,410 of interests in the Cooperative have been eliminated by reductions in electric bills in the same amount. As of September 30, 2001, a total of $1,774,313 of interests in the Cooperative have been eliminated by cash payments totaling $1,117,817.


    Since the Conversion Plan will not be fully implemented until the shares of our common stock have been distributed to the Eligible Interest Owners who choose to receive those shares and no consideration has as yet passed from the Eligible Interest Owners to the Cooperative or from the Cooperative to the Eligible Interest Owners, no interest was paid to the Eligible Interest Owners who elected to accept the Cooperative's rescission offer.

    The reason that the Cooperative made the rescission offer was to help remove or eliminate any possible federal and state securities law violations that might have existed in connection with the votes taken on the Conversion Plan and the subsequent implementation of the Conversion Plan. Although the Cooperative does not believe that it violated any federal or state securities laws, as successor to the Cooperative we may nevertheless have potential exposure in an undetermined amount to Eligible Interest Owners as a result of the Cooperative's offer contained in the Conversion Plan submitted to its members (see "Conversion Plan") to distribute shares of our common stock in exchange for the interests of the Eligible Interest Owners in the Cooperative.

    Even if you, as a current or former member of the Cooperative, did not accept our rescission offer, you are not barred from exercising the rights, if any, that may be available to you under applicable securities laws. However, under Texas law you will not have any right to sue the Company, as successor to the Cooperative, if you accepted the Cooperative's rescission offer and received the form of payment that you chose, or if you did not notify the Cooperative separately in writing of your rejection of its rescission offer by September 4, 2001, and expressly reserve your right to sue in that notice. Any suit under Texas law must be brought against the Company within a year of your proper rejection of the Cooperative's rescission offer.

                                 CAPITALIZATION


    The following table sets forth the actual capitalization of the Cooperative as of September 30, 2001, and the as adjusted capitalization of the Company as of September 30, 2001, including the effect of the conversion of the Cooperative from a member owned cooperative to a shareholder owned business; the reclassification of equities and margins to common stock and additional paid in capital; the reclassification of $1,788,000 of deferred stock conversion costs to additional paid in capital; and the reclassification of the maximum amount, $13,023,550, of the purchase offers from additional paid in capital to temporary equity. Once the purchase commitment period ends, any remaining temporary equity will be reclassified into additional paid in capital.


    This table should be read in conjunction with the consolidated financial statements including notes thereto, included on pages F-1 to F-38.


                                                               ACTUAL       AS ADJUSTED
                                                              --------      -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Total long-term debt........................................  $156,059       $ 156,059
Current portion of mortgage notes, capital leases, and
  other.....................................................     9,039           9,039
Line of credit..............................................    28,000          28,000
                                                              --------       ---------
  Total debt................................................   193,098         193,098

Temporary equity............................................        --          13,023
Shareholders' equity:
Common stock, $.01 par value, 50,000,000 shares authorized,
  0, 1,302,355, issued and outstanding, respectively........        --              13
Additional paid in capital..................................        --          (6,632)
Retained earnings...........................................        --              --
Equities and margins........................................     8,192              --
                                                              --------       ---------
  Total shareholders' equity................................     8,192          (6,619)
                                                              --------       ---------
  Total capitalization......................................  $201,290       $ 199,502
                                                              ========       =========


Notes to Capitalization Table

Pursuant to the completion of the purchase offer, temporary equity will be either paid out in cash or reclassified into additional paid in capital. Actual results will depend on the number of shareholders that elect to sell their stock received back to the Company. The following describes the capitalization impact assuming all, none or half of the shareholders accept the purchase offer:

    - All--The entire temporary equity account would be reclassified to accrued liabilities and paid as cash is available. The additional paid in capital accounts would not be impacted.

    - None--The Company would reclassify the entire temporary equity account to additional paid in capital. After the reclassification, the additional paid in capital and total equity would be $6,391,000 and $6,404,000, respectively.


    - Half--The Company would reclassify $6,512,000 from temporary equity account to additional paid in capital. The remaining $6,512,000 would be reclassified to accrued liabilities and paid as cash is available. After the reclassification, the additional paid in capital and total equity would be $(120,000) and $(107,000), respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

    The following table sets forth selected consolidated financial statement information for each of the years in the five-year period ended March 31, 2001, and the six months ended September 30, 2000 and 2001. The Consolidated Statements of Operations, Balance Sheet and Cash Flows Data for and as of the end of each of the years in the five-year period ended March 31, 2001, and the six months ended September 30, 2000 and 2001 are derived from the Consolidated Financial Statements of the Cooperative. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere herein.


                                                                      MARCH 31,                                SEPTEMBER 30,
                                               --------------------------------------------------------   -----------------------
                                                 1997       1998       1999     2000(1)        2001           2000         2001
                                               --------   --------   --------   --------   ------------   ------------   --------
                                                                                                                (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Operating revenues.........................  $ 55,108   $ 59,096   $ 54,803   $ 56,391   $  72,465      $  35,721      $ 39,728
  Operating expenses.........................   (56,574)   (61,643)   (56,088)   (59,705)    (79,976)       (36,802)      (37,269)
                                               --------   --------   --------   --------   ---------      ---------      --------
    Operating income (loss)..................    (1,466)    (2,547)    (1,285)    (3,314)     (7,511)        (1,081)        2,459
  Nonoperating income (loss).................        (7)    (1,644)     1,672     (2,425)      2,361          1,202         2,085
                                               --------   --------   --------   --------   ---------      ---------      --------
  Income (loss) before extraordinary item....    (1,473)    (4,191)       387     (5,739)     (5,150)           121         4,544
  Extraordinary item--.......................
    Gain on early extinguishment of debt.....        --         --         --         --         969 (2)        969 (2)        --
                                               --------   --------   --------   --------   ---------      ---------      --------
  Net income (loss)..........................  $ (1,473)  $ (4,191)  $    387   $ (5,739)  $  (4,181)     $   1,090      $  4,544
                                               ========   ========   ========   ========   =========      =========      ========
BASIC AND DILUTED PRO FORMA EARNINGS PER
  SHARE (UNAUDITED):
  Pro forma shares outstanding...............                                                  1,302                        1,302
                                                                                           =========                     ========
  Income (loss) from continuing operations...                                              $   (3.95)                    $   3.49
  Extraordinary item.........................                                                    .74 (2)                       --
                                                                                           ---------                     --------
    Net income (loss)........................                                              $   (3.21)                    $   3.49
                                                                                           =========                     ========
CONSOLIDATED BALANCE SHEET DATA:
  Utility plant, net.........................  $151,927   $153,921   $155,567   $169,537   $ 168,920      $ 170,576      $166,124
  Total assets...............................   182,582    181,455    181,983    200,881     221,195        222,071       218,908
  Equity and margins.........................    23,836     18,899     19,245     12,659       5,675         11,028         8,192
  Long-term debt, net........................   120,517    126,241    125,625    140,333     160,667        158,062       156,059
  Working capital (deficit)..................   (26,932)   (27,933)   (28,344)   (38,290)    (37,480)       (39,981)      (36,752)

CONSOLIDATED CASH FLOWS:
  Net cash provided (used) by:
    Operating activities.....................  $  4,737   $  6,332   $  8,674   $  7,200   $   7,022      $   5,284      $  7,539
    Investing activities.....................    (5,284)   (11,795)   (10,004)   (14,124)    (23,414)       (23,686)       (2,008)
    Financing activities.....................     1,913      4,922      1,382      7,065      20,597         17,401        (6,624)


------------------------------

(1) As discussed in Note 3 to the consolidated financial statements included herein, the Cooperative acquired McCulloch Electric Cooperative, Inc. ("McCulloch") effective August 31, 1999. McCulloch's operations subsequent to the acquisitions are included in the consolidated statement of operations.

(2) As discussed in Note 11 to the consolidated financial statements included herein, substantially all of the McCulloch long-term debt was refinanced resulting in a extraordinary gain on early extinguishment of debt of $969,000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis of the Cooperative's financial condition and results of operations for the years ended March 31, 1999, 2000 and 2001 and the six months ended September 30, 2000 and 2001, should be read in conjunction with the Cooperative's audited consolidated financial statements and related notes to financial statements included elsewhere in this document.

OVERVIEW

    The Company is presently a wholly-owned subsidiary of the Cooperative, a member-owned, tax-exempt electric cooperative founded in 1939. On January 1, 1999, in conjunction with a corporate restructuring plan, the Company was formed. To date, the Company has produced no net income or loss.

    On the effective date of full implementation of the Conversion Plan:


    - Substantially all of the Cooperative's assets will be transferred in exchange for 1,302,355 shares of the Company's common stock;


    - The common stock will be distributed to the Cooperative's equity holders in accordance with the Conversion Plan;

    - The Company will then become successor corporation to the Cooperative; and

    - All subsequent utility operations will be conducted through the Company.

    The Company does not own electric generating facilities. Management believes that not owning electric generating facilities creates a distinct competitive advantage by allowing the Company to competitively bid for the lowest wholesale power available for its customers. The Company acquires wholesale electric power through long-term electric supply contracts with various electric suppliers. In addition to electricity sales, the Company also provides other electric services, such as installation and repair.

    In addition, to a lesser extent, the Company owns interests in certain real estate and other miscellaneous investments.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 1999 COMPARED TO YEAR ENDED MARCH 31, 1998

NET INCOME (LOSS)

    Net income for the year ended March 31, 1999 ("1999") was $387,000, an increase of $4,578,000 (109.2%) over the net loss of $4,191,000 reported for the year ended March 31, 1998 ("1998"). The improvement was primarily attributable to a:

    - $2,092,000 increase in electric margins;

    - $819,000 gain on sale of gas gathering and marketing subsidiaries; and a

    - $2,378,000 equity loss on the investment of XPLOR reported for 1998.

OPERATING REVENUES

    Operating revenues for 1999 were $54,803,000 compared to $59,096,000 for 1998, a decline of $4,293,000 (7.0%), of which $3,401,000 was related to a decline in gas sales resulting from the Company's sale of its gas gathering and marketing subsidiaries in July 1998.

    Electric sales for 1999 decreased $533,000 (1.0%) to $51,665,000 as compared to $52,198,000 for 1998. The decrease was due primarily to a decline in commercial electric sales resulting from the shutting-in of electric oilfield production equipment due to the dramatic drop in oil prices during most of 1999.


    Average revenue/KWh sold for 1999 and 1998 was 7.74 cents and 7.89 cents, respectively, a 1.9% decline.


    Gas sales for 1999 decreased $3,401,000 (63.4%) to $1,961,000 from
$5,362,000 for 1998. The decrease was due July 1998 sale of the Company's gas gathering facilities.

OPERATING EXPENSES

    Operating expenses for 1999 was $56,088,000 compared to $61,643,000 for 1998, a decline of $5,555,000 (9.0%). The decline was primarily due to a $2,625,000 (7.6%) decline in purchased power cost and a $3,243,000 (65.1%)
decline in gas purchases result from the sale of gas gathering facilities.


    Purchased power for 1999 decreased $2,625,000 (7.6%) to $31,743,000 compared to $34,368,000 for 1998. The decrease was due primarily to a decline in average power cost and a 1.6% decline in sales. Average cost/KWh sold for 1999 and 1998 was 4.83 cents and 4.94 cents, respectively, a 2.2% decline.



    Electric operating margins (electric revenue less purchased power cost) for 1999 was $19,922,000 compared to $17,830,000 for 1998, an increase of $2,092,000
(11.7%). Average margin/KWh sold for 1999 and 1998 was 2.42 cents and 2.19 cents, respectively, a 10.5% increase.


    Operating and maintenance expenses for 1999 were slightly higher due to increase salaries and other maintenance costs.

    Gas purchases for 1999 decreased $3,243,000 (65.1%) due to the July 1998 sale of the Company's gas gathering facilities.

    Administrative and general expenses increased $287,000 (7.9%) to $3,937,000 for 1999 compared to $3,650,000 reported for 1998 period. This increase was due primarily to increased salaries and compensation costs.

    Depreciation and amortization expense for 1999 and 1998 was relatively unchanged at $4,412,000 and $4,394,000, respectively.

    Property tax expenses decreased $277,000 (17.0%) to $1,348,000 for 1999 from $1,625,000 for 1998. The decrease was due primarily to the sale of gas gathering facilities during 1999.

    Interest expense for 1999 increased $319,000 (4.9%) to $6,895,000 compared to $6,576,000 for 1998 and was due primarily to increased borrowings.

    Other expenses decreased $508,000 (45.7%) to $604,000 for 1999 from $1,112,000 for 1998. The decrease was due to the sale of gas gathering facilities during 1999.

OPERATING LOSS

    Operating loss decreased by $1,262,000 (49.5%) to a loss of $1,285,000 for 1999 compared to a loss of $2,547,000 for 1998. The increase was primarily attributable to a $2,092,000 increase in electric margins.

YEAR ENDED MARCH 31, 2000 COMPARED TO YEAR ENDED MARCH 31, 1999

NET INCOME (LOSS)

    For the year ended March 31, 2000 ("2000"), the net loss was $5,739,000 compared to net income of $387,000 for the year ended March 31, 1999 ("1999"), a decrease in earnings of $6,126,000. The decline for 2000 was primarily attributable to a:

    - $988,000 increase in administrative and general expenses;

    - $927,000 increase in depreciation and amortization expenses;

    - $1,037,000 increase in interest expenses; and a

    - $3,344,000 write-off of an investment in XPLOR.

OPERATING REVENUES

    Operating revenues for 2000 were $56,391,000 compared to $54,803,000 for 1999, an increase of $1,588,000 (2.8%), of which $3,150,000 was attributable to the September 1, 1999 merger of McCulloch Electric Cooperative, Inc. ("McCulloch"). The operating revenue increase was primarily composed of a:

    - $2,748,000 (5.3%) increase in electric sales;

    - $356,000 (30.2%) increase in other revenues; offset by a

    - $1,516,000 (77.3%) decrease in gas sales.

    Electric sales for 2000 were $54,413,000 compared to $51,665,000 for 1999, an increase of $2,748,000 (5.3%), of which $3,095,000 was McCulloch's electric sales for the seven months ended March 31, 2000.

    Average revenue/Kwh sold for 2000 and 1999, without McCulloch was 8.33 cents and 7.74 cents, respectively, a 7.62% increase. For the seven months ended
March 31, 2000, McCulloch's average revenue/Kwh sold was 6.61 cents.

    Other revenues for 2000 increased $356,000 (30.2%) to $1,533,000 from $1,177,000 for 1999. This increase was due primarily to a $398,000 (94.8%) increase in electric oilfield service revenue.

    Gas sales and royalty income decreased $1,516,000 (77.3%) during 2000 from $1,961,000 reported for 1999. This decrease was due primarily to the July 1998 sale of the Company's gas gathering facilities. Gas sales and royalty income for 2000 totaled $445,000 and was related to various oil and gas royalty interest.

OPERATING EXPENSES

    Operating expenses for 2000 were $59,705,000 compared to $56,088,000 for 1999, an increase of $3,617,000 (6.4%), of which $3,113,000 (5.6%) was attributable to McCulloch.


    Purchased power for 2000 increased by $1,236,000 (3.9%) to $32,979,000 compared to $31,743,000 reported for 1999. The increase included $1,737,000 related to McCulloch. Power costs without McCulloch for 2000 were $31,242,000, a decrease of $501,000 (1.6%). Average cost/KWh sold for 2000 and 1999, without McCulloch, was approximately 4.83 cents, for both periods. For the seven months ended March 31, 2000, McCulloch's average cost/KWh sold was 3.29 cents.



    Electric operating margins (electric revenue less purchased power cost) for 2000 were $21,434,000 compared to $19,922,000 for 1999, an increase of
$1,512,000 (7.6%), of which $1,358,000 (6.8%) was related to McCulloch. Average margin/KWh sold for 2000 and 1999, without McCulloch, was 2.37 cents and 2.42 cents, respectively. For the seven months ended March 31, 2000, McCulloch's average margin/ KWh sold was 2.62 cents.


    Operating and maintenance expenses for 2000 increased $671,000 (12.4%), to $6,083,000 from $5,412,000 reported for 1999. The increase was due to a $267,765 increase related to McCulloch, increased salaries and compensation costs and higher maintenance costs.

    Gas purchases decreased 100% due to the sale of the Company's gas gathering facilities in July 1998.

    Administrative and general expenses for 2000 increased $988,000 (25.1%) to $4,925,000 from $3,937,000 reported for 1999. The increase included $431,000 related to McCulloch. The remaining increase was attributable to computer conversion costs, increased salaries and compensation, and acquisition evaluations costs.

    Depreciation and amortization expenses for 2000 increased $927,000 (21.0%) to $5,339,000 compared to $4,412,000 for 1999. The increase included $346,000 related to McCulloch. The remaining increase is due to depreciation on utility plant additions.

    Interest expense for 2000 was $7,932,000 compared to $6,895,000 for 1999, an increase of $1,037,000 (15.0%) of which $92,000 was related to McCulloch. The remaining increase was due to additional borrowings at higher interest rates. As of March 31, 2000 and 1999, the interest rate on the Cooperative's variable rate long-term notes payable was 7.35% and 5.75% respectively, and the rate on the fixed rate long-term notes payable was 5.99% for both periods.

    Other operating expenses for 2000 increased $502,000 (83.1%) to $1,106,000 from $604,000 for 1999. The increase was due primarily to $421,000 increase in cost to provide various electric services.

OPERATING LOSS

    Operating loss for 2000 increased $2,029,000 to a loss of $3,314,000 as compared to a loss of $1,285,000 for 1999. The decrease was primarily attributable to a:

    - $988,000 increase in administrative and general expenses;

    - $927,000 increase in depreciation and amortization expenses; and a

    - $1,037,000 increase in interest expense.

NONOPERATING MARGINS

    Nonoperating margins for 2000 decreased $4,076,000 to a loss of $2,425,000 from a gain of $1,672,000 reported for 1999. The decrease was primarily the result of a $3,344,000 write-off of an investment in XPLOR and a $819,000 gain reported in 1999 from the sale of the Company's gas gathering facilities.

YEAR ENDED MARCH 31, 2001 COMPARED TO YEAR ENDED MARCH 31, 2000

NET INCOME (LOSS)

    For the year ended March 31, 2001 ("2001"), the net loss was $4,181,000 compared to a net loss of $5,739,000 for the year ended March 31, 2000 ("2000"), a loss reduction of $1,558,000. The reduction was primarily attributable to a:

    - $3,344,000 write-off of an investment in XPLOR reported for 2000;

    - $969,000 extraordinary gain on extinguishment of debt;

    - $1,184,000 increase in interest income; offset by a

    - $2,815,000 write-off of investment in the Citizen's assets;

    - $1,063,000 write-off of investment in MDC assets; and a

    - $3,900,000 increase in interest expense.

OPERATING REVENUES

    Operating revenues for 2001 were $72,465,000 compared to $56,391,000 for 2000, an increase of $16,074,000 (28.5%), which was primarily attributable to the increased electric revenues. Electric revenue for 2001 was $70,742,000 compared to $54,413,000 for 2000, an increase of $16,329,000 (30.0%). McCulloch
Electric Cooperative, Inc. ("McCulloch"), which was consolidated with the Cooperative on September 1, 1999, reported operating revenues for 2001 and the seven months ended March 31, 2000 of $6,998,000 and $3,150,000, respectively, and electric revenue of $6,971,000 and $3,095,000, respectively.


    Average revenue/KWh sold for 2001 and 2000 was 9.87 cents and 8.17 cents, respectively, a 1.70 cent (20.8%) increase. The per-unit revenue increase was primarily attributable to higher power costs, which are billed to the customers in the form of higher fuel costs adjustments, and, to a lesser extent, a 12% revenue rate increase during the last six months of 2001.


    Other revenues from various electric services and fees for 2001 and 2000 were $1,237,000 and $1,533,000, respectively, a decrease of $296,000 (19.3%).
The decrease was primarily attributable to a $427,000 decrease in electrical services revenue offset by a $142,000 increase in revenue from customer late-payment fees. Late-payment fees are accrued into income after the passage of the due-date for non-residential customers. Only the current month's billed revenue is subjected to a one-time 5% late-payment penalty. Residential customers are not assessed a late-payment penalty.

OPERATING EXPENSES

    Operating expenses for 2001 and 2000 were $79,976,000 and $59,705,000, respectively, an increase of $20,271,000 (34.0%). McCulloch's operating expenses for 2001 and the seven months ended March 31, 2000 were $6,482,000 and $3,112,000, respectively.

    Purchased power for 2001 increased by $11,988,000 (36.4%) to $44,967,000 compared to $32,979,000 reported for 2000. McCulloch's purchased power cost for 2001 and the seven months ended March 31, 2000 were $4,473,000 and $1,737,000, respectively.


    Average cost/KWh sold for 2001 and 2000 was approximately 5.59 cents and
4.73 cents, respectively, a .86 cent (18.2%) increase. The increase is primarily attributable to higher purchased power costs caused by higher natural gas prices used in the generation of electric power.



    Electric operating margins (electric revenue less purchased power cost) for 2001 were $25,775,000 compared to $21,434,000 for 2000, an increase of
$4,341,000 (20.3%), of which $1,140,000 was related to McCulloch. Average margin/KWh sold for 2001 and 2000 was 2.49 cents and 2.36 cents, respectively, a
 .13 cent (5.5%) increase. This increase in per-unit margin was due primarily to a 12% increase in the Cooperative's revenue rates during the last six months of 2001 offset by higher purchased power cost.


    Operating and maintenance expenses for 2001 increased $878,000 (14.4%) to $6,961,000 from $6,083,000 reported for 2000. McCulloch's operating and maintenance expenses for 2001 and the seven months ended March 31, 2000 were $596,000 and $368,000, respectively. The remaining increase was due to increased salaries and compensation expenses and higher maintenance expenses.

    Administrative and general expenses for 2001 and 2000 were $4,180,000 and $4,925,000, respectively, a $745,000 (15.1%) decrease. McCulloch's administrative and general expenses for 2001 and the seven months ended
March 31, 2000 were $513,000 and $430,000, respectively. Included in administrative and general expenses for 2000 was $513,000 for Achievement Based Compensation Contracts, as discussed in Note 22 to the consolidated financial statements.

    Depreciation and amortization expense for 2001 increased $832,000 (15.6%) to $6,171,000 compared to $5,339,000 for 2000. McCulloch's depreciation and amortization expense for 2001 and the seven months ended March 31, 2000 were $619,000 and $346,000, respectively. The remaining increase is due to depreciation on utility plant additions.

    Interest expense for 2001 was $11,832,000 compared to $7,932,000 for 2000, an increase of $3,900,000 (49.2%), including $1,023,000 related to a bank note payable that was incurred for the benefit of United Fuel, see Note 14 to the consolidated financial statements. The increase was due to additional borrowings and higher interest rates. As of March 31, 2001 and 2000, the Cooperative's total long-term debt, including current maturities, was $128,778,000 and $117,029,000, respectively, with variable interest rates at 7.80% and 7.35% respectively, and fixed rates at 5.62% and 5.99%, respectively. As of March 31, 2001 and 2000, the Cooperative's short-term line of credit was $27,960,000 and $26,179,000, respectively, with interest rates at 8.05% and 7.55% respectively.

    Other operating expenses for 2001 decreased $527,000 (47.6%) to $579,000 from $1,106,000 for 2000. The decrease was due primarily to a $536,000 decrease in the cost to provide various electric services.

    As discussed in Note 4 to the consolidated financial statements, on March 7, 2001, the Cooperative and Citizens agreed to terminate their Purchase and Sale Agreements and return the Cooperative's $11,450,000 undrawn irrevocable letters of credit. The agreement to terminate the Purchase and Sale agreement was due in large part to the inability of the Cooperative to obtain financing on acceptable terms and conditions. Accordingly, for the year ended March 31, 2001, the Cooperative wrote-off $2,815,000 of deferred acquisitions costs related to the terminated Citizens acquisition, including terminations costs of $1,100,000. The termination fee settled all contingencies associated with the failure to complete the transactions, including any potential obligations associated with the letters of credit.

    As discussed in Note 5 to the consolidated financial statements, during the year ended March 31, 2001, management of the Cooperative terminated efforts to secure financing for acquisition and also terminated efforts to purchase MDC. Accordingly, for the year ended March 31, 2001, the Cooperative wrote off $1,063,000 of deferred acquisition costs related to the terminated MDC acquisition.

OPERATING INCOME (LOSS)

    Operating loss for 2001 increased $4,197,000 to a loss of $7,511,000 as compared to a loss of $3,314,000 for 2000. The increase was primarily attributable to a:

    - $2,815,000 write-off of investment in the Citizen's assets;

    - $1,063,000 write-off of investment in MDC assets;

    - $3,900,000 increase in interest expense; offset by a

    - $4,341,000 increase in electric margins.

OTHER NONOPERATING TRANSACTIONS AND EXTRAORDINARY ITEM

    Nonoperating margins for 2001 were $2,361,000 compared to a loss of $2,425,000 for 2000, an increase of $4,786,000. The increase was primarily attributable to a:

    - $3,344,000 write-off of an investment in XPLOR for 2000;

    - $131,000 increase in patronage capital from associated organizations; and a

    - $1,184,000 increase in interest income, primarily due interest earned on the notes receivable from United Fuel.

    As discussed in Note 11 to the consolidated financial statements, the Cooperative paid-off certain long-term debt resulting in an extraordinary gain of $969,000 on early extinguishment of debt.

    As discussed in Note 6 to the consolidated financial statements, the Cooperative owned a common stock investment in XPLOR, a privately held company, that merged with another privately held entity on August 19, 1999. According to the terms and conditions of the merger, XPLOR's common stock investment was effectively canceled. As a result of the common stock cancellation, the Cooperative wrote-off the balance of its $3,344,000 investment in XPLOR. Prior to the write-off, in 1997 the Cooperative recorded a $2,378,000 equity loss in the investment.

SIX MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30,
  2000

NET INCOME (LOSS)

    For the six months ended September 30, 2001, net income was $4,544,000 as compared to net income of $1,090,000 for the six months ended September 30, 2000, an increase in net income of $3,454,000. The majority of the increase is due to:

    - increase in electric sales of $4,473,000;

    - decrease in the cost of purchased power by $710,000;

    - increase in interest income of $514,000.

OPERATING REVENUES

    Operating revenues for the six months ended September 30, 2001, was $39,728,000 compared to $35,721,000 for the same period in 2000, an increase of $4,007,000 or 11.2%, which was primarily attributable to the increase in electric revenues. Electric revenues for the six months ended September 30, 2001 compared to the same period ended September 30, 2000 increased $4,473,000 from $34,668,000 to $39,141,000. Electric revenues increased from a rate increase and the decrease in the power costs subject to refund adjustment. The increase in electric rates was partially offset by the decrease in demand in residential and commercial customers.

OPERATING EXPENSES

    Operating expenses for 2001 and 2000 were $37,269,000 and $36,802,000, respectively, an increase of $467,000 (1.3%).

    Purchased power costs decreased by $710,000 (3.2%) between the six month periods, from $22,179,000 in 2000 to $21,469,000 in 2001.

    Maintenance expense increased $280,000 (18.5%) between the two periods because of increased maintenance activities as a result of the effects of the weather, especially ice storms from the winter, and lightning in the late spring. In addition, a preventive maintenance program was initiated in the spring of 2001.

    Administrative and general expenses for the six month period ended
September 30, 2001, increased by $529,000, a 35.1% increase over the comparable period in 2000. This was because of the Cooperative's use of consultants for short-term projects, internal costs associated with the conversion process and the fulfillment of staffing needs relating to deregulation of electric utilities and filing requirements with the SEC.

    Interest expense for 2001 was $5,793,000 as compared to $5,372,000 for 2000, an increase of $421,000 (7.8%). The majority of the increase is attributable to a new note payable in July 2000. This was offset slightly by a reduction in interest rates coupled with declining principal balances.

OPERATING INCOME (LOSS)

    The six months ended September 30, 2001, reflected an operating margin of $2,459,000, as compared to the same six month period in 2000 which had an operating loss of $1,081,000, in effect an increase in operating income of $3,540,000. The increase was primarily attributable to:

    - increase in electric sales of $4,473,000;

    - decrease in the cost of purchased power by $710,000; offset by

    - increases in interest expense and administrative and general.

OTHER NONOPERATING TRANSACTIONS AND EXTRAORDINARY ITEM

    Nonoperating margins for the six months ended September 30, 2001, were $2,085,000 compared to $1,202,000 for the six months ended September 30, 2000. The increase was primarily attributable to:

    - $334,000 increase in patronage capital from associated organizations; and

    - $514,000 increase in interest income.

    Other nonoperating revenue items include Patronage Capital from associated organizations, which is a return on certain investments. This increase of $334,000 (41.0%) represents an increase in the value of the investment held.

    Interest and other income increased from $388,000 for the six months ended September 30, 2000, to $902,000 for the six months ended September 30, 2001, an increase of $514,000 (132.5%). A new note receivable, with resulting interest income, accounted for a large part of the increase, with other miscellaneous services provided to customers contributing as well.

    As discussed in Note 11 to the consolidated financial statements, the Cooperative paid off certain long-term debt during 2000 resulting in an extraordinary gain of $969,000 on early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 2001, the Cooperative had:

    - Cash and cash equivalents of $4,643,000;

    - A working capital deficit of $36,752,000 (including short-term borrowings of $28,000,000 and $9,039,000 related to current portion of long-term obligations); and

    - Long-term indebtedness of $156,059,000, net of current portion.

    The Company's primary sources of liquidity are cash flows from operations. All available borrowing capacity under the National Rural Utilities Cooperative Finance Corporation have been utilized by the Cooperative. These borrowings are secured by substantially all of the Company's utility plant assets. The existing long-term debt consists of series of loans from the NRUCFC that impose various restrictive covenants, including the loan provisions that prohibit the incurrence or guaranty of other secured indebtedness and requires the maintenance of a 1.35 debt service coverage ratio, as defined in the NRUCFC Loan Agreements. In addition, the Cooperative may not make any cash distribution or any general cancellation or abatement of charges for electric energy or services to its members if the ratio of equity to total assets is less than 20%. As of September 30, 2001, the

Cooperative's equity to total assets ratio, as defined by the NRUCFC Loan Agreements, was 3.7%. At September 30, 2001, the Cooperative was in compliance with its NRUCFC loan agreements or had obtained waivers of certain covenants therein that the Cooperative was required to meet.

    On March 5, 2001, NRUCFC issued a letter to the Cooperative that, among other things:

    - waived the 20% equity to total assets ratio default incurred as a result of certain Conversion Plan distributions;

    - provided written consent to additional Conversion Plan distributions as specified in the Cooperative's Proxy Statement, dated October 20, 1998, and pursuant to terms of a final prospectus filed with the Securities and Exchange Commission;

    - granted waivers only as it applies to Conversion Plan distributions;

    - notified the Cooperative that its $28 million Secured Revolving Line of Credit Agreement will be automatically renewed on June 24, 2001;

    - notified the Cooperative that all existing NRUCFC indebtedness may remain in place with NRUCFC after the conversion from a cooperative to a business corporation; and

    - notified the Cooperative that NRUCFC will not make any additional loans above its existing commitments.

    The Cooperative continues to classify its NRUCFC debt as long-term because it:

    - expects to pay its NRUCFC debt under its original terms;

    - has obtained a sufficient waiver of its 20% equity to total assets ratio loan default incurred as a result of certain Conversion Plan distribution;

    - has no other plans for any other distributions not covered by the waiver;

    - is in compliance with its NRUCFC Loan Agreements as of March 31, and September 30, 2001, after the waiver; and

    - expects to be in compliance with the terms and conditions of its NRUCFC Loan Agreements during the next twelve months and beyond.

    At September 30, 2001, the Company had drawn all of its available funds under its $28,000,000 million line of credit with NRUCFC. The line of credit is renewable each June 24th and has been extended by NRUCFC through June 24th, 2002.

    As of September 30, 2001, all available borrowing capacity under the NRUCFC loan agreements has been utilized by the Cooperative. Historically, substantially all of the Cooperative's utility plant additions have been financed with long-term borrowings from NRUCFC. In order for the Cooperative to meet its working capital needs, debt service requirements, rescission offer and common stock purchase commitment and planned capital expenditures, it is attempting to or in the process of:

    - securing new financing;

    - reducing short-term capital expenditures; and

    - selling nonstrategic assets such as the transmission system (see "Business--Properties") and real estate.

    The Cooperative intends to sell its transmission system for approximately $75,000,000. The Company will continue to use the system through a lease arrangement or other agreement with the buyer. This sale transaction would be subject to several conditions, including:

    - Approval of the transaction by the Cooperative's Board of Directors and appropriate individuals of the buyer;

    - Selection of a buyer and completion by the buyer of its due diligence;

    - Execution by the parties of a definitive agreement and all other necessary agreements; and

    - Approval of regulatory agencies having jurisdiction over the transmission system.

    At the closing, all amounts remaining unpaid with respect to the Cooperative's capital lease will be deducted from the proceeds of the proposed transaction. See "Business--Properties."

    Management of the Company expects to use the remaining net proceeds from the sale of transmission system to satisfy its common stock purchase commitments, general working capital purposes and planned capital expenditures.

    As discussed in Notes 4 and 5 to the consolidated financial statements, for the year ended March 31, 2001, the Cooperative charged off $2,815,000 and $1,063,000, respectively, associated with the termination of the Cooperative's acquisitions of certain Citizens' assets and MDC.

    The adverse financial impact on the Cooperative's financial condition resulting from the $2,815,000 and $1,063,000 charge-off, is as follows:

    - a $3,878,000 reduction in net worth;

    - a worsening of the Cooperative's equity to total asset ratio; and

    - a worsening of the Cooperative's debt to equity ratio.


    As a result of the rescission and common stock purchase commitment contemplated by this prospectus, the maximum stock purchase of $13,023,550 will be classified from equities and margins to temporary equity in the post-conversion consolidated balance sheet.



    As outlined in the Conversion Plan, any member who chooses to rescind their previous election to receive shares of common stock will receive payment of its equity account by the Cooperative either through electric bill credits or a lump sum cash payment. On August 1, 2001, the Cooperative made such a rescission offer to eligible owners who had elected to receive 326,395 shares of the Company's common stock pursuant to the conversion plan. As a result of that offer, a total of 1,826 potential shareholders (representing 269,650 shares of stock) elected to accept the rescission offer. Discounted cash payments of $1,117,817 were made on or before September 30, 2001, to those current and former members electing to receive such. Equity redemption credits of $930,410 will be applied to current members electric bills over a twenty-four month period beginning with October 2001 usage billed to customers in November 2001. The rescission election will result in a reduction of the Cooperative's temporary equity account, which will be established when the Conversion is fully implemented, in the amount of the member equity payments. Any remaining temporary equity after the rescission offer and common stock purchase commitment expire will be reclassified into the Company's additional paid-in capital account.



    The effect of the common stock purchase commitment is unknown because it is based on the number of eligible shareholders who accept the offer. If all eligible shareholders accept the purchase offer, the entire temporary equity account would be reclassified to accrued liabilities and paid as cash is available. If none of the eligible shareholders accept the Company's offer, the entire temporary equity account would be classified to additional paid in capital. If half of the eligible shareholders accept the Company's purchase offer, half of the temporary account, $6,512,000, would be reclassified from temporary equity to additional paid in capital. The remaining half, $6,512,000, would be reclassified to accrued liabilities and paid as cash is available. If all and/or half of the shareholders accept the Company's purchase commitment, it could have a negative impact on the Company's liquidity.


CASH FLOW DATA

OPERATING ACTIVITIES

    During 2001, cash provided by operating activities was $7,022,000 and net income plus non-cash charges provided operating cash flow of $6,814,000. Significant items that increased (decreased) 2001 cash flows, respectively, were changes in:

    - deferred charges and credits of ($2,251,000);

    - accounts receivable of ($2,491,000);

    - purchased power cost subject to refund of $1,649,000; and,

    - accounts payable and accrued expenses of $3,180,000.

    During 2000, cash provided by operating activities was $7,200,000. Net income plus non-cash charges provided $7,515,000 of operating cash flow for 2000. Other items that significantly increased (decreased) cash flow during 2000 were changes in:

    - deferred charges and credits of ($1,455,000);

    - accounts receivable of $422,000;

    - purchased power cost subject to refund of $2,189,000; and,

    - accounts payable and accrued expenses of ($722,000).

    During 1999, cash provided by operating activities was $8,674,000. Net income plus non-cash charges provided $8,841,000 of operating cash flow during the period. Other items that significantly increased (decreased) cash flow during 1999 were changes in:

    - deferred charges and credits of ($1,150,000);

    - accounts receivable of $1,571,000;

    - purchased power cost subject to refund of $922,000; and,

    - accounts payable and accrued expenses of ($1,644,000).

INVESTING ACTIVITIES

    During 2001, cash used by investing activities was $23,414,000, an increase of $9,290,000 from 2000, of which $14,417,000 was related to a pass-through loan agreement with United Fuel and Energy Corporation ("United Fuel"). Capital additions for 2001 totaled $10,727,000. Substantially all of the utility additions were financed with additional borrowings from NRUCFC. The United Fuel agreement was funded with a $15 million bank loan agreement.

    Regarding the pass-through loan agreement with United Fuel, as discussed in
Note 13 to the consolidated financial statements included herein, the Company, through a wholly-owned subsidiary, agreed to make loans totaling $15 million to two fuel and lubricant subsidiaries of United Fuel. On July 12, 2000, the Company entered into, with NRUCFC permission, a $15 million, three-year loan agreement with a bank. The bank loan agreement is payable monthly based on a fifteen-year amortization with interest at Wall Street Journal prime rate plus 1%. Simultaneously, the Company loaned $15 million to United Fuel with terms and conditions substantially identical to the bank loan agreement, interest at Wall Street Journal prime rate plus 1.25%, and secured by United Fuel's stock and property, plant and equipment of United Fuel's two subsidiaries. At closing, the Company acquired a 10% interest in United for $300,000, paying $3,000 per share. In January 2001, the Company acquired an additional 5% net interest in United Fuel from certain selling shareholders for $60,000, paying $1,250 per share. In addition, beginning January 1, 2002, as long as United Fuel is indebted to New West or until January 1, 2010, whichever is earlier, New West has a right to acquire an additional 10% ownership in United Fuel, exercisable in annual increments of 1%-2% through January 1, 2010, at price a price of $1,250 per share, subject to certain adjustments.

    During 2000, cash used by investing activities was $14,124,000, including $601,000 related to the Citizens' acquisition, $725,000 related to the MDC acquisition, and $11,850,000 related to capital additions. Substantially all of these additions were financed with additional borrowings from NRUCFC.

    During 1999, cash used by investing activities was $10,004,000, including capital additions of $14,070,000. Substantially all of these additions were financed with additional borrowings from NRUCFC. Included in the investing cash flow activities were sale proceeds of $1,640,000 from the Company's sale of its gas gathering facilities in 1999.

FINANCING ACTIVITIES

    During 2001, cash provided by financing activities was $20,597,000, an increase of $13,532,000 from 2000, of which $15,000,000 was related to a pass-through loan agreement with United Fuel. During 2001, the Cooperative borrowed an additional $22,808,000 from NRUCFC and repaid debt totaling $13,438,000.

    During 2000, net cash provided by financing activities was $7,065,000, including additional borrowings of $19,749,000 and debt repayments of $8,769,000 during the period.

    During 1999, net cash provided by financing activities was $1,382,000, including additional borrowings of $7,794,000 and debt repayments of $6,371,000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


    We are an electricity distribution cooperative. Accordingly, all purchases of electricity are pursuant to long-term wholesale electric power contracts based on a fixed price for KWh usage, transportation and auxiliary services and a variable charge for fuel based on KWh usage. All of the costs associated with the purchase of electricity are billed to our customers based on actual costs of or purchases of purchased power. As a result, the Cooperative is not subject to market risk associated with purchased power.


    We are subject to market risk associated with interest rates on our NRUCFC long-term indebtedness. At September 30, 2001, the interest rates on our long-term NRUCFC debt are comprised of a weighted average fixed rate of 5.73% and variable rates, which are approximately 6.2% at September 30, 2001. The fixed rate debt is subject to repricing within a four-year period at our option.

    The variable rate debt is based on NRUCFC's prime rate plus 1%. A 1% increase in interest rates results in an approximate $1,900,000 increase in interest expense. Currently, we have not employed any interest rate management strategies, such as interest rate swap agreements.

CREDIT RISK

    The Cooperative delivers energy to many customers, none of which exceeded 10% of operating revenues of the Cooperative. In connection with an investment in United Fuel and Energy Corporation, the Cooperative made loans to United Fuel totaling $15 million.

INFLATION

    Due to relatively low levels of inflation experienced in 1999, 2000 and 2001, management believes inflation did not have a material effect on the results during these periods.

RECENT ACCOUNTING PRONOUNCEMENTS

    The Cooperative has adopted the following recent accounting pronouncements:

    - Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" establishes standards for displaying comprehensive income and its components in the Cooperative's consolidated financial statements. The adoption of this pronouncement had no material effect on the results of operations.

    - Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in the consolidated financial statements. The standard also establishes requirements for related disclosure about the products and services, geographic areas and major customers. The Cooperative operates in three industry segments; utility, other and corporate. Information for each of these segments is included the consolidated financial statements. The adoption of this pronouncement had no effect on the presentation of operating results or financial position.

    - AICPA Statement of Position 98-5, "Reporting on Costs of Start-Up Activities" requires entities to expense the costs of start-up activities as incurred. SOP 98-5 broadly defines start-up activities to include:
      (i) costs that are incurred before operations have begun; (ii) costs incurred after operations have begun but before full productive capacity has been reached; (iii) learning costs and non-recurring operating losses incurred before a project is fully operational; and (iv) one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, and initiating a new process in an existing operation. The adoption of this pronouncement had no effect on the presentation of operating results or financial position.

    - In June 2000, the Financial Accounting Standards Board issued SFAS
      No. 138, an amendment to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Cooperative adopted the provisions of SFAS No. 133 on April 1, 2001. The impact of adopting SFAS No. 133 was not material to the Cooperative's consolidated financial statements.

    - In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepting accounting principles to revenue recognition issues in financial statements. We adopted SAB 101 as required as of January 1, 2001. Management believes the impact of adopting SAB 101 will not have a material effect on the financial statements. Additionally, in connection with its adoption of SAB 101, the Cooperative applied the provisions of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." The Cooperative records its electric and gas sales on a gross basis.

    - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations"
      (SFAS 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires, among other things, all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Under this pronouncement, goodwill and intangible assets with indefinite lives will no longer be amortized but reviewed at least annually for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001, will be reassessed and the remaining amortization periods adjusted accordingly. Management has evaluated the impact of adopting SFAS 142 on the consolidated financial statements and, because the amount of goodwill and other intangible assets in our financial statements is minimal, does not expect the impact from the adoption of SFAS 142 to be significant.

    - In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and are subsequently allocated to expense over the asset's useful life. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact that SFAS No. 143 will have on its financial position or results of operations.

    - In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," however, this statement retains the fundamental provisions of SFAS 121 for
      (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business , and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for segments of a business to be disposed of. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently assessing the impact that SFAS No. 144 will have on its financial position or results of operations.

                        MARKET AND DIVIDEND INFORMATION

MARKET INFORMATION

    No public trading market currently exists for membership interests in the Cooperative or interests in member equity accounts.


    No public trading market currently exists for shares of our common stock. In June 2001, we applied for listing of our shares of common stock on the American Stock Exchange. Our application was based on the alternative listing requirements of the Exchange since the Cooperative's losses in prior years made the primary listing requirements of the Exchange unavailable to us. We have been working since that time to have our application granted, but the unexpectedly large amount paid by the Cooperative in connection with its rescission offer made it impossible for us to meet one of the Exchange's four alternative listing requirements. In order to expedite the process, we have requested that the Exchange deny our application so that we can appeal the denial to a higher authority within the Exchange. We believe that we will ultimately be successful in our efforts to have our shares listed on the Exchange because we believe that we will meet the Exchange's primary listing requirements as of the end of our last fiscal year, but until we are able to list the shares of our common stock on the American Stock Exchange or other national stock exchange or national market quotation system, the shares of our common stock may be traded in the over-the-counter market.


    We cannot give you any assurance that a trading market will develop or be maintained for the shares of our common stock or, if it did, that it would provide our shareholders a meaningful opportunity to sell their shares.

DIVIDEND INFORMATION

    The Company has never declared or paid any cash dividends on its common stock and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion and development of our business.

    In addition, as discussed in Note 11 to the consolidated financial statements, the Cooperative, and thus the Company, is prohibited from making any cash distributions to its shareholders if the ratio of equity to total assets is less than 20%. As of September 30, 2001, the Cooperative's equity to total assets ratio, which will become the Company's equity to total asset ratio, was 3.7%. Accordingly, the Company is presently prohibited from paying any cash dividends on its common stock by its NRUCFC Loan Agreements.

NUMBER OF SHAREHOLDERS


    As of December 31, 2001, we had one shareholder of record, which was the Cooperative.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information regarding the executive officers and directors of the Company as of December 31, 2001:


NAME                        AGE                           POSITION
----                      --------   ---------------------------------------------------
David W. Pruitt              55      Co-Chairman of the Board, President and Chief
                                     Executive Officer

Ulen A. North, Jr.           56      Executive Vice President

Lee D. Atkins                58      Senior Vice President and Chief Financial Officer

Sammy C. Prough              51      Vice President and Chief Operating Officer

Ronald W. Lyon               46      Vice President and General Counsel

Michael D. Schaffner         54      Director, Secretary and Treasurer

Russell E. Jones             56      Co-Chairman of the Board

Sammie D. Buchanan           58      Director

Jerry R. Hoelscher           52      Director

Floyd L. Ritchey             63      Director

Newell W. Tate               72      Director

    Set forth below is a description of the backgrounds of the executive officers and directors of the Company.

    David W. Pruitt has served as the President and Chief Executive Officer of the Cooperative since August 1987. Mr. Pruitt has also served in the same positions with the Company since its inception. He has served as a director of the Company since its inception and was elected as a Co-Chairman of the Board in February 2001. Mr. Pruitt also serves as a director of Panda Energy International and Chairman of the Board of Map Resources, Inc. Mr. Pruitt's term as a director expires in 2004.

    Ulen A. North, Jr. has been with the Cooperative in various positions since March 1969, and has served as Executive Vice President of the Cooperative since December 1996. Mr. North has served as Executive Vice President of the Company since its inception.

    Lee D. Atkins has served as Senior Vice President and Chief Financial Officer of the Company since September 2001. He served as Executive Vice President/Chief Financial Officer of RedMeteor.com, Inc. from August 2000 until September 2001, as Vice President/CFO of CSW Energy from February 1992 until August 2000, and as Director of Finance for Calpine Corporation from November 1984 until February 1992.

    Sammy C. Prough has been with the Cooperative in various positions since April 1974, including Systems Manager from October 1996 to June 1999 and Vice President and Chief Operating Officer since June 1999. Mr. Prough has served as Vice President and Chief Operating Officer of the Company since its inception.

    Ronald W. Lyon has served as Vice President and General Counsel of the Company since October 2001. Mr. Lyon, who has been engaged in the private practice of law for more than the past five years, has served as full-time general counsel to the Cooperative since 1993 and to the Company since its inception.

    Michael D. Schaffner has served as Secretary and Treasurer of the Company since August 2001. He has also served as a director of the Cooperative from October 1999 to present, and prior to that he served as a director of McCulloch Electric Cooperative, Inc., a cooperative that consolidated into the Cooperative. Mr. Schaffner has been a director of the Company since its inception. Mr. Schaffner is engaged in public accounting in Brady, Texas, and has owned his own accounting firm for more than the past five years. Mr. Schaffner's term expires in 2002.

    Russell E. "Rusty" Jones has been a member of the Board of Directors of the Cooperative since September 1979 and currently serves as Chairman of the Board of the Cooperative. Mr. Jones has been a director of the Company since its inception and currently serves as Co-Chairman of the Board of the Company. Mr. Jones has been a farmer and rancher for his entire business career, including owning and operating his own agricultural businesses for more than the past five years. Mr. Jones' term expires in 2004.

    Sammie D. Buchanan has served as a director of the Cooperative from September 1975 to present. Mr. Buchanan has been a director of the Company since its inception. Mr. Buchanan has been a farmer and rancher for his entire business career, including owning and operating his own agricultural businesses for more than the past five years. Mr. Buchanan's term expires in 2003.

    Jerry R. Hoelscher has served as a director of the Cooperative from February 1995 to present. Mr. Hoelscher has been a director of the Company since its inception. Mr. Hoelscher has been a farmer and rancher for his entire business career, including owning and operating his own agricultural businesses for more than the past five years. Mr. Hoelscher's term expires in 2003.

    Floyd L. Ritchey has served as a director of the Cooperative from February 1998 to present, and prior to that he served as a director of Lone Wolf Electric Cooperative, Inc., a cooperative that consolidated into the Cooperative. Mr. Ritchey has been a director of the Company since its inception. Mr. Ritchey has been a farmer and rancher for his entire business career, including owning and operating his own agricultural businesses for more than the past five years.
Mr. Richey's term expires in 2003.

    Newell W. Tate has served as a director of the Cooperative from September 1986 to present. Mr. Tate has been a director of the Company since its inception. Mr. Tate has been a farmer for his entire business career, including owning and operating his own agricultural businesses for more than the past five years. Mr. Tate's term expires in 2002.

    There are three classes of directors, as nearly equal as possible, with each class of directors being elected for three year terms. Thus, the nominees for election to the class of directors whose terms are expiring at an annual meeting of shareholders will be elected for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. If the total number of directors is increased or decreased, however, the Board may adjust the number of directors in one or more classes, and that adjustment may result in a director being elected or reelected to a term shorter than three years. If any director is appointed by the Board between annual meetings to succeed a director who has resigned, died or been removed, the shareholders at the next annual meeting of shareholders following the appointment will vote to elect a director to complete the unexpired term or to serve a full three year term if the unexpired term ends at that annual meeting. Each director serves until his successor is duly elected and qualified, or until his death or removal in the manner provided in the Bylaws of the Company.

    Except for Mr. Schaffner, who is not an employee of the Company, all of the executive officers of the Company have employment contracts with the Company. See "Management--Executive Officer Employment Contracts."

COMPOSITION OF BOARD AND COMMITTEES

    The business of the Company is managed by its Board of Directors. The Company has established the following standing committees:

       - COMPENSATION COMMITTEE. The Compensation Committee of the Company is comprised of members of the Board of Directors. No member of the Compensation Committee may be an officer of the Company. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and any supplemental employee compensation of the executive officers and acts upon management's recommendations for salary and supplemental employee compensation for all other employees. The Compensation Committee also acts upon management's recommendations that require director action with respect to all employee pension and welfare benefit plans.

       - AUDIT COMMITTEE. The Audit Committee of the Company is comprised of independent members of the Board of Directors. No member of the Audit Committee may be an officer of the Company. The Audit Committee recommends to the Board of Directors the firm of independent certified public accountants to annually audit the books and records of the Company. The Audit Committee reviews and reports on the activities of the independent certified public accountants to the Board of Directors and reviews and advises the Board of Directors as to the adequacy of our system of internal accounting controls.

DIRECTOR COMPENSATION

    Directors of the Company receive reimbursement for actual out-of-pocket expenses for attending meetings of the Board of Directors. In addition, directors participate in our Director Compensation Plan and under our Achievement Based Compensation Contract--Merger or Acquisition with Other Electric Utilities. See "Management--Directors and Employee Benefit Plans" and "Certain Transactions."

COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The following table describes the compensation paid to our President and Chief Executive Officer and each of the other executive officers with total compensation in excess of $100,000 for services rendered during the last three fiscal years ended March 31, 2001:

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                            -----------------------------------------
                                                                                            OTHER
NAME AND POSITION                               YEAR         SALARY        BONUS         COMPENSATION
-----------------                             --------      --------      --------       ------------
David W. Pruitt.............................    2001        $177,794      $117,454(1)       $70,851
  Co-Chairman of the Board, President and       2000         165,481       230,170(1)(2)     68,988
    Chief Executive Officer                     1999         155,869       123,600(1)        55,167

Ulen A. North, Jr...........................    2001         103,539        35,344(1)        54,894
  Executive Vice President                      2000          99,256       155,026(1)(2)     52,042
                                                1999          94,536        51,939(1)        51,962

Sammy C. Prough.............................    2001          82,416        21,445(2)        24,881
  Vice President and Chief Operating Officer    2000          75,264        75,731(2)        21,738
                                                1999          67,728        18,107           22,752

------------------------

(1) Includes bonuses paid under ABC-SPS Contract. See "Certain Transactions."

(2) Includes bonuses paid under ABC-Merger Contract. See "Certain Transactions."

EXECUTIVE OFFICER EMPLOYMENT CONTRACTS

    David W. Pruitt, our President and Chief Executive Officer, and Ulen A. North, Jr., our Executive Vice President, have employment contracts with the Cooperative that have been assumed by the Company as part of the conversion. The material terms of those contracts are as follows:

    - DAVID W. PRUITT'S CONTRACT. Mr. Pruitt's contract commenced in August 1992 and is for an initial term of 10 years. Unless a written notice to terminate the contract at the end of the initial term is given at least 360 days prior to the eighth anniversary of the initial term, the contract term is automatically extended for a three-year term from the eighth anniversary date. Thereafter, unless a written notice to terminate the contract is given 90 days prior to any subsequent anniversary date, the contract automatically extends for an additional three-year term. The contract can be terminated earlier for good cause, as defined in the contract, and this includes dishonesty and neglect by Mr. Pruitt of his job duties. There is also a provision in Mr. Pruitt's contract that he will be paid for the remainder of the term of his contract if his job responsibility and authority are limited, changed or eliminated or if he is required to move from the Midland, Texas, area. No termination notices have been provided, and Mr. Pruitt's contract has been extended to August 2003 and it is anticipated that it will be further extended to August 2004. If there is a change in control and the contract terminates, Mr. Pruitt will receive an amount equal to six times the sum of his annual Base Salary and the greater of the highest bonus awarded to him in a prior year or 50% of his annual Base Salary.

    - ULEN A. NORTH, JR.'S CONTRACT. Mr. North's contract commenced in July 1992 and is for an initial term of two years. Unless a written notice to terminate is given prior to an anniversary date of the contract, it automatically renews for a two-year term. The contract can be terminated earlier if Mr. Pruitt determines that Mr. North is not properly performing the duties of his job or it may be terminated earlier for good cause, as defined in the contract, and this includes dishonesty and neglect by Mr. North of his job duties. If the contract is terminated for any other reason, other than a change in control, Mr. North will receive an amount equal to his then current salary and benefits for a period of two years. If there is a change in control and the contract terminates, Mr. North will receive an amount equal to six times the sum of his annual Base Salary and the greater of the highest bonus awarded to him in a prior year or 50% of his annual Base Salary. No termination notices have been provided, and Mr. North's contract has been extended to July 2002 and it is anticipated that it will be further extended to July 2003.

    - LEE D. ATKIN'S CONTRACT. Mr. Atkin's contract commenced in September 2001 and is for an initial term of two years. Unless a written notice to terminate is given prior to an anniversary date of the contract, it automatically renews for a one-year term. The contract can be terminated earlier if Mr. Pruitt determines that Mr. Atkins is not properly performing the duties of his job or it may be terminated for good cause, as defined in the contract, and this includes dishonesty and neglect by Mr. Atkins of his job duties. If the contract is terminated for any other reason, other than a change of control, Mr. Atkins will receive an amount equal to his then current salary and benefits for the remaining two year term of the contract. If there is a change in control and the contract terminates, Mr. Atkins will receive an amount equal to six times the sum of his annual Base Salary and the greater of the highest bonus awarded to him in a prior year or 50% of his annual Base Salary. No termination notices have been provided.

    - SAMMY C. PROUGH'S CONTRACT. Mr. Prough's contract commenced in
      September 2001 and is for an initial term of one year. Unless a written notice to terminate is given prior to an anniversary date of the contract, it automatically renews for a one year term. The contract can be terminated earlier if Mr. Pruitt determines that Mr. Prough is not properly performing the duties of his job or it may be terminated for cause, as defined in the contract, and this includes dishonesty and neglect by Mr. Prough of his job duties. If the contract is terminated for any other reason, other than a change of control, Mr. Prough will receive an amount equal to his then salary and benefits for a period of one year. If there is a change of control and the contract terminates, Mr. Prough will receive an amount equal to six times the sum of his annual Base Salary and the greater of the highest bonus awarded to him in a prior year or 50% of his annual Base Salary. No termination notices have been provided.

    - RONALD W. LYON'S CONTRACT. Mr. Lyon's contract commenced in October 2001 and is for an initial term of one year. Unless a written notice to terminate is given prior to an anniversary date of the contract, it automatically renews for a one year term. The contract can be terminated earlier if Mr. Pruitt determines that Mr. Lyon is not properly performing the duties of his job or it may be terminated for cause, as defined in the contract, and this includes dishonesty and neglect by Mr. Lyon of his job duties. If the contract is terminated for any other reason, other than a change of control, Mr. Lyon will receive an amount equal to his then salary and benefits for a period of one year. If there is a change of control and the contract terminates, Mr. Lyon will receive an amount equal to six times the sum of his annual Base Salary and the greater of the highest bonus awarded to him in a prior year or 50% of his annual Base Salary. No termination notices have been provided.

DIRECTOR AND EMPLOYEE BENEFIT PLANS

    STOCK INCENTIVE PLAN. We have adopted a Stock Incentive Plan that provides for the granting of options to purchase common stock, awards of common stock, both restricted and unrestricted, and certain related rights to eligible officers, employees and directors of the Company. The Stock Incentive Plan provides for a maximum of 500,000 shares of our common stock to be used in the granting of options and awards of stock. Shares of common stock used to satisfy such awards will be acquired by the Plan either through open market purchases or through the issuance of additional common stock. The Conversion Plan provides that the Stock Incentive Plan will take effect only upon the effective date of a private placement or initial public offering of shares of our common stock involving the receipt by the Company of gross proceeds of at least $5,000,000.

    EMPLOYEE STOCK PURCHASE PLAN. We have adopted an Employee Stock Purchase Plan that provides our employees with the opportunity to purchase shares of our common stock through accumulated payroll deductions. It is our intention to have the Employee Stock Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. Each eligible employee will be granted options to purchase shares of our common stock and the options will be exercised automatically and the maximum number of full shares subject to the options will be purchased for the eligible employee at the applicable purchase price with the accumulated payroll deductions in the eligible employee's account. The Employee Stock Purchase Plan provides for a maximum of 150,000 shares, subject to annual increase in an amount to be determined by a set formula, to be used in connection with options granted under the Plan.

    DIRECTOR COMPENSATION PLAN. We have adopted a Director Compensation Plan that provides that each director will receive life insurance plus health insurance coverage from us at a cost of up to $550 per month, reimbursement for actual out-of-pocket expenses for attending meetings of the Board of Directors and awards under our Stock Incentive Plan of $10,000 in value of our common stock annually. The Director Compensation Plan also provides that if a director who was formerly a director of the Cooperative resigns from our board and becomes an advisory director, the former director shall be entitled to receive the same life insurance and health insurance coverage as a director for a period of six years plus, if he resigns from the advisory board within six years, the former director shall be entitled to receive stock options to purchase 35,000 of our shares of common stock at the market value of those shares at the time of the grant of the options. Under the Plan, if a director who was formerly a director of the Cooperative resigns from our board and chooses not to become an advisory director, the former director shall be entitled to receive a cash payment equal to the discounted value of the insurance benefits the former director would have otherwise received as an advisory director plus stock options to purchase 35,000 shares of our of common stock at the market value of those shares at the time of the grant of the options.

    EXECUTIVE DEFERRED COMPENSATION RETIREMENT PLAN. We have assumed an Executive Deferred Compensation Retirement Plan established by the Cooperative that provides for management and other highly compensated employees selected from time to time by the Company's Chief Executive Officer and the Board of Directors to voluntarily defer a portion of their compensation until their retirement, termination of employment, disability or death. The Company may also make contributions to the Executive Deferred Compensation Retirement Plan on behalf of the employees participating in the Plan. An employee participating in the Plan is 100% vested in the amounts that he contributes to the Plan and he vests in Company contributions over a period of seven years at the rate of 10% per year over the first four years and at a rate of 20% in each year thereafter. The Compensation Committee of the Board of Directors administers the Executive Deferred Compensation Retirement Plan.

                              CERTAIN TRANSACTIONS

    On February 22, 1999, New West Resources, Inc., a subsidiary of the Company, and its seven-member Board of Directors entered into a Royalty Pool Agreement whereby a total of 15% of the New West oil and gas royalty interests were sold at cost to the directors. Under the Agreement, unsecured, interest bearing notes were executed by the seven directors payable from their share of oil and gas royalty income. In December 2000, New West formed Map Resources, Inc. In order to complete the organization of Map, the following transactions occurred simultaneously:

1. The New West directors contributed mineral interests with a value of approximately $530,000 to New West in exchange for a cancellation of a note payable to New West of approximately $420,000 and 79,345 shares of map common stock valued at approximately $44,000. The net result was an economic gain to New West (and an economic loss to the directors) of approximately $66,000.

2. New West contributed its mineral interests with a value of approximately $3,531,000 (which included the directors' $530,000 mineral interest) to Map in exchange for 3,675,000 shares of Map common stock valued at $2,031,000 and a $1,500,000 note receivable from Map. New West then transferred 79,345 shares of Map common stock valued at $44,000 to the directors to satisfy its obligation under transaction 1.

3. To complete the formation of Map and to compensate the directors for the $66,000 value they had lost in transaction 1, New West granted the directors options to purchase 471,904 shares of Map common stock. The value of the options was approximately $61,000.

See also Notes 8 and 23 to the consolidated financial statements of the Cooperative.

    After all of the above mentioned transactions had been completed, the directors had received fair value for their assets contributed. Similarly, New West had paid fair value for what it has received. No gain or loss was apparent in this transaction.

    On June 19, 2001, all of the Map common stock options were exercised by the directors for cash of approximately $200,000. This reduced New West's interest in Map from approximately 49% to approximately 42%.

    For the years ended March 31, 1999, 2000 and 2001, the directors' share of oil and gas royalty income aggregated $2,000, $51,000 and $55,000, respectively. Four of the subsidiary's directors also serve as directors for the Cooperative. See Note 8 to the consolidated financial statements.

    In October 1992, the Cooperative entered into an Achievement Based Contract--Southwestern Public Service Company with its executive officers and a former employee, a total of four individuals. In accordance with the terms of the ABC-SPS Contract, the compensation distributed to the individuals equals 2% of the annual net purchased power cost savings derived from the SPS purchased power contract compared to the prior Texas Utilities purchased power contract. The compensation is computed as of the end of each calendar year based on an assessment of the estimated savings and approved by the Cooperative's Board of Directors. The ABC-SPS Contract, which has been assumed by the Company, expires in October 2002. For the years ended March 31, 1999, 2000 and 2001, the executive officers received and the Cooperative recorded expense of $192,000, $197,000 and $124,000, respectively.

    In June 1999, the Cooperative entered into an Achievement Based Compensation Contract--Merger or Acquisition With Other Electric Utilities with certain of its executive officers, its general counsel and its directors and advisory directors, a total of 16 individuals. In accordance with the terms of the ABC-Merger Contract, the participants receive compensation equal to 1.5% of the total assets added to the Cooperative or the Company by merger or acquisition since 1990. The ABC-Merger Contract expires in 2009. 60% of amounts paid under the ABC-Merger Contract are allocated to participating executive officers, 10% is allocated to the general counsel and 30% is allocated to directors and advisory directors. Payments made to executive officers under the ABC-Merger Contract were intended to be in lieu of higher base salary increases. During the year ended March 31, 2000, the Cooperative recorded compensation expense of $513,000 related to the ABC-Merger Contract, including $382,000 to be paid at a later date. No amounts were accruable under the ABC-Merger Contract for the year ended March 31, 2001.

    In August 2000, the Cooperative amended the ABC-Merger Contract by limiting total assets added to mean only those mergers or acquisitions of electric or telephone cooperatives or municipal electric systems that require only the assumption of debt and equity. The revised ABC-Merger Contract, which has been assumed by the Company, expires August 2010. No amounts have been paid or accrued under the revised ABC-Merger Contract. Upon completion of the Lamar acquisition, participants in the ABC-Merger Contract collectively will receive approximately $525,000 as compensation.

    In August 2001, the Cooperative entered into an Achievement Based Compensation Agreement--Power Transmission Contract involving its executive officers, directors and a former director. The Power Transmission Contract has been assumed by the Company. In accordance with the terms of the Power Transmission Contract, the participants will receive compensation equal to 1.0% of the net profit or net capital acquired by the Cooperative in connection with the sale or leaseback of the transmission system if payment is taken in cash or 2.0% if payment is taken in stock of the Company. Payment will be deferred until 2003 or new equity is raised by the Company in the amount of $5 million or more, whichever occurs first. 60% of amounts paid under the Power Transmission Contract are allocated to the executive officers and the remaining 40% is allocated equally to each of the directors and the former director. No amounts have been paid or accrued under Power Transmission Contract. After sale or leaseback of the transmission system and fulfillment of the other conditions contained in the Power Transmission Contract, participants collectively will receive approximately $475,000 as compensation.

                           OWNERSHIP OF COMMON STOCK


    The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2001, by each of our directors and named executive officers, and by all of our directors and executive officers as a group.


    The number of shares of our common stock beneficially owned by each director and executive officer and all directors and executive officers as a group is based upon the number of shares that we estimate each director and executive officer, and persons and entities affiliated with each director and executive officer, will receive in their capacity as Eligible Interest Owners under the Conversion Plan. Except as otherwise indicated below, each of the persons named in the table will have sole voting and investment power with respect to the shares beneficially owned by such person as set forth opposite such person's name:


                                                           NUMBER OF SHARES   % OF TOTAL(1)
                                                           ----------------   -------------
Directors:
  Sammie D. Buchanan.....................................         359            0.0276%
  Jerry R. Hoelscher.....................................       2,460            0.1889%
  Russell E. Jones.......................................       1,727            0.1326%
  Floyd L. Ritchey.......................................          83            0.0064%
  Michael D. Schaffner...................................         182            0.0140%
  Newell W. Tate.........................................       1,605            0.1232%
                                                                -----            -------
    Total Directors......................................       6,416            0.4927%
                                                                -----            -------
Executive Officers:
  David W. Pruitt........................................          --            0.0000%
  Ulen A. North, Jr......................................          70            0.0054%
  Sammy C. Prough........................................          --            0.0000%
  Lee D. Atkins..........................................          --            0.0000%
  Ronald W. Lyon.........................................          10            0.0008%
                                                                -----            -------
    Total Officers.......................................          80            0.0062%
                                                                -----            -------
      Total Directors and Officers.......................       6,496            0.4989%
                                                                =====            =======


------------------------


(1) Assumes issuance of 1,302,355 shares pursuant to the Conversion Plan.


    We believe no persons will beneficially own more than 5% of our outstanding shares of our common stock as of the effective date of implementation of the Conversion Plan.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the shares of our common stock will be Computershare Investor Services.

                          DESCRIPTION OF CAPITAL STOCK


    As of December 31, 2001, our authorized capital stock consisted of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.


COMMON STOCK


    After the Conversion Plan is fully implemented, there will be 1,302,355 shares of our common stock issued and outstanding. All shares of common stock to be issued in conjunction with the Conversion Plan will be fully paid and nonassessable.

    Under the terms of our Articles of Incorporation, holders of shares of our common stock are:

    - Entitled to one vote for each share held on all matters submitted to a vote of shareholders;

    - Do not have cumulative voting rights and, accordingly, a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election;

    - Entitled to receive proportionately any such dividends declared by our Board of Directors, subject to certain restrictions in our loan agreements; and

    - Do not have preemptive or other preferential rights.

    Upon the liquidation, dissolution or winding up of the Company, the holders of shares of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

PREFERRED STOCK

    None of the shares of preferred stock will be issued in connection with the Conversion Plan and there are no current plans to issue any of these shares at anytime in the foreseeable future. Under the terms of our Articles of Incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and privileges is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a significant amount of our voting stock.

SHAREHOLDER PROTECTION MEASURES

    In addition to a classified Board of Directors (see "Management--Directors and Executive Officers"), we have implemented the following shareholder protection measures that may have the effect of making more difficult and discouraging, to varying degrees and in various circumstances, an attempt by a third party to acquire control of the Company without approval of the Board of
Directors:

    - SCALED VOTING. Our Articles of Incorporation provide that any shareholder, or affiliate of a shareholder, as defined, holding in excess of 5% of our outstanding common stock will have the shareholder's voting rights for the shares in excess of 5% reduced to 1/100 per share.

    - FAIR PRICE PROVISION. We have a "Fair Price" provision in our Articles of Incorporation. Under the Fair Price provision, an "Interested Shareholder" includes a person who beneficially owns 15% or more of the total voting power of the outstanding capital stock of the Company and certain related parties and transferees. A Business Combination includes:

       - any merger or consolidation of the Company or a subsidiary with or into any Interested Shareholder or an affiliate or associate thereof;

       - any sale, lease, pledge or other disposition to or with any Interested Shareholder, or affiliate or associate thereof, having a value of $1 million or more;

       - the issuance or transfer by the Company or a subsidiary to any Interested Stockholder or affiliate or associate of any securities of the Company or any subsidiary having a value of $1 million or more;

       - the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder; or

       - any reclassification of securities (including a reverse stock split), or recapitalization of the Company, or any other transaction which has the effect of increasing the proportionate share of the outstanding equity ownership of the Company or its subsidiaries beneficially owned by the Interested Shareholder.

       Absent certain exceptions, such Business Combinations require a 66 2/3% vote of the voting power of the outstanding shares of the Company not owned by the Interested Shareholder involved in the Business Combination or his affiliates or associates. However, such a vote will not be required if the proposed transaction is approved by at least three Continuing Directors (directors unaffiliated with an Interested Shareholder) or if the consideration paid to the shareholders meets certain minimum pricing criteria (the "fair price"). The pricing criteria provides that the cash received per share by holders of common and preferred shares be at least as high as the greatest of:

       - the highest per share price paid by the Interested Shareholder (or affiliate or associate) for any shares acquired by them;

       - the higher of the highest fair market value per share during the three month period preceding and including the date the Business Combination is announced, or if the Interested Shareholder becomes an Interested Shareholder on any date within the preceding two years the fair market value on such date;

       - if applicable, the price determined under the preceding clause, multiplied by the ratio of the highest price paid by the Interested Shareholder or his affiliates and associates for the stock during the preceding two years, to the fair market value of the stock on the first day within the two year period the Interested Shareholder or his affiliates or associates acquired stock (the purpose of this clause being to simulate any "control premium" paid by the Interested Shareholder and apply it to a current market price); or

       - in the case only of preferred stock, the liquidation preference.

    The Fair Price provision also attempts to offer some protection against self-dealing transactions by the Interested Shareholder if it gains control of the Company by conditioning the ability to use the fair price provisions on not engaging in such transactions. These include failure to maintain the dividend rate, obtaining a disproportionate benefit of any loans, advances, guarantees, pledges, other financial assistance or tax credits or tax advantages, and effecting major changes in the business or capital structure.

    - RESTRICTION ON SHAREHOLDER ACTION BY WRITTEN CONSENT. Our Articles of Incorporation restrict the ability of shareholders to take actions by written consent by requiring that all shareholder actions be effected at a duly called annual or special meeting of the shareholders.

    - SUPERMAJORITY VOTE. Our Articles of Incorporation contain a provision requiring, in the case of future amendments of the Fair Price provision or the restriction on the use of the shareholder consent procedure, a supermajority vote (66 2/3%) of the total voting power and if the amendment is proposed by an Interested Shareholder, a supermajority
      (66 2/3%) of the voting power of all shares other than those held by the Interested Shareholder.

    - SPECIAL MEETINGS OF SHAREHOLDERS. Our Bylaws provide that the only two people that can call a special meeting of shareholders are the Chairman of the Board and the President.

    - NOTICE PROVISIONS. Our Bylaws require no less than 60 and no more than 120 days advance notice to the Company with respect to the nomination, other than by or at the direction of the

      Board or by any nominating committee or person appointed by the Board, of candidates for election as directors. The notice provisions also require similar advance notice with respect to actions proposed by a shareholder of the Company to be effected at an annual or special meeting of shareholders.

    - AMENDMENTS TO BYLAWS. Our Bylaws may not be altered, repealed or amended except by two-thirds vote of the entire Board of Directors, meaning the total number of directors that the Company would have if there were no vacancies on the Board. Our Bylaws also provide that they may be altered, amended or repealed by the holders of at least 66 2/3% of the voting power of the Company's outstanding voting stock or, if the Bylaw amendment has been proposed, directly or indirectly, by or on behalf of a person owning 15% or more of the Company's outstanding voting stock, it must be approved by at least 66 2/3% of the voting power of the Company's outstanding voting stock, excluding shares held by the person for whom the proposal has been made.

STATUTORY PROVISIONS AFFECTING CONTROL OF THE COMPANY

    The following discussion concerns the provisions of the Texas Business Corporation Act that would affect control of the Company.

       - CONTROL SHARE ACQUISITION ACT. Under Sections 48-103-301 through 48-103-312 of the Texas Business Corporation Act, the "control shares" of stock acquired by an acquiring person in a "control Share acquisition" that exceed certain thresholds of voting power do not have voting rights unless the holders of the other voting shares vote to grant voting rights to the acquiring person's shares. The Control Share Acquisition Act also contains other provisions applicable to a control share acquisition. A corporation is not subject to the Control Share Acquisition Act unless it affirmatively elects in its charter or bylaws to be so subject. Neither our Articles of Incorporation nor our Bylaws of the Company elect to be subject to the Control Share Acquisition Act. Accordingly, we are not subject to the Control Share Acquisition Act, unless we subsequently elect to "opt in" as provided by the Texas Business Corporation Act.

       - FAIR PRICE ACT. Under Sections 48-103-201 through 48-103-209 of the Texas Business Corporation Act, a Texas "public corporation" (such as the Company) may not engage in a "business combination" with an "interested shareholder" unless certain conditions are met. An "interested shareholder" is one that (i) directly or indirectly beneficially owns 10% or more of the outstanding voting shares of the corporation or (ii) is an affiliate or associate of the corporation and at any date within the last four years was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

    The foregoing provisions of the Texas Business Corporation Act may have an anti-takeover impact and may make tender offers, proxy contests and certain other transactions more difficult to consummate.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE


    Substantially all of the estimated 1,302,355 shares of our common stock to be distributed to Eligible Interest Owners will be eligible for immediate resale in the public market without restriction, and those that are not the Company's "affiliates" within the meaning of Rule 144 under the Securities Act of 1933, as amended, will be able to resell their shares immediately in the public market without registration or compliance with the time, volume, manner of sale and other limitations set forth in Rule 144.

                        DETERMINATION OF PRICE PER SHARE

    Prior to the implementation of the Conversion Plan, there was no public market for the shares of our common stock.


    The $10.00 per share price for the 1,302,355 shares of common stock distributable to Eligible Interest Owners was determined by the Board of Directors of the Cooperative based on their best judgment as to a reasonable price per share. As of September 30, 2001, the equity accounts and the deemed value of membership interests ($100 times the number of current members) of the Cooperative aggregated approximately $13,023,550. The 1,302,355 shares is the maximum number of shares of common stock distributable to Eligible Interest Owners determined by dividing the estimated equity account balances on the date of distribution of $13,023,550 by $10.00 per share.


                               DISTRIBUTION PLAN

    As a current or former member of the Cooperative, you received an election form with the prospectus sent to you on July 31, 2001. The election form set forth, among other things, the amount, if any, of your equity account on the books of the Cooperative, the number of shares that you are entitled to receive as a result of implementation of the Conversion Plan and blanks for you to check whether or not you desired to:

    - accept shares of our common stock in exchange for your entire interest in the Cooperative; or

    - participate in the Cooperative's rescission offer and, if so, blanks for you to check as to your preference of receiving credits against your electric bill or a lump sum cash payment for your entire interest in the Cooperative. See "Rescission Offer."

    You had until 5:00 p.m. on September 4, 2001, to return the election form to us at the address specified on the election form. If you did not return the election form within the prescribed time period, you were deemed to have not accepted our rescission offer and we are causing the shares of our common stock that you are entitled to receive under the Conversion Plan to be issued to you.

    Shares distributed pursuant to the Conversion Plan are being issued and delivered to you by our transfer agent concurrently with the delivery of this prospectus.


    The prospectus sent to you on July 31, 2001, included an offering by us to sell up to an additional 3,150,000 shares of our common stock at $10.00 per share to current and former members of the Cooperative. At the expiration of the offering period, the Cooperative's current and former members had expressed interest in acquiring a total of only 30,133 additional shares of our common stock. At or about the same time, it became apparent that the unresolved status of our application for listing for our common stock on the American Stock Exchange would preclude us from relying on the "national market exemption" to distribute the shares of our common stock in the various states where the current and former members of the Cooperative resided, and that we would therefore have to qualify for another exemption in order to fully implement the Conversion Plan. The lack of interest in our shares, when coupled with the fact that the exemptions from registrations on which we were relying in the various states did not permit a sale of the shares of our common stock in conjunction with the Conversion Plan, caused us to terminate the offering of the additional shares of our common stock in its entirety. All of the money deposited to purchase those shares has been returned to the persons who deposited the money.



    The Registration Statement of which this prospectus is a part registered a total of 4,725,000 shares of our common stock with the Securities and Exchange Commission. Upon full implementation of the Conversion Plan, only 1,302,355 of those shares will be issued and outstanding. Accordingly, we are hereby deregistering 3,422,645 shares of our common stock, being the difference between the 4,725,000 shares originally registered and the 1,302,355 shares to be issued and outstanding after full implementation of the Conversion Plan.


                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for the Company by Ronald W. Lyon, Esq., Sherman, Texas.

                                    EXPERTS

    The consolidated financial statements of Cap Rock Electric
Cooperative, Inc. and subsidiaries included in the Registration Statement, of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of McCulloch Electric Cooperative, Inc. included in the Registration Statement, of which this prospectus is a part, have been audited by Bolinger, Segars, Gilbert & Moss, L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The tax opinion of Looper, Reed & McGraw, a Professional Corporation, has been included in this prospectus in reliance upon the authority of said firm as experts in tax matters.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the shares of common stock that we are issuing. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about us.

    We currently are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. You may read and copy the Registration Statement at any of the following locations of the SEC:

Public Reference Room  Citicorp Center
450 Fifth Street,      500 West Madison
N.W.                   Street
Washington, D.C.       Suite 1400
50549                  Chicago, IL 60661

    You may also obtain copies of the Registration Statement by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operations of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 800-SEC-0330.

    The Registration Statement was filed with the SEC electronically via the SEC's EDGAR system. The SEC maintains an internet world wide web site that contains registration statements, reports and other information regarding companies that file materials electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

    We intend to furnish our shareholders with annual reports containing financial statements audited by an independent public accounting firm and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA DATA--CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES

  Description of Unaudited Pro Forma Consolidated Financial
    Data....................................................   F-2

  Unaudited Pro Forma Consolidated Balance Sheet Data
    September 30, 2001......................................   F-3

  Notes to the Unaudited Pro Forma Consolidated Financial
    Data....................................................   F-4

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS--
  CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

  Report of Independent Public Accountants..................   F-5

  Consolidated Balance Sheets
    March 31, 2000 and 2001, and September 30, 2001
    (Unaudited).............................................   F-6

  Consolidated Statements of Operations
    Years ended March 31, 1999, 2000 and 2001, and six
    months ended September 30, 2000 and 2001 (Unaudited)....   F-7

  Consolidated Statements of Changes in Equities and Margins
    Years ended March 31, 1999, 2000 and 2001, and six
    months ended September 30, 2001 (Unaudited).............   F-8

  Consolidated Statements of Cash Flows
    Years ended March 31, 1999, 2000 and 2001, and six
    months ended September 30, 2000 and 2001 (Unaudited)....   F-9

  Notes to Consolidated Financial Statements................  F-10

HISTORICAL FINANCIAL STATEMENTS--
  MCCULLOCH ELECTRIC COOPERATIVE, INC.

  Independent Auditors' Report..............................  F-39

  Balance Sheets
    December 31, 1997 and 1998, and June 30, 1999
    (Unaudited).............................................  F-40

  Statements of Income and Patronage Capital
    Years ended December 31, 1997 and 1998, and
    Six months ended June 30, 1998 and 1999 (Unaudited).....  F-41

  Statements of Cash Flows
    Years ended December 31, 1997 and 1998, and
    Six months ended June 30, 1998 and 1999 (Unaudited).....  F-42

  Notes to Financial Statements.............................  F-43

                  CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES

       DESCRIPTION OF THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


    The unaudited pro forma consolidated balance sheet data as of September 30, 2001, has been prepared based on the Cooperative's historical consolidated balance sheet, adjusted to reflect the stock conversion of the Cooperative's equities and margins into 1,302,355 shares of common stock. The pro forma consolidated balance sheet data assumes the conversion of the Cooperative's equities and margins of $8,192,000, less $1,788,000 of deferred charges (primarily outside legal, accounting and administrative costs incurred by the Cooperative in connection with the stock conversion) into 1,302,355 shares of common stock and shareholders' equity valued at $6,404,000. As a result of the common stock purchase commitment contemplated by this prospectus, the Cooperative may be required to purchase some or all of the 1,302,355 shares of common stock issued under the conversion at $10 per share. The purchase commitment time period begins one year from the effective conversion date and lasts for 60 days. Accordingly, the maximum stock purchase of $13,023,550 has been presented as temporary equity in the pro forma consolidated balance sheet.


    The pro forma selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included herein.

                  CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA

                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                     ASSETS


                                                                                              PRO
                                                              HISTORICAL   ADJUSTMENTS       FORMA
                                                              ----------   -----------      --------
UTILITY PLANT...............................................   $166,124     $               $166,124
NONUTILITY PROPERTY.........................................      1,640           --           1,640
INVESTMENTS AND NOTES RECEIVABLE............................     27,106           --          27,106
CURRENT ASSETS:
  Cash and cash equivalents.................................      4,643                        4,643
  Accounts receivable:
    Electric sales, net.....................................      5,036           --           5,036
    Other...................................................        489           --             489
  Current portion of notes receivable.......................      1,000           --           1,000
  Other current assets......................................      2,568           --           2,568
                                                               --------     --------        --------
    Total current assets....................................     13,736           --          13,736
OTHER ASSETS................................................     10,302       (1,788)(A)       8,514
                                                                                  --
                                                                                  --
                                                               --------     --------        --------
                                                               $218,908     $ (1,788)       $217,120
                                                               ========     ========        ========
                                      EQUITIES AND LIABILITIES
EQUITIES AND MARGINS........................................   $  8,192     $ (8,192)(B)    $     --
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value, 50,000,000 shares
    authorized,
    1,303,017 pro forma issued and outstanding..............         --(D)        13 (B)          13
  Additional paid in capital................................         --        8,179 (B)      (6,632)
                                                                              (1,788)(A)
                                                                             (13,023)(C)
                                                                                  --
  Retained earnings.........................................         --           --              --
                                                               --------     --------        --------
    Total shareholders' equity..............................         --       (6,619)         (6,619)
                                                               --------     --------        --------
TEMPORARY EQUITY............................................         --       13,023 (C)      13,023
LONG-TERM DEBT, NET OF CURRENT PORTION:
  Mortgage notes............................................    124,171           --         124,171
  Capital lease--transmission facilities....................     18,933                       18,933
  Other notes payable.......................................     12,955           --          12,955
                                                               --------     --------        --------
    Total long-term debt....................................    156,059           --         156,059
CURRENT LIABILITIES:
  Current portion of:
    Mortgage notes..........................................      4,032           --           4,032
    Capital leases and other................................      5,007           --           5,007
  Line of credit............................................     28,000           --          28,000
  Accounts payable:
    Purchased power.........................................      3,131           --           3,131
    Other...................................................      1,600           --           1,600
  Equity redemption credits.................................      1,094           --           1,094
  Purchased power cost subject to refund....................      2,228           --           2,228
  Accrued and other current liabilities.....................      5,396           --           5,396
                                                               --------     --------        --------
    Total current liabilities...............................     50,488           --          50,488
DEFERRED CREDITS............................................      4,169           --           4,169
                                                               --------     --------        --------
                                                               $218,908     $ (1,788)       $217,120
                                                               ========     ========        ========

                  CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES
          NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following are pro forma adjustments to the accompanying pro forma consolidated financial data:

(A) To reclassify deferred stock conversion costs to additional paid in capital.


(B) To record 1,302,355 shares of common stock issued and to reclassify equities and margins to shareholders' equity.


(C) To reclassify the common stock purchase commitment to temporary equity.

(D) The Cooperative's historical column has no shares outstanding as it is a member owned electric cooperative.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Cap Rock Electric Cooperative, Inc.:

    We have audited the accompanying consolidated balance sheets of Cap Rock Electric Cooperative, Inc. and subsidiaries (the "Cooperative") as of March 31, 2001 and 2000, and the related consolidated statements of operations, changes in equities and margins, and cash flows for each of the three years in the period ended March 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Cooperative as of March 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States.

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Valuation and Qualifying Accounts,
Schedule II is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Dallas, Texas,
  June 14, 2001

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,    MARCH 31,    SEPTEMBER 30,
                                                                 2000         2001           2001
                                                              ----------   ----------   --------------
                                                                                         (UNAUDITED)
                                 ASSETS
UTILITY PLANT (Note 7)......................................   $169,537     $168,920       $166,124

NONUTILITY PROPERTY (Note 8)................................      4,847        1,657          1,640

INVESTMENTS AND NOTES RECEIVABLE (Note 9)...................     10,218       27,840         27,106

CURRENT ASSETS:
  Cash and cash equivalents.................................      1,531        5,736          4,643
  Accounts receivable:
    Electric sales, net.....................................      3,495        5,984          5,036
    Other...................................................        523          525            489
  Current portion of notes receivable (Note 14).............         --        1,000          1,000
  Other current assets......................................        453          493          2,568
                                                               --------     --------       --------
    Total current assets....................................      6,002       13,738         13,736

INVESTMENTS IN PROPOSED ACQUISITIONS (Notes 4 and 5)........      1,326           --             --
RESTRICTED CASH INVESTMENT..................................      1,900           --             --
OTHER ASSETS (Note 10)......................................      7,051        9,040         10,302
                                                               --------     --------       --------
                                                               $200,881     $221,195       $218,908
                                                               ========     ========       ========
                        EQUITIES AND LIABILITIES

EQUITIES AND MARGINS........................................   $ 12,659     $  5,675       $  8,192

LONG-TERM DEBT, NET OF CURRENT PORTION:
  Mortgage notes (Note 11)..................................    113,970      125,751        124,171
  Capital lease--transmission facilities (Note 13)..........     26,256       21,456         18,933
  Other notes payable (Note 14).............................        107       13,460         12,955
                                                               --------     --------       --------
    Total long-term debt....................................    140,333      160,667        156,059

COMMITMENTS AND CONTINGENCIES (Note 24)

CURRENT LIABILITIES:
  Current portion of:
    Mortgage notes..........................................      3,059        3,027          4,032
    Capital leases and other................................      4,548        5,866          5,007
  Line of credit (Note 15)..................................     26,179       27,960         28,000
  Accounts payable:
    Purchased power.........................................      2,815        4,538          3,131
    Other...................................................        338        1,470          1,600
  Equity redemption credits (Note 2)........................      2,685        1,304          1,094
  Equity retirement payable (Note 2)........................         --          411             --
  Purchased power cost subject to refund....................      2,546        4,195          2,228
  Accrued and other current liabilities (Note 16)...........      2,122        2,447          5,396
                                                               --------     --------       --------
    Total current liabilities...............................     44,292       51,218         50,488

DEFERRED CREDITS (Note 18)..................................      3,597        3,635          4,169
                                                               --------     --------       --------
                                                               $200,881     $221,195       $218,908
                                                               ========     ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                   SIX MONTHS ENDED
                                                     YEARS ENDED MARCH 31,           SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1999       2000       2001       2000       2001
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
OPERATING REVENUES:
  Electric sales...............................  $51,665    $54,413    $70,742    $34,668    $39,141
  Gas sales and royalty income.................    1,961        445        486        212         --
  Other........................................    1,177      1,533      1,237        841        587
                                                 -------    -------    -------    -------    -------
    Total operating revenues...................   54,803     56,391     72,465     35,721     39,728
                                                 -------    -------    -------    -------    -------
OPERATING EXPENSES:
  Purchased power..............................   31,743     32,979     44,967     22,179     21,469
  Operations...................................    3,081      3,642      4,464      2,350      2,137
  Maintenance..................................    2,331      2,441      2,497      1,511      1,791
  Gas purchases................................    1,737         --         --         --         --
  Administrative and general...................    3,937      4,925      4,180      1,505      2,034
  Depreciation and amortization................    4,412      5,339      6,171      2,875      3,034
  Property taxes...............................    1,348      1,341      1,408        716        732
  Interest expense, net of capitalized
    interest...................................    6,895      7,932     11,832      5,372      5,793
  Write-off of investment in Citizens
    (Note 4)...................................       --         --      2,815         --         --
  Write-off of investment in MDC (Note 5)......       --         --      1,063         --         --
  Other........................................      604      1,106        579        294        279
                                                 -------    -------    -------    -------    -------
    Total operating expenses...................   56,088     59,705     79,976     36,802     37,269
                                                 -------    -------    -------    -------    -------
OPERATING MARGIN (LOSS)........................   (1,285)    (3,314)    (7,511)    (1,081)     2,459
                                                 -------    -------    -------    -------    -------
NONOPERATING MARGINS:
  Patronage capital from associated
    organizations..............................      713        692        823        814      1,148
  Interest and other income....................      959        227      1,411        388        902
  Equity earnings in Map (Note 23).............       --         --        127         --         35
  Write-off of investment in XPLOR (Note 6)....       --     (3,344)        --         --         --
                                                 -------    -------    -------    -------    -------
    Total nonoperating margins.................    1,672     (2,425)     2,361      1,202      2,085
                                                 -------    -------    -------    -------    -------
    INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....      387     (5,739)    (5,150)       121      4,544

EXTRAORDINARY ITEM--
  Gain on early extinguishment of debt
    (Note 12)..................................       --         --        969        969         --
                                                 -------    -------    -------    -------    -------
    NET INCOME (LOSS)..........................  $   387    $(5,739)   $(4,181)   $ 1,090    $ 4,544
                                                 =======    =======    =======    =======    =======

PRO FORMA BASIC AND DILUTED EARNINGS PER SHARE
  (UNAUDITED):
  Pro forma shares outstanding.................                          1,302                 1,302
  Income (loss) from continuing operations.....                        $ (3.95)              $  3.49
    Extraordinary item.........................                            .74                    --
    Net income (loss)..........................                        $ (3.21)              $  3.49


  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN EQUITIES AND MARGINS
                                 (IN THOUSANDS)


                                                              PATRONAGE      OTHER          TOTAL
                                                               CAPITAL    EQUITIES AND   EQUITIES AND
                                                               CREDITS      MARGINS        MARGINS
                                                              ---------   ------------   ------------
Balance, March 31, 1998.....................................   $19,796      $  (897)       $18,899
  Net income................................................       224          163            387
  Patronage capital credits retired for cash................       (70)          29            (41)
                                                               -------      -------        -------
Balance, March 31, 1999.....................................    19,950         (705)        19,245
  Net loss..................................................        --       (5,739)        (5,739)
  Acquisition of McCulloch Electric Cooperative, Inc. ......     5,753           --          5,753
  Patronage capital credits retired for electric credits....    (5,611)          --         (5,611)
  Patronage capital credits retired for cash................    (1,590)         601           (989)
                                                               -------      -------        -------
Balance, March 31, 2000.....................................    18,502       (5,843)        12,659
  Net loss..................................................        --       (4,181)        (4,181)
  Patronage capital credits retired for electric credits....    (2,401)          --         (2,401)
  Patronage capital credits retired for cash................      (621)         219           (402)
                                                               -------      -------        -------
Balance, March 31, 2001.....................................    15,480       (9,805)         5,675
  Net income for six months.................................        --        4,544          4,544
  Patronage capital credits retired for electric credits....      (909)          --           (909)
  Patronage capital credits retired for cash................    (1,775)         657         (1,118)
                                                               -------      -------        -------
Balance, September 30, 2001 (Unaudited).....................   $12,796      $(4,604)       $ 8,192
                                                               =======      =======        =======


  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                  YEARS ENDED MARCH 31,           SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1999       2000       2001       2000       2001
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $    387   $ (5,739)  $ (4,181)  $ 1,090    $  4,544
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................     9,273      9,910     10,863     5,009       5,520
    Write-off of investments in proposed acquisitions.......        --         --      1,326        --          --
    Equity earnings in Map..................................        --         --       (127)       --          35
    Gain on sale of nonutility investment...................      (819)        --         --        --          --
    Equity loss and write-off of investment in XPLOR........        --      3,344         --        --          --
    Gain on extinguishment of debt..........................        --         --       (969)     (969)         --
    Change in:
      Other assets/deferred credits.........................    (1,150)    (1,455)    (2,251)        6      (1,174)
      Accounts receivable...................................     1,571        422     (2,491)   (2,968)        984
      Purchased power cost subject to refund................       922      2,189      1,649     1,259      (1,967)
      Other current assets..................................        44         37        (40)     (428)     (2,075)
      Accounts payable and accrued expenses.................    (1,664)      (722)     3,180     2,403       1,672
    Other...................................................       110       (786)        63      (118)         --
                                                              --------   --------   --------   -------    --------
      Net cash provided by operating activities.............     8,674      7,200      7,022     5,284       7,539
                                                              --------   --------   --------   -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Utility plant additions...................................   (12,966)    (9,877)   (10,367)   (5,986)     (2,697)
  Utility plant retirements.................................     2,426        923        653        --          --
  Additions to nonutility investments.......................    (1,104)    (1,248)      (360)     (756)       (261)
  Investments in proposed acquisitions......................        --     (1,326)        --        --          --
  Issuance of notes receivable..............................        --         --    (16,500)  (14,917)         --
  Collection of notes receivable............................        --         --        733      (934)        950
  Restricted cash investment................................        --     (1,900)     1,900        --          --
  Other.....................................................        --       (696)       527        --          --
  Proceeds from sale of nonutility investment...............     1,640         --         --    (1,093)         --
                                                              --------   --------   --------   -------    --------
    Net cash used in investing activities...................   (10,004)   (14,124)   (23,414)  (23,686)     (2,008)
                                                              --------   --------   --------   -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under lines of credit......................     1,577      2,005      1,781      (437)         40
  Proceeds from mortgage notes..............................     6,217     17,744     21,027    13,887          --
  Proceeds from note payable................................        --         --     15,000    15,000          --
  Payments on mortgage notes................................    (1,703)    (2,467)    (8,310)   (6,862)       (575)
  Payments on other long-term debt..........................       (96)       (38)      (638)     (108)       (500)
  Payments on capital lease obligations.....................    (4,572)    (6,264)    (4,490)   (2,207)     (3,387)
  Amortization of equity redemption credits.................        --     (2,926)    (3,782)   (1,891)       (673)
  Equity retirement payable.................................        --         --        411       411          --
  Payments in connection with rescission offer..............        --         --         --        --      (1,118)
  Retirement of patronage capital...........................       (41)      (989)      (402)     (392)       (411)
                                                              --------   --------   --------   -------    --------
    Net cash provided by financing activities...............     1,382      7,065     20,597    17,401      (6,624)
                                                              --------   --------   --------   -------    --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............        52        141      4,205    (1,001)     (1,093)

CASH AND CASH EQUIVALENTS:
  Beginning of year.........................................     1,338      1,390      1,531     1,531       5,736
                                                              --------   --------   --------   -------    --------
  End of year...............................................  $  1,390   $  1,531   $  5,736   $   530    $  4,643
                                                              ========   ========   ========   =======    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $  7,057   $  7,842   $ 11,778   $ 5,416    $  5,933
                                                              ========   ========   ========   =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    Cap Rock Electric Cooperative, Inc. (the "Cooperative") is a distribution cooperative organized in September 1939 to provide electric power to its members. The Cooperative also has some transmission assets. The Cooperative's subsidiaries are engaged in providing various electric services and miscellaneous other non-electric businesses.

SYSTEM OF ACCOUNTS

    The Cooperative's accounting records are maintained in accordance with the Uniform System of Accounts as prescribed by the Federal Energy Regulatory Commission ("FERC") for Class A and B electric utilities.

    The Cooperative's accounting policies conform to generally accepted accounting principles as applied in the case of regulated public utilities in the United States and are in accordance with the accounting requirements and ratemaking practices of FERC.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Cooperative, Cap Rock Energy Corporation ("Energy"), Cap Star
Resources, Inc. ("Cap Star"), Cap Rock Utilities, Inc. ("Cap Rock Utilities"), New West Resources, Inc. ("New West"), Cap Rock Cooperative Finance Corporation ("CRCFC") and New Corp Resources Electric Cooperative, Inc. ("New Corp"), all wholly owned subsidiaries.

    Effective September 1, 1999, McCulloch Electric Cooperative, Inc. ("McCulloch") merged into and became an operating division of the Cooperative (See Note 3). McCulloch's operations subsequent to the merger are included the consolidated financial statements.

    Effective June 30, 2001, Cap Star, Cap Rock Utilities and New West were merged into New Corp.

    All significant intercompany accounts and transactions have been eliminated in consolidation.

CHANGE IN YEAR END

    As of October 23, 2001, the Board of Directors adopted a resolution changing the date of the Cooperative's and its subsidiaries' fiscal year-end from March 31 to December 31, effective for the year ended December 31, 2001.

PRO FORMA EARNINGS PER SHARE (UNAUDITED)


    Pro forma basic and diluted earnings (loss) per share (unaudited) are presented in the accompanying consolidated statements of operations for the year ended March 31, 2001, and for the six months ended September 30, 2001. The presentation is based on the assumption that the Cooperative is converted from a member owned cooperative to a shareholder-owned business corporation and 1,302,355 shares of common stock are issued for members' ownership interests on April 1, 2000 and 2001.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

    The preparation of the Cooperative's consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ from those estimates.

UTILITY PLANT

    Utility plant is stated at the original cost of construction, including the cost of contracted services, direct labor, materials and similar overhead items. Maintenance and repairs and the replacement and renewal of items determined to be less than units of property are charged to operations as incurred. The Cooperative does not accrue any cost for major maintenance or repair projects.

    For replacements or removals, the original cost plus removal cost less salvage value is charged to accumulated depreciation. The cost of replacements and renewals is added to utility plant.

    Contributions in aid of construction are credited to the applicable utility plant accounts.

    The Cooperative has capitalized, as a part of utility plant, the cost of borrowed funds used for financing construction. Capitalized interest for the years ended March 31, 2000 and 2001 and the six months ended September 30, 2001 was $89,000, $131,000, and $24,000, respectively. The rate used for interest charged to construction is a variable rate equal to the rate on the short-term line of credit with National Rural Utilities Cooperative Finance Corporation ("NRUCFC").

NONUTILITY PROPERTY

    Nonutility property is stated at original cost. Maintenance, repairs and miscellaneous replacement and renewals of nonutility property are charged to operations as incurred. The Cooperative does not accrue any cost for major maintenance or repair projects.

    Income and expenses related to the Cooperative's primary real estate property are recognized on an accrual basis. Income from the Cooperative's miscellaneous real estate partnership investments is recognized as income as received. Income recorded to date has been less than $5,000.

    In October 1996, the Cooperative began acquiring oil and gas royalty interests. Each royalty interest generally represents a perpetual ownership interest of not more than 5% and usually less than 1%. Prior to the year ended March 31, 2000, the Cooperative used the cost recovery method to account for sales proceeds derived from oil and gas royalty interests, including $184,000 from the sale of a certain real estate parcel in which the royalty interests were retained. Through March 31, 1999, cash proceeds of $285,000 were applied to and reduced the cost basis of oil and gas royalty interests. Effective April 1, 1999, the Cooperative adopted an accounting policy of amortizing its oil and gas royalty interests over an estimated economic life of 25 years. The Cooperative assesses its investment in oil and gas royalty interests for impairment each reporting period based on the outlook for the forecasted amount of royalty interest income to be received. The Cooperative has not secured oil and gas reserve information for its oil and gas royalty interests due to its small royalty ownership interest

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and the inability to obtain oil and gas reserve data for the working interest portion controlling the productive status of each oil and gas property.

    Management of the Cooperative believes that none of its oil and gas mineral interests are impaired because:

    - Substantially all of its royalty interests are located in producing oil and gas areas;

    - Substantially all of its royalty interests are producing royalty income;

    - The present market value and demand for oil and gas royalty interest; and

    - The present price for crude oil and natural gas.

    For the year ended March 31, 2000, and the eight months ended November 30, 2000, the Cooperative's oil and gas royalty income was $283,000 and $368,000, respectively. As discussed in Note 8, effective December 1, 2000, the Cooperative transferred its oil and gas royalty interests in exchange for 3,675,000 shares (100%) of the common stock of Map Resources, Inc. ("Map") and a note receivable from Map of $1,500,000.

LONG-LIVED ASSETS

    Effective April 1, 1995, the Cooperative adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, long-lived assets to be held and used by the Cooperative are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Cooperative bases its evaluation of impairment on factors such as the nature of the assets, the future economic benefit of the assets, and any historical or future profitability indicators. If impairment indicators are present, the Cooperative calculates the impairment when the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets in accordance with SFAS No. 121. If recognition of impairment is necessary, it is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Due to the nature of the Cooperative's utility assets and regulated electric rates, the Cooperative expects to continue to recover the cost of its utility assets for the foreseeable future through the rates charged to its electric customers.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) DEPRECIATION

    Depreciation is computed on straight-line annual composite rates as follows:

Transmission plant..........................................  3.0-10.0%
Distribution plant..........................................     3.1%
General plant:
  Structure and improvements................................     2.5%
  Transportation............................................  12.0-17.0%
  Computer equipment........................................  14.3-20.0%
  Other.....................................................   4.8-6.0%
Nonutility plant............................................  6.7-14.3%

GOODWILL

    Amortization of goodwill is computed on a straight-line basis over a 60-month period.

MATERIALS AND SUPPLIES

    The Cooperative maintains substantially all of its materials and supplies pursuant to an inventory outsourcing arrangement. As of March 31, 2000 and 2001 and September 30, 2001, the Cooperative maintained only a minimal amount of materials and supplies that are utilized for routine maintenance.

INVESTMENTS IN ASSOCIATED ORGANIZATIONS

    Investments in associated organizations relate primarily to required cooperative membership certificates and the accumulated patronage capital of NRUCFC and the Texas Electric Cooperative, Inc. ("TEC"). Investments in these associated organizations are accounted for using the cost method of accounting. NRUCFC and TEC patronage capital allocations are determined annually by the respective organizations based on their bylaws, operating margins and other factors. The Cooperative recognizes changes in and income from the associated organizations when declared by the organizations. For the years ended March 31, 1999, 2000 and 2001, and the six months ended September 30, 2000 and 2001, patronage capital income from associated organizations was $713,000, $692,000, $823,000, $814,000 and $1,148,000, respectively. NRUCFC is the Cooperative's primary lender and TEC provides various lobby services for electric cooperatives in Texas.

CASH AND CASH EQUIVALENTS

    The Cooperative considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates market value due to the short-term maturity of these investments.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The Cooperative provides allowances for doubtful accounts receivable that are estimated to be uncollectible. As of March 31, 2000 and 2001, and September 30, 2001, the allowance for doubtful

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounts was $202,000, $292,000 and $463,000, respectively. Bad debt expense for the years ended March 31, 1999, 2000 and 2001, and the six months ended September 30, 2000 and 2001 was $243,000, $259,000, $228,000, $72,000 and
$148,000, respectively.

EQUITIES AND MARGINS

    The Cooperative's equities and margins consist of capital credits and other equities and margin accounts. According to the Cooperative's Bylaws, only the Cooperative's operating profits are allocated to the members' equity accounts. Operating losses and non-operating gains and losses are recorded as other equities and margins and not allocated to members' equity accounts. Subsidiary gains and losses are recorded as other equities and margins.

    For the years ended March 31, 2000 and 2001, and the six months ended September 30, 2001, in accordance with the Cooperative's Conversion Plan, the Cooperative repurchased certain members' equity account balances aggregating approximately $1,590,000, $621,000 and $1,775,000, respectively, at a discounted cash price of $989,000, $402,000 and $1,118,000, respectively. The difference was credited to the Cooperative's other equity accounts. As of September 30, 2001, all amounts for equity retirements had been paid.

    For the years ended March 31, 2000 and 2001, and the six months ended September 30, 2001, in accordance with the Cooperative's Conversion Plan, the Cooperative repurchased certain members' patronage capital credit balances aggregating $5,611,000, $2,401,000 and $909,000, respectively, by issuing electric credits of $5,611,000, $2,401,000 and $909,000, respectively, to be ratably applied to the members' electric bills over a 24-month period. As of March 31, 2000 and 2001, and September 30, 2001, the balance of the equity redemption credits was $2,685,000, $1,304,000 and $1,540,000, respectively.

OTHER COMPREHENSIVE INCOME

    There were no items of comprehensive income in any period presented.

ACCOUNTING FOR THE EFFECTS OF REGULATIONS

    The rates charged by the Cooperative are regulated by its Board of Directors. The Cooperative prepares its financial statements in accordance with the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulations." SFAS No. 71 requires a cost based, rate-regulated enterprise to reflect the impact of regulatory decisions in its financial statements. In certain circumstances, SFAS No. 71 requires that certain costs and/or obligations be reflected in a deferral account on the balance sheet and not reflected in the statement of income or loss until matching revenues are recognized. It is the Cooperative's policy to assess the recoverability of costs recognized as regulatory assets and the Cooperative's ability to continue to account for its activities in accordance with SFAS No. 71, based on each regulatory action and the criteria set forth in SFAS No. 71.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

    The Cooperative records electric revenues on an "as-billed" basis, consistent with its ratemaking treatment. Unbilled electric revenues as of March 31, 2000 and 2001, and September 30, 2001, were approximately $1,329,000, $2,235,000 and $1,847,000, respectively.

    Late-payment fees are accrued into income after the passage of the due-date for non-residential customers. Only the current month's billed revenue is subjected to a one-time 5% late-payment penalty. Residential customers are not assessed a late-payment penalty.

    Revenues from gas sales and royalty income were accrued monthly based on estimated sales. Other revenue consists primarily of building rental income and is accrued monthly based on contractual lease obligations.

PURCHASED POWER COSTS

    The Cooperative accrues its purchased power cost based on estimated usage through the end of each month.

    The Cooperative's tariffs for electric service include power cost recovery clauses under which electric rates charged to customers are adjusted to reflect actual power costs incurred. In September 2001, the Cooperative has determined approximately $1,700,000 collected power recovery costs subject to refund represented billable costs incurred and not reflected in the power costs subject to recovery. This amount was reflected in the power recovery costs subject to refund liability. As of March 31, 2000 and 2001, and September 30, 2001, the Cooperative's purchased power cost subject to refund was $2,546,000, $4,195,000 and $2,228,000, respectively.

INCOME TAXES

    The Cooperative and New Corp are tax-exempt organizations under Internal Revenue Code Section 501(c)(12).

    Energy, Cap Star, New West and CRCFC are taxable organizations for Internal Revenue Service purposes and file separate federal income tax returns. For the three years ended March 31, 2001, Energy, Cap Star and New West have incurred no tax liability.

    Upon conversion to a shareholder owned business corporation, the Cooperative will become a taxable entity. The pro forma results of the Cooperative, assuming it is taxable, would not have been materially different. As a result of a lack of favorable earnings history, no tax benefit would have been recognized for the net operating losses which have been reported in recent years.

    At March 31, 2001, New West had an estimated $16,300,000 net operating loss carryforward and a $300,000 capital loss carryover that can be used in future years to reduce taxable income. However, as a result of unfavorable earnings history, the benefit of these net operating losses has not been recognized.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECENT ACCOUNTING PRONOUNCEMENTS

    The Cooperative has adopted the following recent accounting pronouncements:

    - SFAS No. 130, "Reporting Comprehensive Income" establishes standards for displaying comprehensive income and its components in the Cooperative's consolidated financial statements. The adoption of this pronouncement had no material effect on the Cooperative's results of operations.

    - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in the consolidated financial statements. The standard also establishes requirements for related disclosure about the products and services, geographic areas and major customers. The Cooperative operates in three industry segments; utilities, corporate and other. Information for each of these segments is included the consolidated financial statements. The adoption of this pronouncement had no effect on the Cooperative's presentation of operating results or financial position.

    - AICPA Statement of Position 98-5 ("SOP 98-5"), "Reporting on Costs of Start-Up Activities" requires entities to expense the costs of start-up activities as incurred. SOP 98-5 broadly defines start-up activities to include: (i) costs that are incurred before operations have begun;
      (ii) costs incurred after operations have begun but before full productive capacity has been reached; (iii) learning costs and non-recurring operating losses incurred before a project is fully operational; and
      (iv) one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, and initiating a new process in an existing operation. The adoption of this pronouncement had no effect on the Cooperative's presentation of operating results or financial position.

    - In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, an amendment to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Cooperative adopted the provisions of SFAS No. 133 on April 1, 2001. In the first quarter of 2001, the Cooperative entered into two derivative transactions to fix a portion of the natural gas component of the related power costs over the next twelve months to minimize the fluctuations in their customer's power bills. These transactions fixed the price on approximately 35,000 to 260,000 MMBtus of natural gas at fixed prices ranging from $3.79 to $5.31 an MMBtu. All payments made or received in connection with these transactions will be collected or rebated to the customers through the power cost recovery component of the customers power bills. The fair market value of the aforementioned transactions at September 30, 2001, is a $2.1 million liability, which is included in Other current liabilities in the September 30, 2001, balance sheet. A corresponding regulatory asset is included in Other current assets, as all the amounts paid or received will be passed through to the Cooperative's customers through the purchased power recovery accounts.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    - In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Cooperative adopted SAB 101 as required as of January 1, 2001. The impact of adopting SAB 101 did not have a material effect on the financial statements. Additionally, in connection with its adoption of SAB 101, the Cooperative will apply the provisions of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." The Cooperative records its electric and gas sales on a gross basis, reflecting the offset of such revenues as an operating expense.

    - In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations"
      (SFAS 141), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires, among other things, all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Under this pronouncement, goodwill and intangible assets with indefinite lives will no longer be amortized but reviewed at least annually for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001, will be reassessed and the remaining amortization periods adjusted accordingly. Management has evaluated the impact of adopting SFAS 142 on the consolidated financial statements and, because the amount of goodwill and other intangible assets in our financial statements is minimal, does not expect the impact from the adoption of SFAS 142 to be significant.

    - In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and are subsequently allocated to expense over the asset's useful life. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact that SFAS No. 143 will have on its financial position or results of operations.

    - In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," however, this statement retains the fundamental provisions of SFAS 121 for
      (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) also supersedes the accounting and reporting provisions of APB Opinion
      No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for segments of a business to be disposed of. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently assessing the impact that SFAS 144 will have on its financial position or results of operations.

2.  CORPORATE RESTRUCTURING

    On October 20, 1998, the Cooperative's members adopted a Conversion Plan to reorganize the Cooperative from a member owned electric cooperative to a shareholder owned business corporation. The Conversion Plan granted broad powers to the Cooperative's Board of Directors, without further action of the membership, to engage in all transactions necessary to implement the Conversion Plan. Such powers include, among other things, the ability to form and capitalize new entities, transfer and/or sell assets, and purchase interests of the members and holders of Cooperative's equity accounts.

    In connection with the Conversion Plan, effective January 1, 1999, Energy was formed as a subsidiary of the Cooperative and substantially all of the Cooperative's operational activities were transferred to Energy. Under the Conversion Plan, the Cooperative was to continue in existence and was to continue to provide electricity to its members until such time as the Board of Directors, at its option and without further approval or action of its members, elected to take one of the following actions:

    - Dissolve and liquidate the Cooperative and distribute the Energy common stock to the Cooperative's members and holders of equity accounts, pursuant to a formula, and become a shareholder-owned electric utility;

    - Unwind the transaction by reacquiring the Cooperative's assets from Energy and return the Energy common stock and remain a member-owned electric cooperative; or

    - Retain the share of Energy common stock and operate in a parent-subsidiary relationship indefinitely.

    Energy is in the process of registering shares of its common stock with the U.S. Securities and Exchange Commission so that they may be distributed to the Cooperative's members and holders of equity accounts. In addition, Energy will offer to purchase certain shares of its common stock which are tendered to it one year from the date of distribution.

    Energy's Articles of Incorporation provide that any shareholder or affiliate of a shareholder holding in excess of 5% of Energy's outstanding common stock will have its voting rights for the shares in excess of 5% reduced to 1/100 per share.

    Pursuant to the Conversion Plan, during the years ended March 31, 2000 and 2001, and the six months ended September 30, 2001, the Cooperative retired equity accounts aggregating $7,201,000, $2,948,000, and $2,684,000, respectively, through the Cooperative's Conversion "Dutch Auction" process and its rescission offer.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

2.  CORPORATE RESTRUCTURING (CONTINUED)
    All Cooperative members with equity accounts greater than $10.00 received notices from the Cooperative regarding their equity account balances and the "Dutch auction" and electric credit process as outlined in the Conversion Plan. All Dutch auction bids received from members of 70% or less of their capital credits account balance were accepted by the Cooperative. For the years ended March 31, 2000 and 2001, and the six months ended September 30, 2001, equity accounts of $1,590,000, $621,000, and $1,775,000, respectively, were retired for a discounted Dutch auction cash price of $989,000, $411,000, and $1,118,000, respectively. The difference was credited to the Cooperative's other equity account. As of March 31, 2001, the Cooperative's equity retirement payable balance was $411,000. As of September 30, 2001, all amounts for equity retirements had been paid.

    For the years ended March 31, 2000 and 2001 and six months ended
September 30, 2001, Cooperative members opting to receive electric credits equal to 100% of their equity account balances totaled $5,611,000, $2,401,000, and $909,000, respectively. Equity redemption electric credits of less than $240.00 were applied immediately and credits of over $240.00 are being ratably applied over a 24-month period to members' electric bills. The unamortized balance of equity redemption credits as of March 31, 2000 and 2001, and September 30, 2001 was $2,685,000, $1,304,000 and $1,540,000, respectively.

3. COOPERATIVE ACQUISITIONS

MCCULLOCH ELECTRIC COOPERATIVE, INC.

    On August 16, 1999, the members of McCulloch, located in Brady, Texas, approved a resolution to merge with and become an operating division of the Cooperative effective September 1, 1999. The merger was accounted for utilizing the purchase method of accounting. The purchase price of McCulloch was the assumption of liabilities and equity accounts as of August 31, 1999, totaling $9,745,000 and $5,753,000, respectively. No fair value adjustments were necessary as the book value of McCulloch's assets approximated their fair market value.

    In connection with this acquisition the Cooperative recorded McCulloch's equity accounts (allocated capital credits) existing at the time of the merger. This adjustment was made to reflect the Cooperative's obligation to assume all of McCulloch's equity accounts (allocated capital credit obligations) which existed at the time of the merger.

    The following is unaudited financial information for McCulloch as of August 31, 1999, and the results of its operations for the seven months ended March 31, 2000 (in thousands):

Net utility plant...........................................  $14,606
Total assets................................................   15,498
Equity and margins..........................................    5,753
Operating revenue...........................................    3,150
Operating income............................................       38
Net income..................................................      127

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

3. COOPERATIVE ACQUISITIONS (CONTINUED)
    The Cooperative's unaudited consolidated results of operations for the years ended March 31, 1999 and 2000, assuming the McCulloch acquisition had occurred on April 1, 1998, are as follows:

                                                              1999       2000
                                                            --------   --------
Operating revenue.........................................  $60,833    $59,355
Operating income (loss)...................................     (434)    (2,666)
Net income (loss).........................................      535     (5,784)

LAMAR COUNTY ELECTRIC COOPERATIVE ASSOCIATION

    On December 14, 1999, the members of Lamar County Electric Cooperative Association ("Lamar"), located in Paris, Texas, approved a resolution to merge with and become an operating division of the Cooperative. The Lamar merger is presently suspended pending the resolution of certain legal challenges. The merger will be accounted for utilizing the purchase method of accounting. The purchase price of Lamar will be the assumption of liabilities and equity accounts as of the closing date. As of December 31, 2000, the Lamar purchase price would be approximately $35,676,000, including the assumption of liabilities and equities of $22,674,000 and $12,475,000, respectively, and deferred acquisition cost of $527,000. As of March 31 and December 31, 2000, and September 30, 2001, the Lamar deferred acquisition costs, primarily outside legal, accounting and consulting costs, were $30,000, $527,000, and $856,000, respectively. See Note 10. As the Lamar merger has not been finalized, none of Lamar's operations are included in the accompanying consolidated financial statements.

    The following is unaudited financial information for Lamar as of and for the year ended December 31, 2000 (in thousands):

Net utility plant...........................................  $32,388
Total assets................................................   35,149
Equity and margins..........................................   12,475
Operating revenue...........................................   12,092
Operating income (loss).....................................      297
Net income (loss)...........................................      319

    Due to delays in consummating the Lamar merger, on August 29, 2000, the Cooperative and Lamar entered into a 5-year management service agreement. Under the terms of the agreement, Lamar's Board of Directors will continue to set policy and perform all of its fiduciary responsibilities and the Cooperative shall perform certain management services of Lamar. As compensation for its management services, the Cooperative will receive $1,000 per month plus reimbursed costs and expenses. If Lamar terminates the agreement prior to the expiration of the original term or any extensions thereof, Lamar is required to pay a cancellation fee of $300,000 as liquidated damages.

4. PROPOSED CITIZENS ACQUISITION

    On February 11, 2000, the Cooperative and Citizens Communications Company, formerly Citizens Utilities Company ("Citizens"), a publicly-owned utility corporation, entered into Purchase and Sale Agreements (the "Agreements") for Citizens' electric utility businesses in Arizona and Vermont for

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

4. PROPOSED CITIZENS ACQUISITION (CONTINUED)
$210 million and $38 million, respectively, subject to federal and state regulatory approval. The Arizona and Vermont Agreements also provided for certain adjustments that added approximately $35 million and $4 million, respectively, to the original purchase price. As of March 31, 2000, the Cooperative had incurred deferred acquisition costs of $601,000, primarily related to outside legal, accounting and consulting costs.

    In connection with the Agreements, the Cooperative delivered to Citizens irrevocable letters of credit as earnest money deposits under the Arizona and Vermont Agreements in the amount of $9,550,000 and $1,900,000, respectively. At March 31, 2000, the Company had a restricted cash investment of $1,900,000 pledged as security for a $1,900,000 letter of credit.

    Although the Cooperative was able to obtain a financing commitment for approximately $191 million for the Arizona acquisition, it was unable to secure financing on acceptable terms and conditions for the balance of the purchase price due in large part to the unprecedented increase in Arizona's wholesale power costs and the inability to recover such increased costs quickly from ratepayers.

    On March 7, 2001, the Cooperative and Citizens agreed to terminate the Agreements and return the letters of credit. Accordingly, for the year ended March 31, 2001, the Cooperative wrote-off $2,815,000 of deferred acquisition costs related to the terminated Citizens acquisition, including termination costs of $1,100,000.

5. PROPOSED MDC ACQUISITION

    On February 7, 2000, the Cooperative, through its wholly-owned subsidiary New West, executed an agreement to acquire all of the stock of Multimedia Development Corporation ("MDC"), a wireless telecommunication entity with operations in New Mexico, for $12,500,000, subject to certain working capital adjustments. As of March 31, 2000, the Cooperative had incurred deferred acquisition cost of $725,000, primarily outside legal, accounting and consulting costs.

    Although the Cooperative was successful in securing financing for part of the purchase price, it was unable to secure adequate financing for the acquisition on acceptable terms and conditions. Accordingly, for the year ended March 31, 2001, the Cooperative charged off $1,063,000 related to the terminated MDC acquisition.

6. INVESTMENT IN XPLOR

    Prior to September 30, 1997, the Cooperative, through New West, owned a 32.45% common stock investment in Araxas Energy Corporation ("Araxas"), a privately held company, valued at $5,722,000. Effective September 30, 1997, Araxas merged with XPLOR Energy, Inc. ("XPLOR"), a privately held company, and the ownership interest was diluted to 18.6%. Prior to September 30, 1997, the Cooperative utilized the equity method of accounting to record its proportionate share of the Araxas's results of operations and recorded a loss of $2,378,000 for the year ended March 31, 1998. Subsequent to September 30, 1997, the Cooperative utilized the cost method to account for its investment in XPLOR. Effective August 19, 1999, XPLOR merged with Harken Energy Corporation, a publicly owned company. In accordance, with the acquisition agreement, all of the $15,800,000 merger

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

6. INVESTMENT IN XPLOR (CONTINUED)
consideration was allocated to XPLOR's preferred stockholders and the XPLOR common stock was effectively canceled. As a result of the XPLOR common stock cancellation, the Cooperative wrote-off the $3,344,000 investment in XPLOR for the year ended March 31, 2000.

7.  UTILITY PLANT

    Utility plant as of March 31, 2000 and 2001, and September 30, 2001, consisted of the following (in thousands):

                                                      MARCH 31,    MARCH 31,    SEPTEMBER 30,
                                                         2000         2001           2001
                                                      ----------   ----------   --------------
                                                                                 (UNAUDITED)
Transmission facilities.............................   $ 59,824     $ 59,824       $ 59,824
Distribution facilities.............................    163,048      171,883        174,544
General facilities..................................     12,370       12,393         12,420
                                                       --------     --------       --------
                                                        235,242      244,100        246,788
Less accumulated depreciation.......................     68,539       78,210         83,149
                                                       --------     --------       --------
  Total utility plant in service, net...............    166,703      165,890        163,639
Construction work in progress.......................      2,834        3,030          2,485
                                                       --------     --------       --------
                                                       $169,537     $168,920       $166,124
                                                       ========     ========       ========

    All utility plant assets are pledged to secure debt and capital lease obligations.

    As discussed in Note 13, the Cooperative intends to sell its transmission system, which at September 30, 2001, has a net book value of approximately $27,492,000, for approximately $75 million. We will continue to use the system through a leaseback arrangement or other agreement with the buyer. This proposed transaction will be subject to several conditions, including:

    - Approval of the transaction by the Board of Directors and appropriate individuals of the buyer;

    - Selection of a buyer and completion by the buyer of its due diligence;

    - Execution by the parties of a definitive agreement and all other necessary agreements; and

    - Approval of regulatory agencies having jurisdiction over the transmission system.

    At the closing, all amounts remaining unpaid with respect to the transmission capital lease obligation will be deducted from the proceeds of the sale.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

8.  NONUTILITY PROPERTY

    Nonutility property as of March 31, 2000 and 2001, and September 30, 2001, consisted of the following (in thousands):

                                                      MARCH 31,   MARCH 31,   SEPTEMBER 30,
                                                        2000        2001           2001
                                                      ---------   ---------   --------------
                                                                               (UNAUDITED)
Real estate.........................................   $2,255      $2,247         $2,260
Oil and gas interests...............................    3,405          --             --
Furniture, fixtures, and other......................       10          10             11
                                                       ------      ------         ------
                                                        5,670       2,257          2,271
Less accumulated depreciation and depletion.........      823         600            631
                                                       ------      ------         ------
                                                       $4,847      $1,657         $1,640
                                                       ======      ======         ======

    In October 1996, the Cooperative began acquiring oil and gas royalty interests. Each royalty interest generally represents a perpetual ownership interest of not more than 5% and usually less than 1%. As of December 1, 2000, the Cooperative's oil and gas properties related to more than 1,000 non-operated, producing and non-producing oil and gas royalty interests located primarily in Texas and Oklahoma. The Cooperative has not secured oil and gas reserve information for its oil and gas royalty interest due to its small royalty ownership interest and the inability to obtain oil and gas reserve data for the working interest portion controlling the productive status of each oil and gas property.

    As discussed in Note 23 to the consolidated financial statements, as of December 1, 2000, New West transferred 100% of its oil and gas royalty interests with a net book value of $3,531,000 to Map, a newly formed company, in exchange for 3,675,000 shares (100%) of Map's common stock and a $1,500,000 note receivable. As of December 31, 2000, Map issued an additional 3,675,000 shares of common stock to Flagstone Petroleum Corporation, a privately owned company, in exchange for oil and gas interests and other properties with an estimated fair market value of $1,553,000. Accordingly, as of March 31, 2001, New West owns approximately 49% of Map, with such interest being reduced to 42% upon the exercise of certain stock options. The investment in Map is accounted for using the equity method of accounting. The Cooperative's equity earnings in Map for the four months ended March 31, 2001, was $127,000 and $35,000 for the six months ended September 30, 2001.

    The Cooperative owns a 50,000 square foot office building that is used as the Cooperative's general corporate headquarters. The Cooperative occupies approximately 25% of the building and the remainder is leased to commercial tenants, subject to leasing terms ranging from monthly to 5 years. For the years ended March 31, 1999, 2000, and 2001 and the six months ended September 30, 2000 and 2001, third party building rental revenue was $206,000, $201,000, $253,000, $125,000 and $155,000, respectively. Building rental revenues, which are not material to the Cooperative's operations, for each of the next five years are expected to be approximately $250,000 per year. As of March 31 and September 30, 2001, the net book value of the building and related property was $1,367,000 and $1,348,000, respectively.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

9.  INVESTMENTS AND NOTES RECEIVABLE

    Investments and notes receivable as of March 31, 2000 and 2001 and September 30, 2001, consisted of the following (in thousands):

                                                      MARCH 31,   MARCH 31,   SEPTEMBER 30,
                                                        2000        2001           2001
                                                      ---------   ---------   --------------
                                                                               (UNAUDITED)
Investments in associated organizations:
  NRUCFC capital term certificates..................   $ 6,274     $ 6,393        $ 6,393
  NRUCFC patronage capital..........................     2,201       2,306          2,721
  TEC patronage capital and bonds...................       846         823            605
  Other.............................................       133         127            114
                                                       -------     -------        -------
                                                         9,454       9,649          9,833
Investment in United Fuel (Note 14).................        --         360            360
Notes receivable--United Fuel, net of current
  portion (Note 14).................................        --      13,417         12,917
Investment and equity earnings in Map (Note 8)......        --       2,158          1,993
Note receivable--Map (Note 8).......................        --       1,350          1,050
Other investments...................................       764         906            953
                                                       -------     -------        -------
                                                       $10,218     $27,840        $27,106
                                                       =======     =======        =======

10.  OTHER ASSETS

    Other assets as of March 31, 2000 and 2001, and September 30, 2001, consisted of the following (in thousands):

                                                               MARCH 31,
                                                          -------------------   SEPTEMBER 30,
                                                            2000       2001          2001
                                                          --------   --------   --------------
                                                                                 (UNAUDITED)
Capital lease sinking fund..............................   $4,025     $5,298        $ 5,896
Capital lease acquisition cost, net of amortization.....    1,560      1,260          1,075
McCulloch goodwill (Note 3).............................      368        255            217
Lamar acquisition cost (Note 3).........................       30        741            856
Stock conversion costs..................................      559        985          1,788
Other...................................................      509        501            470
                                                           ------     ------        -------
                                                           $7,051     $9,040        $10,302
                                                           ======     ======        =======

    The stock conversion costs are the direct costs associated with the conversion of the Cooperative into a shareholder-owned corporation. These amounts will be charged against equity as a reduction to additional paid in capital upon the conversion.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

11.  MORTGAGE NOTES

    Long-term debt as of March 31, 2000 and 2001, and September 30, 2001, consisted of the following (in thousands):

                                                           MARCH 31,
                                                      -------------------   SEPTEMBER 30,
                                                        2000       2001          2001
                                                      --------   --------   --------------
                                                                             (UNAUDITED)
NRUCFC notes:
  Variable rate.....................................  $ 69,783   $110,410      $109,037
  Fixed rate notes..................................    40,975     18,368        18,166
                                                      --------   --------      --------
                                                       110,758    128,778       127,203
Other variable rate notes...........................     6,271         --            --
                                                      --------   --------      --------
                                                       117,029    128,778       127,203
Less current maturities.............................     3,059      3,027         3,032
                                                      --------   --------      --------
                                                      $113,970   $125,751      $124,171
                                                      ========   ========      ========

    On June 23, 2000, the Cooperative increased its long-term borrowing capacity under the Loan Agreement by $21 million, of which $6 million was used to refinance certain McCulloch long-term debt, as discussed below.

    The NRUCFC notes have been issued in conjunction with a Second Restated Mortgage and Security Agreement, dated October 24, 1995 ("Loan Agreement"). Under the Loan Agreement, the Cooperative may elect to pay interest on a fixed or variable interest rate basis, as defined. The existing long-term debt consists of series of loans from the NRUCFC that impose various restrictive covenants, including, among other things, the loan provisions that prohibit the incurrence or guaranty of other secured indebtedness and requires the maintenance of a 1.35 debt service coverage ratio, as defined in the NRUCFC Loan Agreements. In addition, the Cooperative may not make any cash distribution or any general cancellation or abatement of charges for electric energy or services to its members if the ratio of equity to total assets is less than 20%. As of September 30, 2001, the Cooperative's equity to total assets ratio, as defined by the NRUCFC Loan Agreements, was 3.7%. As discussed in Note 2, in conjunction with its Conversion Plan, the Cooperative has made cash distributions and issued electric credits to its members that are in violation of its loan agreements.

    On March 5, 2001, NRUCFC issued a letter to the Cooperative that, among other things:

    - waived the 20% equity to total assets ratio default incurred as a result of certain Conversion Plan distributions;

    - provided written consent to additional Conversion Plan distributions as specified in Cooperative's Proxy Statement, dated October 20, 1998, and pursuant to the terms of a final Prospectus, filed with the Securities and Exchange Commission;

    - granted the waiver only as it applies to Conversion Plan distributions;

    - notified the Cooperative that its $28 million Secured Revolving Line of Credit Agreement will be automatically renewed on June 24, 2001;

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

11.  MORTGAGE NOTES (CONTINUED)
    - notified the Cooperative that all existing NRUCFC indebtedness may remain in place with NRUCFC after the conversion from a cooperative to a business corporation; and,

    - notified the Cooperative that NRUCFC will not make any additional loans above its existing commitments.

    The Cooperative continues to classify its NRUCFC debt as long-term because it:

    - expects to pay its debt under its original terms;

    - has obtained a sufficient waiver of its 20% equity to total assets ratio loan default incurred as a result of certain Conversion Plan distributions;

    - has no other plans for any other distributions not covered by the waiver;

    - is in compliance with its NRUCFC Loan Agreements as of March 31, 2001, and September 30, 2001, after the waiver; and

    - expects to be in compliance with the terms and conditions of its NRUCFC Loan Agreements during the next twelve months and beyond.

    As of March 31, 2001, and September 30, 2001, all available borrowing capacity under the NRUCFC Loan Agreements has been utilized by the Cooperative. Historically, substantially all of the Cooperative's utility plant additions have been financed with long-term borrowings from NRUCFC. In order for the Cooperative to meet its working capital needs, debt service requirements, rescission offer and common stock purchase commitments and planned capital expenditures, it is in the process of implementing the following cash management plans:

    - securing new financing;

    - reducing short term capital expenditures; and,

    - selling nonstrategic assets such as the transmission system and real estate.

    As of March 31, 2000 and 2001 and September 30, 2001, the interest rate on the NRUCFC variable rate notes was 7.35%, 7.80% and 6.2%, respectively, and the weighted average interest rate on the NRUCFC fixed rate notes was 5.99%, 5.62% and 5.73%, respectively.

    Substantially all of the NRUCFC fixed rate notes are subject to interest rate repricing at the end of various periods not to exceed four years.

    Other variable rate notes pertain to McCulloch and bear interest ranging from 2% to 7.55%. As of March 31, 2000, the weighted average interest rate on the McCulloch long-term debt was 4.24%. On May 16, 2000, substantially all of McCulloch's long-term debt was refinanced resulting in an extraordinary gain from early extinguishment of debt of approximately $969,000 for the year ended March 31, 2001. The loans were paid-off with loan proceeds received from NRUCFC, see Note 15.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

11.  MORTGAGE NOTES (CONTINUED)
    Annual maturities of long-term debt as of March 31, 2001 are as follows (in thousands):

2002......................................................  $  3,027
2003......................................................     3,053
2004......................................................     3,178
2005......................................................     3,311
2006......................................................     6,814
Thereafter................................................   109,395
                                                            --------
                                                            $128,778
                                                            ========

    Substantially all of the Cooperative's long-term notes have maturity dates between 2020 and 2035.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and estimated fair values of the Cooperative's financial instruments at March 31, 2000 and 2001 and September 30, 2001. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                          MARCH 31, 2000        MARCH 31, 2001      SEPTEMBER 30, 2001
                                        -------------------   -------------------   -------------------
                                          BOOK       FAIR       BOOK       FAIR       BOOK       FAIR
                                         VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                        --------   --------   --------   --------   --------   --------
Cash and cash equivalents.............  $ 1,531    $ 1,531    $ 5,736    $ 5,736    $ 4,643    $ 4,643
Mortgage notes........................  117,029    117,029    128,778    128,778    128,203    128,203

    The book value of cash and cash equivalents approximated fair value because of the short maturity of those instruments. The carrying values of accounts receivable and account payables included in the accompanying consolidated balance sheets approximated market value at March 31, 2000 and 2001 and September 30, 2001. The fair value of the mortgage notes are assumed to be the same as the carrying value because the interest rates are reflective of market rates.

13.  CAPITAL LEASE OBLIGATIONS

    In connection with the financing, construction and utilization of its transmission line, the Cooperative has entered into agreements with Southwestern Public Service Company ("SPS"), Metropolitan Life Insurance Company ("Met Life"), and John Hancock Leasing Corporation ("John Hancock"). The John Hancock lease was paid in full during the year ended March 31, 2000.

    The substance of the remaining agreements includes financing arrangements with Met Life and a power transmission arrangement with SPS. These agreements qualify as capital leases, and as a result, the transmission line and substation assets and associated capital lease obligations are reflected in the Cooperative's consolidated financial statements.

    The original cost related to the transmission facility and cost of the capital lease of $59,000,000 and $2,999,000, respectively, are being recovered from members through power cost billings over a ten-year period. Consistent with this ratemaking treatment, the transmission facilities and cost of capital

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

13.  CAPITAL LEASE OBLIGATIONS (CONTINUED)
lease are being amortized over ten years. Principal payments on capital lease obligations for the years ended March 31, 1999, 2000 and 2001 and six months ended September 30, 2000 and 2001, were approximately $4,571,000, $4,553,000, $4,678,000, $2,207,000 and $2,360,000, respectively. The corresponding amortization of capital lease obligations was credited to accumulated depreciation and amortization accounts for the transmission facilities consistent with ratemaking treatment.

    Interest on the capital lease obligations for the years ended March 31, 1999, 2000 and 2001 and six months ended September 30, 2000 and 2001, was approximately $2,837,000, $2,400,000, $2,020,000, $1,049,000 and $891,000,
respectively, and is classified as purchased power cost consistent with ratemaking treatment.

    Required principal payments for capital lease obligations are as follows (in thousands):

YEARS ENDED                                        TRANSMISSION
MARCH 31,                                           FACILITIES     OTHER      TOTAL
-----------                                        ------------   --------   --------
  2002...........................................     $ 4,800       $ 66     $ 4,866
  2003...........................................       5,132         28       5,160
  2004...........................................      16,324         15      16,339
                                                      -------       ----     -------
                                                      $26,256       $109     $26,365
                                                      =======       ====     =======

    The Cooperative intends to sell its transmission system, which at September 30, 2001, has a net book value of approximately $27,492,000, for approximately $75 million. We will continue to use the system through a leaseback arrangement or other agreement with the buyer. This proposed transaction will be subject to several conditions, including:

    - Approval of the transaction by the Board of Directors and appropriate individuals of the buyer;

    - Selection of a buyer and completion by the buyer of its due diligence;

    - Execution by the parties of a definitive agreement and all other necessary agreements; and

    - Approval of regulatory agencies having jurisdiction over the transmission system.

    At the closing, all amounts remaining unpaid with respect to the transmission capital lease obligation will be deducted from the proceeds of the sale.

14.  OTHER NOTES PAYABLE

    As of March 31, 2000, the Cooperative, through New West, agreed to make loans totaling $15 million to two fuel and lubricant subsidiaries of United Fuel and Energy Corporation ("United Fuel"). On July 12, 2000, New West entered into and the Cooperative guaranteed, with NRUCFC permission, a $15 million, three-year loan agreement with a bank. At September 30, 2001, the bank loan balance was $13,917,000 and is included in other notes payable, net of the $1,000,000 current portion. The bank loan agreement is payable monthly based on a fifteen-year amortization with interest at Wall Street Journal prime rate plus 1% with such rate aggregating 7% at September 30, 2001.

    Simultaneously, New West loaned $15 million to United Fuel's two subsidiaries with terms and conditions substantially identical to the bank loan agreement, interest at Wall Street Journal prime rate

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

14.  OTHER NOTES PAYABLE (CONTINUED)
plus 1.25%, and secured by United Fuel's stock and properties, as well as plant and equipment of the United Fuel subsidiaries. New West has pledged its security as collateral for its bank loan agreement. At September 30, 2001, the United Fuel note receivable balance was $13,917,000 and is included in investments and notes receivable, net of the $1,000,000 current portion. See also Note 9. At closing, New West acquired a 10% interest in United Fuel for $300,000, at a cost of $3,000 per share. In January 2001, New West acquired an additional 5% net interest in United Fuel from certain selling United Fuel shareholders for $60,000, at a cost of $1,200 per share. In addition, beginning January 1, 2002, as long as United Fuel is indebted to New West or until January 1, 2010, whichever is earlier, New West has a right to acquire an additional 10% ownership in United Fuel, exercisable in annual increments of 1%-2% through January 1, 2010 at a price of $1,250 per share, subject to certain adjustments. In accordance with APB 18, the Cooperative will account for its investment in United Fuel using the cost method of accounting until its ownership in United Fuel is 20% or more, at which time it will use the equity method of accounting.

    In March 2001, the bank amended the bank loan agreement to eliminate the net worth requirements of the agreement.

15.  LINE OF CREDIT

    As of March 31, 2001 and September 30, 2001, the Cooperative has a Secured Revolving Line of Credit Agreement with NRUCFC, dated June 24, 1997, aggregating $28 million, with interest payable at NRUCFC prime rate plus 1% and secured by utility plant assets. As of March 31, 2000, and 2001 and September 30, 2001, the outstanding balance of the line of credit was approximately $26,179,000, $27,960,000 and $28,000,000, respectively, with interest rates of 7.55%, 8.05%
and 6.6%, respectively. The line of credit is renewable annually and has been extended to June 24, 2002.

    For the years ended March 31, 1999, 2000 and 2001 and six months ended September 30, 2000 and 2001, the weighted average interest rate on the line of credit computed on a daily basis was 6.41%, 6.71%, 8.19%, 8.05% and 7.13%, respectively, and interest expense was $1,425,000, $1,620,000, $2,186,000,
$1,092,000 and $1,001,000, respectively.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

16.  ACCRUED AND OTHER CURRENT LIABILITIES

    Accrued and other current liabilities at March 31, 2000 and 2001 and September 30, 2001, consisted of the following (in thousands):

                                                               MARCH 31,
                                                          -------------------   SEPTEMBER 30,
                                                            2000       2001          2001
                                                          --------   --------   --------------
                                                                                 (UNAUDITED)
Accrued property taxes..................................   $  326     $  353        $1,046
Accrued interest........................................      622        806           692
Accrued payroll and benefits............................      579        626           729
Accrued insurance.......................................      203         96           235
Accrued other...........................................       58        146           136
Accrued retirement benefits.............................       62         41            41
Accrued derivative liabilities..........................       --         --         2,067
Customer deposits and prepayments.......................      272        379           450
                                                           ------     ------        ------
                                                           $2,122     $2,447        $5,396
                                                           ======     ======        ======

17.  PENSION PLAN AND BENEFITS TO RETIREES

PENSION PLAN

    The Cooperative has a defined contribution plan available to substantially all employees who have completed one year of service and attained age 21. The cost to provide the benefit for the years ended March 31, 1999, 2000 and 2001, and six months ended September 30, 2000 and 2001, totaled approximately $374,000, $385,000, $474,000, $244,000 and $236,000, respectively.

    The Cooperative provides continued major medical and life insurance coverage to retired employees and their dependents. The cost to maintain such benefits for the years ended March 31, 1999, 2000 and 2001, and six months ended September 30, 2000 and 2001, totaled $160,000, $167,000, $219,000, $100,000 and
$162,000, respectively.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

17.  PENSION PLAN AND BENEFITS TO RETIREES (CONTINUED)
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The funded status of the plan and the amounts recognized on the balance sheet as of March 31, 2000 and 2001 are as follows (in thousands):

                                                                2000       2001
                                                              --------   --------
Accumulated Postretirement Benefit Obligation (APBO)--
  Actives not yet eligible..................................   $1,280     $1,594
  Actives fully eligible....................................      181        206
  Retirees and dependents...................................    1,430      1,435
                                                               ------     ------
    Total APBO..............................................    2,891      3,235
Plan assets at fair value...................................       --         --
                                                               ------     ------
Accrued postretirement benefit liability....................    2,891      3,235
Unrecognized loss from past experience different from that
  assumed and from changes in assumptions...................     (352)      (606)
                                                               ------     ------
Accrued postretirement benefit cost.........................   $2,539     $2,629
                                                               ======     ======

    Changes in the accrued postretirement benefit cost for the years ended March 31, 2000 and 2001 are as follows (in thousands):

                                                                2000       2001
                                                              --------   --------
Balance, beginning of year..................................   $2,449     $2,539
  Net periodic postretirement cost..........................      330        339
  Contributions.............................................     (240)      (249)
                                                               ------     ------
Balance, end of year........................................   $2,539     $2,629
                                                               ======     ======

    Net periodic postretirement benefit costs for the years ended March 31, 1999, 2000 and 2001 are as follows (in thousands):

                                                                1999       2000       2001
                                                              --------   --------   --------
Service cost................................................    $105       $114       $125
Interest cost...............................................     217        216        214
                                                                ----       ----       ----
                                                                $322       $330       $339
                                                                ====       ====       ====

    The assumption used in the calculation of the costs presented above were as follows:

                                                                1999       2000       2001
                                                              --------   --------   --------
Discount rate...............................................    6.5%       7.75%      7.25%
                                                                ===        ====       ====
Health care cost trend rates:
  Medical and dental--6.5% in 2001, grading down 0.5% per year to an ultimate rate of 5% for all years beginning after 2004

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

17.  PENSION PLAN AND BENEFITS TO RETIREES (CONTINUED)
    Increasing the assumed healthcare cost trend rates by one percentage point in 1999, 2000 and 2001 would increase the APBO $499,000, $384,000 and $430,000, respectively, and the aggregate of the service and interest cost components by $51,000, $47,000 and $51,000, respectively.

    No return on plan assets was assumed in the calculation as the Cooperative holds no specified plan assets.

18.  DEFERRED CREDITS

    Deferred credits at March 31, 2000 and 2001 and September 30, 2001, consisted of the following (in thousands):

                                                       MARCH 31,
                                                  -------------------   SEPTEMBER 30,
                                                    2000       2001          2001
                                                  --------   --------   --------------
                                                                         (UNAUDITED)
Accrued retirement benefits.....................   $2,539     $2,629        $2,674
Deferred rent income............................      132         57            19
Deferred executive compensation.................      649        768           808
Long-term equity redemption credits.............       --         --           446
Unclaimed member capital credits................      150         39            39
Deferred scholarship fund.......................       16         56            51
Other...........................................      111         86           132
                                                   ------     ------        ------
                                                   $3,597     $3,635        $4,169
                                                   ======     ======        ======

    Unclaimed member capital credits related to capital credit distribution payments made by the Cooperative to its members prior to 1998 that were returned as undeliverable and for which the Cooperative has no better addresses. In accordance with Texas law, amounts that are undeliverable for three years must be forwarded to the Comptroller of Public Accounts. In 1997, a new law was enacted allowing nonprofit cooperative corporations to redirect a portion of unclaimed money to a scholarship funds for rural students and to an economic development fund. During the years ended March 31, 1999, 2000 and 2001, the Cooperative made deferred scholarship fund transfers of $13,000, $10,000 and $56,000, respectively, and transfers to the Comptroller of $13,000, $44,000 and $64,000, respectively. No transfers were made to the scholarship fund or the Comptroller for the six months ended September 30, 2000 and 2001.

19.  SALE OF GAS GATHERING INVESTMENTS

    Effective July 31, 1998, New West sold its gas gathering subsidiaries for cash aggregating $1,640,000 and recognized a gain on the sale of $819,000 for the year ended March 31, 1999. The recorded book value of the subsidiaries was $821,000. For the year ended March 31, 1999, the gas gathering subsidiaries' operating revenues and net loss were $1,912,000 and $283,000, respectively.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

20.  MAJOR CUSTOMERS

    For the years ended March 31, 1999, 2000 and 2001, and the six months ended September 30, 2000 and 2001, the Cooperative and its subsidiaries had no customer that accounted for more than 10% of operating revenues.

21.  REGULATORY MATTERS

    Under the Public Utility Regulatory Act of 1995 (the "Act"), the Cooperative has elected not to operate under the regulatory authority of the Public Utility Commission of Texas. In accordance with the Act, any changes in the Cooperative's electric rates must be approved by its Board of Directors.

22.  ELECTRIC DEREGULATION

    On May 27, 1999, the Texas legislature passed a bill relating to the restructuring of the electric utility industry in Texas. The bill, among other things, freezes rates for most of the investor-owned utilities until retail competition begins on January 1, 2002, then mandates a 6% rate decrease for residential and small commercial customers. Rates will be capped for five years. Municipally owned utilities and cooperatives may elect, but are not required, to offer retail customer choice on or after January 1, 2002.

    Under the new law, electric cooperatives electing to participate in customer choice shall have the right to offer electric energy and related services at unregulated prices directly to retail customers who have customer choice without regard to geographical location. Electric cooperatives electing not to participate in customer choice will not be permitted to offer electric energy at unregulated prices directly to retail customers outside its certified retail service area.

    At the present time, management has made no decision as to whether the Cooperative will offer customer choice to its retail members and has not completed its assessment of the financial impact of the new legislation on the Cooperative's future operations.

23.  RELATED PARTY ACTIVITY

    On February 22, 1999, New West and its seven-member board of directors entered into a Royalty Pool Agreement whereby a total of 15% of New West's oil and gas royalty interest were sold at cost to the directors. Under the Agreement, unsecured, interest-bearing notes were executed by the seven directors payable from their share of oil and gas royalty income. Four of the New West directors serve as directors for the Cooperative. The directors' royalty income related to New West for the years ended March 31, 1999, 2000 and 2001, totaled $2,000, $51,000, $65,000 and $37,000 for the six months ended
September 30, 2000, respectively.

    As described in Note 8, in fiscal 2001, New West formed Map. In order to complete this transaction, the following transactions occurred simultaneously:

1. The New West Directors ("Directors") contributed mineral interests with a value of approximately $530,000 to New West in exchange for a cancellation of a note payable to New West of approximately $420,000 and 79,345 shares of Map common stock valued at approximately $44,000. The net result was an economic gain to New West (and an economic loss to the Directors) of approximately $66,000.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

23.  RELATED PARTY ACTIVITY (CONTINUED)
2. New West contributed its mineral interests with a value of approximately $3,531,000 (which included the Directors' $530,000 mineral interest) to Map in exchange for 3,675,000 shares of Map common stock valued at $2,031,000 and a $1,500,000 note receivable from Map. New West then transferred 79,345 shares of Map common stock valued at $44,000 to the Directors to satisfy its obligation under transaction 1.

3. To complete the formation of Map and to compensate the Directors for the $66,000 value they had lost in transaction 1, New West granted the Directors options to purchase 471,904 shares of Map common stock. The value of the options was approximately $61,000.

    After all of the above mentioned transactions had been completed, the Directors had received fair value for their assets contributed. Similarly, New West has paid fair value for what it has received. No gain or loss was apparent in this transaction.

    On June 19, 2001, all of the Map common stock options were exercised by the Directors for cash of approximately $200,000. This reduced New West's interest in Map from approximately 49% to approximately 42%.

    In October 1992, the Cooperative entered into an Achievement Based Contract--Southwestern Public Service Company ("ABC-SPS") with its executive officers and a former employee, a total of four individuals. In accordance with the terms of the ABC-SPS Contract, the compensation distributed to the individuals equals 2% of the annual net purchased power cost savings derived from the SPS purchased power contract compared to the prior Texas Utilities purchased power contract. The compensation is computed as of the end of each calendar year based on an assessment of the estimated savings and approved by the Cooperative's board of directors. The ABC-SPS Contract expires in October 2002. For the years ended March 31, 1999, 2000 and 2001, the executive officers received and the Cooperative recorded expense of $192,000, $197,000 and $124,000, respectively.

    In June 1999, the Cooperative entered into an Achievement Based Compensation Contract--Merger or Acquisition With Other Electric Utilities (the "ABC-Merger Contract") with certain of its executive officers, its general counsel and its directors and advisory directors, a total of 16 individuals. In accordance with the terms of the ABC-Merger Contract, the participants receive compensation equal to 1.5% of the total assets added to the Cooperative or Energy by merger or acquisition since 1990. The ABC-Merger Contract expires in 2009. 60% of amounts paid under the ABC-Merger Contract are allocated to participating executive officers, 10% is allocated to the general counsel and 30% is allocated to directors and advisory directors. During the year ended March 31, 2000, the Cooperative recorded compensation expense of $513,000 related to the ABC-Merger Contract, including $382,000 to be paid at a later date. No amounts were accruable under the ABC-Merger Contract for the year ended March 31, 2001, or for the six months ended September 30, 2001.

    In August 2000, the Cooperative amended the ABC-Merger Contract by limiting total assets added to mean only those mergers or acquisitions of electric or telephone cooperatives or municipal electric systems that require only the assumption of debt and equity. The revised ABC-Merger Contract expires
August 2010. No amounts have been paid under the revised ABC-Merger Contract. Upon completion of the Lamar acquisition, participants in the ABC-Merger Contract will receive approximately $525,000 as compensation.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

24.  COMMITMENTS AND CONTINGENCIES


    The Cooperative purchases all of its electric power pursuant to long-term wholesale electric power contracts with Southwest Public Service Company ("SPS"), Dynegy Power Marketing, Inc. ("Dynegy"), Lower Colorado River Authority ("LCRA") and Garland Power and Light ("GPL"). SPS, Dynegy, LCRA and GPL contracts expire in 2013, 2002, 2016 and 2002, respectively, and account for approximately 80%, 8.5%, 10% and 1.5%, respectively, of the Cooperative's electric power purchases. The contracts for power cover KWh usage, KW demand levels, transmission, scheduling and ancillary services along with energy and fuel costs. The Cooperative's purchase power costs fluctuate based on the price of the fuel and usage. Management believes that in the event the contracts are not renewed, the Cooperative's operations will not be severely affected as new contracts can be secured at competitive rates with other electric power providers.



    The LCRA contract covers all power utilized by the McCullough division of the Cooperative and permits us to purchase 100% of the power needed to supply the native load of the division. LCRA charges the Cooperative fixed factors for energy, KW demand and scheduling services applied to our usage. LCRA's transmission charges are fixed monthly charges regulated by the Electric Reliability Council of Texas ("ERCOT"). Fuel costs paid to LCRA are the Cooperative's pro-rata share of the amounts that LCRA actually pays for fuel to generate electricity. The Cooperative is required to purchase power from LCRA but has no minimum usage levels and only minimal penalties. The contract between LCRA and the Cooperative expires in June 2016.



    The Hunt-Collin division of the Cooperative has a contract with Dynegy to provide KWh usage and KW demand to the Cooperative and to the City of Farmersville. The contract allows the Cooperative to purchase up to 22 megawatts of electricity. The Cooperative is not required to buy any power from Dynegy, but pay a fixed monthly fee ("reservation charge") of $133,000 to reserve the 22 megawatts of capacity. In addition to the reservation charge, the Cooperative pays $15 per megawatt for off-peak power purchased and a formula charge, based on the beginning of the month natural gas price, for peak power purchased. Except for the reservation charge, the Cooperative has no other minimum usage requirements or penalties. The City of Farmersville is charged its pro-rata share of all monthly charges from Dynegy based on the City of Farmersville's usage of the power supplied by Dynegy and GPL. The contract between Dynegy and the Cooperative expires in May 2002.


    The Hunt-Collin division of the Cooperative is entering into a contract with GPL to provide ancillary and scheduling services along with providing 4 megawatts of additional capacity to the Hunt-Collin division of the Cooperative and to the City of Farmersville. The GPL contract will require the Cooperative to pay an average monthly amount of $22,700 for 4 megawatts of capacity and a fixed price of $17,700 per month for scheduling and ancillary services. The Cooperative must pay for capacity, scheduling and ancillary services regardless of usage. Actual energy and fuel charges are a variable factor charged against actual usage with no minimum cost. The City of Farmersville is charged its pro-rata share of all monthly charges based on the City of Farmersville's usage of the power supplied by Dynegy and GPL. The GPL contract runs concurrent to the Dynegy contract and expires in May 2002.

    Various members of ERCOT provide the Hunt-Collin division of the Cooperative and the City of Farmersville with transmission services. ERCOT regulates the transmission rates that are charged by the ERCOT members. The Hunt-Collin division of the Cooperative and the City of Farmersville pay a

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

24. COMMITMENTS AND CONTINGENCIES (CONTINUED) fixed monthly fee based on the estimated usage submitted prior to the beginning of each year. There is no contract with the individual ERCOT members. Taking power over the ERCOT network requires the Cooperative to pay fees regulated by ERCOT. The annual charges to use the ERCOT transmission network cover the period of January 1st to December 31st of each year. Withdrawing from ERCOT and using other transmission services relieves the user of further charges. Because the use of the network is governed by ERCOT and falls under the jurisdiction of the Texas Public Utility Commission, a contract is not required with each ERCOT member. The City of Farmersville is charged its pro-rata share of all monthly charges from the ERCOT companies based on the City of Farmersville's usage of the power supplied by Dynegy and GPL.


    The Cooperative's other two divisions, Stanton and Lone Wolf, have a contract with SPS. The SPS contract has no minimum KWh usage requirements, but does have minimum charges for KW demand and transmission services. The Cooperative must pay a minimum of 65% of the prior twelve months highest monthly KW demand usage multiplied by a fixed rate along with their pro-rata share of the fixed transmission costs based on the Cooperative's prior twelve months usage as a percentage of all SPS usage. The SPS contract allows the Cooperative to purchase all power needed. Energy, KW demand, ancillary services and scheduling charges are based on fixed factors charged against usage. The Cooperative also pays a pro-rata share of SPS's FERC regulated transmission charges. Fuel costs paid to SPS are based on SPS's actual cost of fuel used to generate electricity. The SPS contract expires in December 2013.


    The Cooperative is involved in various litigation matters, none of which is expected to have a material impact on the financial condition, operating results or liquidity of the Cooperative.

25.  INCOME TAXES

    The Cooperative and New Corp are tax-exempt organizations under Internal Revenue Code Section 501(c)(12). Energy, Cap Star, New West and CRCFC are taxable organizations for Internal Revenue Service purposes and file separate federal income tax returns. No income tax expense has been recorded in 1999, 2000 and 2001.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

25.  INCOME TAXES (CONTINUED)
    The components of the consolidated net deferred tax assets and liabilities as of March 31, 2000 and 2001, are as follows (in thousands):

                                                              2000       2001
                                                            --------   --------
Deferred tax assets--
  Net operating losses....................................  $ 4,644    $ 5,703
  General business credits................................    1,503        104
  Alternative minimum tax credits.........................      704        704
                                                            -------    -------
    Net deferred tax assets...............................    6,851      6,511
                                                            -------    -------

Deferred tax liabilities--
  Patronage dividends.....................................   (2,007)    (2,263)
                                                            -------    -------

Less--Valuation allowance.................................   (4,844)    (4,248)
                                                            -------    -------
    Net deferred tax......................................  $    --    $    --
                                                            =======    =======

    The Company has federal income tax net operating loss carryforwards at March 31, 2001, of approximately $16.3 million, which are scheduled to expire in 2004 through 2020.

    All of the differences between the statutory income tax rates and the effective income tax rates are attributable to the change in the valuation allowance.

26.  SEGMENT INFORMATION

    The Cooperative has adopted SFAS No. 131, "Disclosures about Segments of a Business Enterprise and Related Information." Substantially all of the Cooperative's operations are conducted primarily in Texas and involve the following business segments:

       Utility--electric sales and various electric services;

       Other--oil and gas, real estate and other investments; and,

       Corporate-- general corporate activities including cash and temporary cash investments, various notes receivable, miscellaneous investments and interest expense.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1999, 2000 AND 2001

          (INFORMATION AS OF SEPTEMBER 30, 2000 AND 2001 IS UNAUDITED)

26.  SEGMENT INFORMATION (CONTINUED)
    Business segment information as of and for the years ended March 31, 1999, 2000 and 2001, and for the six months ended September 30, 2000 and 2001 follows (in thousands):

                                                        UTILITY     OTHER     CORPORATE    TOTAL
                                                        --------   --------   ---------   --------
Operating revenues
  March 31, 1999......................................  $ 52,500   $ 2,303     $    --    $ 54,803
  March 31, 2000......................................    55,737       654          --      56,391
  March 31, 2001......................................    71,715       750          --      72,465
  September 30, 2000..................................    35,296       425          --      35,721
  September 30, 2001..................................    39,563       165          --      39,728

Net income (loss)
  March 31, 1999......................................     6,247       183      (6,043)        387
  March 31, 2000......................................     4,860    (3,585)     (7,014)     (5,739)
  March 31, 2001......................................     8,320    (3,873)     (8,628)     (4,181)
  September 30, 2000..................................     6,086       (12)     (4,984)      1,090
  September 30, 2001..................................     9,640      (205)     (4,891)      4,544

Identifiable assets
  March 31, 1999......................................   172,643     6,995       2,345     181,983
  March 31, 2000......................................   189,732     5,569       5,580     200,881
  March 31, 2001......................................   192,054     4,397      24,744     221,195
  September 30, 2000..................................   209,139     6,292      18,090     233,521
  September 30, 2001..................................   191,587     4,362      22,959     218,908

Capital expenditures
  March 31, 1999......................................    12,966     1,104          --      14,070
  March 31, 2000......................................     9,877     1,973          --      11,850
  March 31, 2001......................................    10,367       360          --      10,727
  September 30, 2000..................................        --     6,742          --       6,742
  September 30, 2001..................................     2,697       261          --       2,958

Depreciation and amortization
  March 31, 1999......................................     9,136       137          --       9,273
  March 31, 2000......................................     9,846        64          --       9,910
  March 31, 2001......................................    10,576       287          --      10,863
  September 30, 2000..................................     4,977        32          --       5,009
  September 30, 2001..................................     5,491        29          --       5,520

Interest expense, net
  March 31, 1999......................................        --        --       6,895       6,895
  March 31, 2000......................................        --        --       7,932       7,932
  March 31, 2001......................................        --        --      11,832      11,832
  September 30, 2000..................................        --        --       5,372       5,372
  September 30, 2001..................................        --        --       5,793       5,793

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
McCulloch Electric Cooperative, Inc.
Brady, Texas

    We have audited the balance sheets of McCulloch Electric Cooperative, Inc. as of December 31, 1998 and 1997, and the related statements of income and patronage capital, and cash flows for the years then ended. These financial statements are the responsibility of the cooperative's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of McCulloch Electric Cooperative, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States.

                                          Bolinger, Segars, Gilbert & Moss,
                                          L.L.P.
                                          Certified Public Accountants

Lubbock, Texas
February 18, 1999 (except with respect
to the matters discussed in
Notes 1 and 2 as to which
the date is May 21, 2001)

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                                  1997            1998           1999
                                                              -------------   -------------   -----------
                                                                                              (UNAUDITED)
                                                 ASSETS
UTILITY PLANT AT COST
  Electric plant in service.................................     $18,102         $18,796        $19,192
  Construction work in progress.............................          43              61            138
                                                                 -------         -------        -------
                                                                  18,145          18,857         19,330
  Less: Accumulated provision for depreciation..............       4,465           4,791          4,963
                                                                 -------         -------        -------
                                                                  13,680          14,066         14,367
                                                                 -------         -------        -------
OTHER PROPERTY AND INVESTMENTS--AT COST OR STATED VALUE
  Non-utility property......................................          13               9              7
  Investment in associated organizations....................         238             278            281
                                                                 -------         -------        -------
                                                                     251             287            288
                                                                 -------         -------        -------
CURRENT ASSETS
  Cash-general..............................................         223             188             76
  Accounts receivable (less allowance for uncollectables of
    $17 in 1997 and $14 in 1998)............................         412             296            380
  Material and supplies.....................................          57              71             59
  Other current and accrued assets..........................          44              55             44
                                                                 -------         -------        -------
    Total current assets....................................         736             610            559
                                                                 -------         -------        -------
DEFERRED CHARGES............................................          32               6              1
                                                                 -------         -------        -------
                                                                 $14,699         $14,969        $15,215
                                                                 -------         -------        -------
                                        EQUITIES AND LIABILITIES
EQUITIES
  Memberships...............................................     $    86         $    88        $    89
  Patronage capital.........................................       5,376           5,564          5,529
  Other equities............................................         107             107            107
                                                                 -------         -------        -------
                                                                   5,569           5,759          5,725
                                                                 -------         -------        -------
LONG-TERM DEBT:
  RUS mortgage notes, less current maturities...............       6,066           5,854          5,749
  National Bank for Cooperatives notes, less current
    maturities..............................................         482             477            475
  Notes payable to be refinanced............................       1,700           2,000          2,300
  Capital lease obligations.................................          25              18             15
                                                                 -------         -------        -------
                                                                   8,273           8,349          8,539
                                                                 -------         -------        -------
COMMITMENTS AND CONTINGENCIES (Note 18)

CURRENT LIABILITIES:
  Current maturities of long-term debt......................         203             211            211
  Accounts payable:
    Purchase power..........................................         256             234            292
    Other...................................................         223             247            146
  Fuel cost adjustment overbilled...........................           1               2             --
  Consumer deposits and prepayments.........................         101              97             95
  Accrued employee compensated absences.....................          30              31             31
  Accrued interest and taxes................................          17               7             77
                                                                 -------         -------        -------
    Total current liabilities...............................         831             829            852
                                                                 -------         -------        -------
DEFERRED CREDITS............................................          26              32             99
                                                                 -------         -------        -------
                                                                 $14,699         $14,969        $15,215
                                                                 =======         =======        =======

                See accompanying notes to financial statements.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                   STATEMENTS OF INCOME AND PATRONAGE CAPITAL

                                 (IN THOUSANDS)

                                                                  YEARS ENDED        SIX MONTHS ENDED
                                                                 DECEMBER 31,            JUNE 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
OPERATING REVENUES:
  Electric sales, net of excise taxes.......................   $5,179     $5,335     $2,462     $2,293
  Other.....................................................       48         45         26         19
                                                               ------     ------     ------     ------
    Total operating revenues................................    5,227      5,380      2,488      2,312
                                                               ------     ------     ------     ------

OPERATING EXPENSES:
  Purchased power...........................................    3,008      3,121      1,443      1,333
  Operations................................................      255        267        154        110
  Maintenance...............................................      221        225        104         91
  Administrative and general................................      497        522        241        263
  Depreciation and amortization.............................      536        558        277        286
  Property taxes............................................      132        135         72         71
  Interest expense..........................................      394        406        201        200
  Other.....................................................        2          3          1          2
                                                               ------     ------     ------     ------
    Total operating expenses................................    5,045      5,237      2,493      2,356
                                                               ------     ------     ------     ------

      NET OPERATING INCOME (LOSS)...........................      182        143         (5)       (44)
                                                               ------     ------     ------     ------

NONOPERATING MARGINS:
  Patronage capital from associated organizations...........       40         39          5          4
  Interest income...........................................        6          5          2          1
  Other.....................................................       37          1         (3)         4
                                                               ------     ------     ------     ------
    Total nonoperating margins..............................       83         45          4          9
                                                               ------     ------     ------     ------

      NET INCOME (LOSS).....................................   $  265     $  188     $   (1)    $  (35)
                                                               ======     ======     ======     ======

PATRONAGE CAPITAL:
  Beginning balance.........................................   $5,111     $5,376     $5,376     $5,564
  Net income (loss).........................................      265        188         (1)       (35)
                                                               ------     ------     ------     ------

      Ending balance........................................   $5,376     $5,564     $5,375     $5,529
                                                               ======     ======     ======     ======

                See accompanying notes to financial statements.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEARS ENDED        SIX MONTHS ENDED
                                                                 DECEMBER 31,            JUNE 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss).........................................   $  265     $  188     $   (1)    $  (35)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization...........................      536        558        277        286
    Noncash patronage capital from associated
      organizations.........................................      (40)       (39)        (5)        (4)
    Changes in:
      Deferred charges......................................       (2)        25         10          5
      Deferred credits......................................       (9)         6        (13)        (8)
      Accounts receivable...................................      (59)       117        (69)       (84)
      Inventories and prepaid expenses......................       21        (26)         3         23
      Payable and accrued expenses..........................       25        (10)       (10)        23
                                                               ------     ------     ------     ------
        Net cash provided by operating activities...........      737        819        192        206
                                                               ------     ------     ------     ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant................................     (937)      (953)      (487)      (515)
  Retirement of utility plant...............................       45         13         15          6
  Other property and investments............................        7         (1)        --         --
                                                               ------     ------     ------     ------
    Net cash used in investing activities...................     (885)      (941)      (472)      (509)
                                                               ------     ------     ------     ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt to RUS.........................     (198)      (205)      (103)      (105)
  Advance on notes payable--CFC.............................      500        300        200        300
  Capital lease obligations.................................       (4)        (6)        (3)        (3)
  Payments on long-term debt to National Bank for
    Cooperatives............................................       (4)        (4)        (2)        (2)
  Memberships...............................................        2          2          1          1
                                                               ------     ------     ------     ------
    Net cash provided by financing activities...............      296         87         93        191
                                                               ------     ------     ------     ------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      148        (35)      (187)      (112)

CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................       75        223        223        188
                                                               ------     ------     ------     ------

  End of period.............................................   $  223     $  188     $   36     $   76
                                                               ======     ======     ======     ======

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................   $  394     $  401     $  197     $  201
                                                               ======     ======     ======     ======

NON CASH FINANCING ACTIVITY
  During 1997 the Cooperative executed a lease for equipment totaling $29

                See accompanying notes to financial statements.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1.  RESTATEMENT OF FINANCIAL STATEMENTS

    These financial statements have been restated to reclassify a previous correction to depreciation that was carried as a deferred credit in the previously issued financial statements.

RECLASSIFIED DEPRECIATION ADJUSTMENT

    The Cooperative had over depreciated its power operated and transportation equipment by a net of $74,715. This difference was reflected as a deferred credit, at December 31, 1998, to be amortized against future construction costs. These statements have been restated to apply the $74,715 against construction work in progress in 1998. Additionally $43,624 of this adjustment was attributable to 1997 and prior periods and this amount has been reflected as a reduction in the accumulated provision for depreciation and a reduction in construction work in progress as of December 31, 1997. This adjustment has no effect on the net margins of the Cooperative as these depreciation over accruals were originally appropriately capitalized.

2.  SUBSEQUENT EVENT

    Effective September 1, 1999, McCulloch Electric Cooperative, Inc. merged into and became an operating division of Cap Rock Electric Cooperative, Inc.

3.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    The Cooperative is a non-profit company organized to provide electric service at the retail level to primarily residential and commercial accounts in a designated service area. Power delivered at retail is purchased wholesale from Lower Colorado River Authority. Any revenues earned in excess of costs incurred are allocated to members of the Cooperative and are reflected as patronage capital equity in the balance sheet.

SYSTEM OF ACCOUNTS

    The accounting records of the Cooperative are maintained in accordance with the Uniform System of Accounts as prescribed by the Federal Energy Regulatory Commission for Class A and B electric utilities modified for electric borrowers of the Rural Utilities Services (RUS).

ELECTRIC PLANT, MAINTENANCE AND DEPRECIATION

    Electric plant is stated at the original cost of construction, which includes the cost of contracted services, direct labor, materials and overhead items. Contributions from others toward the construction of electric plant are credited to the applicable plant accounts.

    When property which represents a retirement unit is replaced or removed, the average cost of such property as determined from the continuing property records is credited to electric plant and such cost, together with cost of removal less salvage is charged to the accumulated provision for depreciation.

    Maintenance and repairs, including the renewal of minor items of plant not comprising a retirement unit, are charged to the appropriate maintenance accounts, except that repairs of

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

3. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) transportation and service equipment are charged to clearing accounts and redistributed to operating expense and other accounts.

LONG-LIVED ASSETS

    Effective April 1, 1995, the Cooperative adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the long-lived assets to be held and used by the Cooperative are reviewed to determine whether any events or changes in circumstances indicated that the carrying amount of the asset may not be recoverable. The Cooperative bases its evaluation of impairment on factors such as the nature of the asset, the future economic benefit of the assets, and calculates the impairment when the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets in accordance with SFAS No. 121. If recognition of impairment is necessary, it is measured as the amount by which the carrying amount of an asset exceeds the fair value of that asset. Due to the nature of the Cooperative's utility assets and regulated electric rates, the Cooperative expects to continue to recover the cost of its utility assets for the foreseeable future through the rates charged to its electric customers.

INVENTORIES

    Materials and supplies inventories are valued at average unit cost.

ELECTRIC REVENUES

    The Cooperative's operating revenues are under the jurisdiction of the Public Utility Commission of Texas.

    The Cooperative records electric revenues on as "as-billed" basis consistent with their ratemaking authority. Revenue is not accrued for power delivered but not billed at the end of each month. Accrued unbilled revenues as of December 31, 1998 and 1997 were approximately $213,000 and $230,000, respectively. Accordingly, the Cooperative estimated liability for accrued power cost after the meter reading dates of $52,000 and $55,000 for the periods ending December 31, 1998 and 1997, respectively.

    The Cooperative's tariffs for electric service include fuel adjustment clauses under which the electric rates charged to customers are adjusted to reflect changes in the cost of fuel included in purchased power. In order to match power cost and related revenues, these cost adjustments under billed are included on the balance sheet in current assets, and amounts overbilled are included in current liabilities. The net effect on revenue for the audit period is reflected on the statement of income and patronage capital.

GROUP CONCENTRATION OF CREDIT RISK

    The Cooperative's headquarters facility is located in Brady, Texas. The service area includes members located in a nine county area surrounding the city of Brady. The Cooperative records a receivable for electric revenues as billed on a monthly basis. The Cooperative requires a deposit from some of its members which is applied to unpaid bills and fees in the event of default. The deposit

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

3. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accrues interest and is returned along with accrued interest after one year to residential consumers and after two years to commercial consumers, with prompt payment history. As of December 31, 1998 and 1997, deposits on hand totaled $97,358 and $100,998, respectively. Although the financial institutions in which the Cooperative has deposits are insured by Federal agencies of the government, deposits at times exceed insured amounts.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING FOR THE EFFECTS OF REGULATION

    The rates charged by the Cooperative are regulated by its Board of Directors. The Cooperative prepares its financial statements in accordance with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulations." SFAS No. 71 requires a cost based rate-regulated enterprise to reflect the impact of regulatory decisions in its financial statements. In certain circumstances, SFAS No. 71 requires that certain costs and/or obligations be reflected in a deferral account on the balance sheet and not reflected in the statement of income or loss until matching revenues are recognized. It is the Cooperative's policy to assess the recoverability of costs recognized as regulatory assets and the Cooperative's ability to continue to account for its activities in accordance with SFAS NO. 71, based on each regulatory action and criteria set forth in SFAS No. 71.

FEDERAL INCOME TAXES

    The Cooperative is exempt from federal income taxes under
Section 501(c)(12) of the Internal Revenue Code. More than 85% of the gross income is collected from members.

PATRONAGE CAPITAL CERTIFICATES

    Patronage capital from associated organizations is recorded at the stated amount of the certificate.

CASH AND CASH EQUIVALENTS

    For purpose of the statement of cash flows, the Cooperative considers cash and temporary cash investments and marketable securities to be cash and cash equivalents.

RECLASSIFICATION

    Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

4.  ASSETS PLEDGED

    All assets are pledged as security for the long-term debt due RUS and National Bank for Cooperatives.

5.  ELECTRIC PLANT

    The major classes of electric plant are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1997          1998
                                                     -----------   -----------
Transmission Plant.................................  $   677,672   $   677,729
Distribution Plant.................................   16,190,363    16,830,002
General Plant......................................    1,233,855     1,288,306
                                                     -----------   -----------
    Total Electric Plant in Service................  $18,101,890   $18,796,037

Construction Work in Progress......................       43,624        61,264
                                                     -----------   -----------

Total Electric Plant...............................  $18,145,514   $18,857,301
                                                     ===========   ===========

    Provision for depreciation of electric plant is computed using straight line rates as follows:


Transmission Plant........................................      2.75%
Distribution Plant........................................   2.5-3.9%
Structures and Improvements...............................       3.0%
Office Furniture and Fixtures.............................       6.0%
Transportation Equipment..................................      16.0%
Tools, Shop and Garage Equipment..........................       4.5%
Power Operated Equipment..................................      12.0%
Communication Equipment...................................       4.5%

    Depreciation for the years ended December 31, 1998 and 1997 was $614,899 and $601,827, respectively, of which $558,325 and $536,253 was charged to depreciation expense, and $56,574 and $65,574 allocated to other accounts.

6.  OTHER PROPERTY AND INVESTMENTS

    Non-utility property consists of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1997        1998
                                                        ---------   ---------
Prior Headquarters Building...........................  $ 126,534   $ 126,354
Provision for Depreciation............................   (113,275)   (116,891)
                                                        ---------   ---------

Net Non-Utility Property..............................  $  13,259   $   9,463
                                                        =========   =========

    The previous headquarters building is being depreciated at a rate of 3.00 percent.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

6.  OTHER PROPERTY AND INVESTMENTS (CONTINUED)
    Investments in associated organizations consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
Texas Electric Cooperatives, Inc.
Patronage Capital.......................................  $181,410   $194,927
  Membership............................................        75         75
National Bank for Cooperatives--Capital Stock...........    46,949     50,523
United Telecom, L.L.C...................................        --     20,000
National Rural Telecommunications Cooperative
  Membership............................................     1,000      1,000
Texas VI Satellite, Inc.--Capital Stock.................     3,000      3,000
Other...................................................     5,105      8,384
                                                          --------   --------
                                                          $237,539   $277,909
                                                          ========   ========

    Investments in associated organizations relate primarily to investments required cooperative membership certificates and the accumulated patronage capital of NRUCFC, National Bank for Cooperatives ("CoBank") and the Texas Electric Cooperative, Inc. ("TEC"). Investments in these associated organizations are accounted for using the cost method of accounting. CoBank and TEC patronage capital allocations are determined annually by the respective organizations based on their bylaws, operating margins and other factors. The Cooperative recognizes changes in and income from the associated organizations when declared by the organizations. CoBank is the Cooperative's supplemental lender and TEC supplies utility poles and provides transformer repair in addition to various lobbying services for electric cooperatives in Texas.

7.  ALLOWANCE FOR UNCOLLECTABLE ACCOUNTS

    The Cooperative provides allowances for uncollectable accounts receivable that are estimated to be uncollectable. As of December 31, 1998 and 1997, the allowance for uncollectable accounts was $14,000 and $17,000, respectively.

8.  INVENTORIES

    Inventories consist of:

                                                       DECEMBER 31,
                                                    -------------------
                                                      1997       1998
                                                    --------   --------
  Construction Materials and Supplies.............  $56,591    $69,941
  Resale Material.................................      391        690
                                                    -------    -------
                                                    $56,982    $70,631
                                                    =======    =======

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

9.  DEFERRED CHARGES

    Deferred charges consist of:

                                                       DECEMBER 31,
                                                    -------------------
                                                      1997       1998
                                                    --------   --------
  Two Year-Work Plan..............................  $18,437    $ 3,801
  Heavy Equipment Clearing........................   13,250         --
  Other...........................................       --      2,447
                                                    -------    -------
                                                    $31,687    $ 6,248
                                                    =======    =======

    These charges are miscellaneous capital charges which will be reclassified to property over the next 12 months.

10.  RETURN OF CAPITAL

    Under the provisions of the mortgage agreements, until the equities and margins equal or exceed thirty percent of the total assets of the Cooperative, the return to patrons of capital contributed by them is limited generally to twenty-five percent of the patronage capital or margins received by the cooperative in the prior calendar year. The equities and margins of the Cooperative represent 38.3 percent of the total assets at the balance sheet date. No capital credit retirements were made during 1998 or 1997.

11.  PATRONAGE CAPITAL

                                                    DECEMBER 31,
                                               -----------------------
                                                  1997         1998
                                               ----------   ----------
Assigned.....................................  $5,869,668   $6,134,400
Assignable...................................     265,580      188,718
                                               ----------   ----------
                                               $6,135,248   $6,323,118
Less: Retired................................     759,099      759,099
                                               ----------   ----------
Balance......................................  $5,376,149   $5,564,019
                                               ==========   ==========

    The Cooperative's bylaws require that the net margins for each year be assigned (allocated) to each member owner based on their patronage for that year. At December 31, 1998 the assignable margins represent the 1998 margins of $187,870 and $848 of under assigned margins from the prior years. At
December 31, 1997 the assignable margins represent only the 1997 margins of $265,580.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

12.  OTHER EQUITIES

                                                    DECEMBER 31,
                                               -----------------------
                                                  1997         1998
                                               ----------   ----------
Other Margins................................  $   94,054   $   94,054
Nonoperating Margins.........................       3,737        3,737
Donated Capital..............................       6,304        6,304
Gain on Retired Capital Credits..............       2,553        2,553
                                               ----------   ----------
Balance......................................  $  106,648   $  106,648
                                               ==========   ==========

    Other margins and non operating margins represent margins earned by the Cooperative prior to the implementation of the bylaw provisions requiring assignment of all margins. These margins arose during the formation and organization of the Cooperative during the late 1930's.

    Donated capital represents credits arising from forfeiture of membership fees and from donations of capital not otherwise provided for.

    Gain on retired capital credits includes amounts representing patronage capital authorized to be retired to patrons who cannot be located.

13.  MORTGAGE NOTES--RUS

    Long-term debt due to the Rural Utilities Service ("RUS") is represented by thirty-five year mortgage notes payable to the United Stated of America. Following is a summary of long-term debt due to the RUS and maturing at various times between 2011 and 2026:

                                                    DECEMBER 31,
                                               -----------------------
                                                  1997         1998
                                               ----------   ----------
2% Notes.....................................  $2,258,566   $2,141,918
5% Notes.....................................   4,007,113    3,918,676
                                               ----------   ----------
                                               $6,265,679   $6,060,594
Less: Current Maturities.....................     200,000      207,000
                                               ----------   ----------
                                               $6,065,679   $5,853,594
                                               ==========   ==========

    Principal and interest installments on the previous notes are due in quarterly and monthly amounts. As of December 31, 1998, annual maturities of long-term debt due RUS for the next five years are as follows:

1999..............................................  $207,000
2000..............................................  $214,000
2001..............................................  $221,000
2002..............................................  $228,000
2003..............................................  $236,000

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

14.  NATIONAL BANK FOR COOPERATIVES MORTGAGE NOTES

    Long-term debt due National Bank for Cooperatives (CoBank) is represented by thirty-five years notes. The notes bear a variable interest rate, which was 6.85% at December 31, 1998.

                                                    DECEMBER 31,
                                               -----------------------
                                                  1997         1998
                                               ----------   ----------
Variable Rates Notes--Currently 6.52%........  $  485,322   $  481,299
Less: Current Maturities.....................       3,200        4,125
                                               ----------   ----------
                                               $  482,122   $  477,174
                                               ==========   ==========

    Principal and interest installments on the above notes are due in quarterly amounts. As of December 31, 1998, annual maturities of long-term debt due CoBank for the next five years are as follows:

1999................................................   $4,125
2000................................................    4,400
2001................................................    4,700
2002................................................    5,000
2003................................................    5,300

15.  NOTES PAYABLE TO BE REFINANCED

    The Cooperative has $3,000,000 line of credit financing with NRUCFC at an interest rate of 1% above the prime interest rate, currently 6.15%. At December 31, 1998, the Cooperative has amounts outstanding of $2,000,000 under the agreement with NRUCFC. The Cooperative has historically and plans to repay these amounts with long-term loan advances. The final long-term loan documents had not been executed as of December 31, 1998. The amounts outstanding under these agreements as of December 31, 1998, have been reclassified as long-term debt.

16.  DEFERRED CREDITS

    Deferred credits consist of:

                                                      DECEMBER 31,
                                                 -----------------------
                                                    1997         1998
                                                 ----------   ----------
Scholarship Funds..............................  $       --   $    4,212
Consumer Meter Loops...........................         436        5,456
Undeliverable Capital Credit and Refund
  Checks.......................................      16,105        8,775
LCRA Substation Lease..........................       9,529        9,529
Other..........................................          --        4,500
                                                 ----------   ----------
                                                 $   26,070   $   32,472
                                                 ==========   ==========

    Scholarship Funds represent a portion of the undeliverable capital credit retirement checks that escheated to the State of Texas. The state has allowed the Cooperative through a program available statewide, to retain a percentage of the escheat funds. The funds must be used to provide scholarships

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

16.  DEFERRED CREDITS (CONTINUED)
to eligible applicants in the Cooperative's service area. These funds are held in a separate bank account. Consumer Meter Loops represent payments received for meter loops for temporary services. Undeliverable Capital Credit and Refund Checks represent funds subject to escheat to the State of Texas under the state's unclaimed property laws. LCRA Substation Lease is deferred revenue, under the Cooperative's power contract LCRA leases certain transmission facilities from the Cooperative. It is amortized in the month following receipt. Other represents a reimbursement for temporary office space and office equipment provided to a local economic development organization for a one year period extending for nine months into 1999.

17.  LITIGATION AND CONTINGENCIES

    There is no pending or threatened litigation against the Cooperative at December 31, 1998 which would adversely affect its financial position.

    The Cooperative is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether the computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

    The Cooperative is utilizing internal and external resources to identify, correct and test the systems for the year 2000 compliance.

18.  PENSION BENEFITS

    Substantially all employees of McCulloch Electric Cooperative, Inc. participate in the National Rural Electric Cooperative Association (NRECA) Retirement and Security Program, a defined benefit pension plan qualified under section 401 and tax-exempt under section 501(a) of the Internal Revenue Code. In the multi-employer plan, which is available to all member cooperatives of NRECA, the accumulated benefits and plan assets are not determined or allocated separately by individual employer. The Cooperative makes monthly contributions to the Program equal to the amounts accrued for pension expense. At times, a moratorium on contributions has been in effect due to full funding limitation. The cost to the Cooperative during 1998 and 1997 was $52,808 and $41,385, respectively.

    The Cooperative also participates in the NRECA Savings Plan (401-K), a defined contribution plan. The plan is available to all employees and monthly contributions are made to the plan based on participating employee's salary. As of January 1, 1997, the Cooperative stopped making contributions to the plan and only employees' voluntary contributions are being made.

    The Cooperative does not pay for hospitalization insurance benefits to retired employees and directors.

19.  RATE MATTERS

    The Cooperative's rates currently in effect were approved by the Public Utility Commission of Texas in April, 1992.

                      MCCULLOCH ELECTRIC COOPERATIVE, INC.

                           DECEMBER 31, 1997 AND 1998

19.  RATE MATTERS (CONTINUED)
    The Cooperative leases certain facilities to its wholesale power supplier, Lower Colorado River Authority (LCRA). The lease provisions have been approved by the Public Utility Commission of Texas.

    The Cooperative received $115,580 and $115,580 during 1998 and 1997, respectively under the terms of the lease. These amounts were passed through to consumers through the fuel adjustment charge.

    The monthly lease payment from LCRA is currently $9,529. The lease amount is adjusted annually on April 1, based on the Cooperative's investment in these facilities. The lease term is perpetual and can be terminated by either party upon a five year notice.

20.  COMMITMENTS AND CONTINGENCIES


    The Cooperative has a full requirements contract with the LCRA. The contract covers all power utilized by the Cooperative and permits it to purchase 100% of the power needed to supply the native load of the division. LCRA charges the Cooperative fixed factors for Energy, KW Demand and scheduling services applied to our usage. LCRA's transmission charges are fixed monthly charges regulated by the Electric Reliability Council of Texas ("ERCOT"). Fuel costs paid to LCRA are the Cooperative's pro-rata share of the amounts that LCRA actually pays for fuel to generate electricity. The Cooperative is required to purchase it's power from LCRA but has no minimum usage levels and only deminimis penalties. The contract between LCRA and the Cooperative expires in June, 2016.

    UNTIL JANUARY   , 2002, ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF
THE COMPANY'S COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Estimated expenses in connection with completion of implementation of the Conversion Plan and the public offering by the Company of the securities offered hereunder are as follows:


Securities and Exchange Commission Filing Fee...............  $   12,000
NASD Filing Fee*............................................       5,000
American Stock Exchange Application and Listing Fee*........      21,000
Accounting Fees and Expenses*...............................     651,000
Legal Fees and Expenses*....................................     488,000
Printing and Mailing*.......................................     555,000
Fees of Transfer Agents and Registrar*......................       6,000
Miscellaneous*..............................................      50,000
                                                              ----------
  Total.....................................................  $1,788,000
                                                              ==========

------------------------

*   Estimated

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 2.02-1 of the Texas Business Corporation Act provides generally and in pertinent part that a Texas corporation may indemnify its directors and officers against expenses (if the person is found liable to the corporation or on the basis that improper benefit was improperly received by the person) or against expenses, judgments, fines and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 2.02-1 does not permit indemnification when the person is found liable for willful or intentional misconduct in the performance of his duty to the Corporation. Section 2.02-1 further permits a Texas corporation to grant to its directors and officers additional rights of indemnification not inconsistent with the Texas Business Corporation Act through bylaw provisions, agreements, votes of shareholders or interested directors or otherwise, to purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of certain undertakings.

    Article Nine of the Company's Articles of Incorporation provides that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or executive officer of the Company or any subsidiary, and may indemnify, subject to certain exceptions and to the extent that the Board of Directors deems appropriate and as set forth in the Bylaws or a resolution, any person who is or was a non-executive officer, or employee or agent of the Company or any subsidiary or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity. In addition, Article Nine authorizes the Company to purchase insurance for itself or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Company, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company. Article Nine also authorizes the Company, to the extent that the Board of Directors deems appropriate, to make advances of expenses to an indemnifiable person upon the receipt by the Company of a written undertaking by such person to repay any amounts advanced in the event that it is ultimately determined that such person is not entitled to such indemnification.

    The Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person being or having been a director or officer expenses incurred in defending any such proceeding to the fullest extent permissible under Texas law. The Bylaws also provide that the Registrant may indemnify its employees and agents for such expenses by resolution of the Board of Directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    None

ITEM 16.  EXHIBITS


         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
         Exhibit 3.1        Articles of Incorporation of the Company and amendments
                              thereto(1)
         Exhibit 3.2        Bylaws of the Company(1)
         Exhibit 3.3        Restated and Amended Articles of Incorporation of the
                              Cooperative(1)
         Exhibit 3.4        Bylaws of the Cooperative(1)
         Exhibit 3.5        Amended and Restated Bylaws of the Company(1)
         Exhibit 3.6        Amended and Restated Articles of Incorporation of the
                              Company(1)
         Exhibit 3.7        Articles of Amendment to the Amended and Restated Articles
                              of Incorporation of the Company(1)
         Exhibit 5.1        Opinion of Ronald W. Lyon(1)
         Exhibit 8.1        Tax Opinion of Looper Reed & McGraw, a Professional
                              Corporation(1)
        Exhibit 10.1        Second Amendment to Transaction Documents dated November 9,
                              1994, between Southwestern Public Service Company, the
                              Cooperative, et. al.(1)
        Exhibit 10.2        Restated Mortgage and Security Agreement dated September 21,
                              1988, made by and between the Cooperative and National
                              Rural Utilities Cooperative Finance Corporation(1)
        Exhibit 10.3        Second Restated Mortgage and Security Agreement dated
                              October 24, 1995, made by and between the Cooperative and
                              National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.4        Loan Agreement dated October, 1995, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.5        First Amendment to Loan Agreement dated as of October 28,
                              1997, between the Cooperative and National Rural Utilities
                              Cooperative Finance Corporation(1)
        Exhibit 10.6        Loan Agreement dated as of June 22, 2000, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation and amendment.(1)
        Exhibit 10.7        Loan Agreement dated December 13, 1994, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.8        Loan Agreement dated March 30, 1993 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.9        Loan Agreement dated March 10, 1992, TX 107-A-9025, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.10       Loan Agreement dated May 17, 1990, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.11       Loan Agreement dated March 22, 1990 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.12       Notice of Meeting and Proxy Statement for Special Meeting
                              held October 20, 1998(1)
        Exhibit 10.13       Commitment letter dated as of February 11, 2000 between
                              National Cooperative Services Corporation and Cap Rock
                              Energy Corporation for credit facilities associated with
                              the purchase of certain electric assets owned by Citizens
                              Utilities Company(1)
        Exhibit 10.14       Loan Agreement dated March 10, 1992, TX 107-A-9026, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.15       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Arizona Electric.(1)
        Exhibit 10.16       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Vermont Electric.(1)
        Exhibit 10.17       Power Sale Agreement dated May 1, 1999, between the
                              Cooperative and Electric Clearinghouse, Inc.(1)
        Exhibit 10.18       Wholesale Power Supply and Services Contract dated April 16,
                              1997 Between Texas New Mexico Power Company and the
                              Cooperative(1)
        Exhibit 10.19       Southwestern Public Service Company Wholesale Full
                              Requirements Service Rate Schedule and related Agreement,
                              as amended, with the Cooperative(1)
        Exhibit 10.20       Ordinance of the City of Greenville, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.21       Ordinance of the City of Midland, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.22       Ordinance of the City of Stanton, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.23       Employment Contract between the Cooperative and Ulen
                              North(1)
        Exhibit 10.24       Employment Contract between the Cooperative and David
                              W. Pruitt(1)
        Exhibit 10.25       Achievement Based Compensation Agreement of the Cooperative
                              dated August 28, 1994(1)
        Exhibit 10.26       Achievement Based Compensation Agreement of the Cooperative
                              dated October 27, 1992(1)
        Exhibit 10.27       The Cooperatives Supplemental Executive Deferred
                              Compensation Retirement Plan(1)
        Exhibit 10.28       Cap Rock Energy Corporation 2001 Stock Incentive Plan(1)
        Exhibit 10.29       Cap Rock Energy Corporation 2001 Employee Stock Purchase
                              Plan(1)
        Exhibit 10.30       Form of Equity & Membership Redemption Options(1)
        Exhibit 10.31       Form of Equity Redemption Options(1)
        Exhibit 10.32       Agreement for Purchase and Sale dated February 7, 2000, by and among Walter Mickelson, et al., Multimedia Development
                              Corporation and New West Resources, Inc.(1)
        Exhibit 10.33       Stock Acquisition Agreement dated January 1, 2001, between
                              Thomas E. Kelly, Richard C. Skillern, Johnny D. Grimes,
                              Billy D. Grimes and New West Resources, Inc.(1)
        Exhibit 10.34       Consolidating Loan Agreement dated March 30, 1993 between
                              Cap Rock Electric Cooperative, Inc. and National Rural
                              Utilities Cooperative Finance Corporation(1)
        Exhibit 10.35       Integrated Supply Agreement between Cap Rock Electric
                              Cooperative, Inc. and Temple, Inc.(1)
        Exhibit 10.36       Employment Contract between the Cooperative and Mickey
                              Sims(1)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.37       Amendment to Line of Credit Agreement dated June 27, 1997
                              between National Rural Utilities Cooperative Finance
                              Corporation and the Cooperative(1)
        Exhibit 10.38       Loan Agreement dated March 10, 1992, TX 107-A-9027, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.39       Achievement Based Compensation Contract of the Cooperative
                              dated August 22, 2000(1)
        Exhibit 10.40       Loan Agreement dated March 10, 1992, TX 107-A-9024, between
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.41       Wholesale Power Agreement dated June 25, 1977, between Lower
                              Colorado River Authority and McCulloch Electric
                              Cooperative, Inc.(1)
        Exhibit 10.42       Amendment to Wholesale Power Agreement dated September 28,
                              1987 between Lower Colorado River Authority and McCulloch
                              Electric Cooperative, Inc.(1)
        Exhibit 10.43       Director Compensation Plan of the Company(1)
        Exhibit 10.44       Trust Agreement for the Cooperative Supplemental Executive
                              Deferred Compensation Retirement Plan(1)
        Exhibit 10.45       CFC Secured Revolving Line of Credit Agreement dated
                              June 24, 1997(1)
        Exhibit 10.46       Achievement Based Compensation Agreement of the Cooperative
                              dated June 29, 1999(1)
        Exhibit 10.47       Agreement to Combine McCulloch and Cap Rock Electric
                              Cooperatives dated June 30, 1999(1)
        Exhibit 10.48       Management Service Agreement between Cooperative and Lamar
                              Electric Cooperative Association(1)
        Exhibit 10.49       Notice of Annual Meeting and Proxy Statement for Members of
                              McCulloch Electric Cooperative held on August 21, 1999(1)
        Exhibit 10.50       Agreement to Combine Lamar and Cap Rock Electric
                              Cooperatives dated October 28, 1999(1)
        Exhibit 10.51       Loan Agreement between NewWest Resources, Inc, Cap Rock
                              Electric Cooperative, Inc. and Bank United Texas FSB dated
                              July 12, 2000(1)
        Exhibit 10.52       Unconditional Guaranty from Cap Rock Electric Cooperative to
                              Bank United Texas FSB dated July 12, 2000(1)
        Exhibit 10.53       Lamar County Electric Cooperative Association Notice of
                              Special Meeting and Proxy Statement for Special Meeting
                              held December 14, 1999(1)
        Exhibit 10.54       Signature Leasing, Inc. Master Lease Agreement dated
                              April 1, 2000(1)
        Exhibit 10.55       Personal Services Agreement between Leonard S. Herring and the Cooperative dated December 16, 1999(1)
        Exhibit 10.56       Term Loan Agreement between Eddins-Walcher Company, Frank's
                              Fuels, United Fuel & Energy Corporation, and NewWest
                              Resources dated July 12, 2000(1)
        Exhibit 10.57       NewCorp Resources Electric Cooperative Open Access
                              Transmission Tariff(1)
        Exhibit 10.58       Supplement to the Restated Mortgage and Security Agreement
                              between the Cooperative and CFC dated May 17, 1990(1)
        Exhibit 10.59       Loan Agreement between Cap Rock Cooperative Finance
                              Corporation and CFC dated June 22, 1999(1)
        Exhibit 10.60       Confirmation Letter between Electric Clearinghouse, Inc. and the Cooperative dated May 27, 1999(1)
        Exhibit 10.61       Service Agreement Rate Schedule WP between NewCorp Resources and Cap Rock Electric Cooperative dated March 31, 1995(1)
        Exhibit 10.62       Transaction Agreement dated as of September 9, 1993 between
                              Southwestern Public Service Company, the Cooperative and
                              OTP, Inc.(1)
        Exhibit 10.63       Assignment of Certificate of Convenience and Necessity by
                              the Cooperative to NewCorp Resources dated January 17,
                              1996(1)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.64       Supplemental Agreement between NewCorp Resources and the
                              Cooperative dated April 25, 1995(1)
        Exhibit 10.65       Third Amendment to Transaction Documents by and among
                              Southwestern Public Service Company, the Cooperative,
                              NewCorp Resources et al dated March 3, 1995(1)
        Exhibit 10.66       Assignment of Wholesale Power Contract from the Cooperative to NewCorp Resources dated March 3, 1995(1)
        Exhibit 10.67       QSE and Ancillary Services Agreement between the Cooperative and Garland Power and Light dated June 1, 2001(1)
        Exhibit 10.68       Letter of Intent between the Company and Boeing Capital
                              Corporation dated June 5, 2001(1)
        Exhibit 10.69       Employment Contract between the Company and Lee D. Atkins(1)
        Exhibit 10.70       Employment Contract between the Company and Ronald W.
                              Lyon(1)
        Exhibit 10.71       Employment Contract between the Company and Sam Prough(1)
        Exhibit 10.72       Achievement Based Compensation Agreement of the Cooperative
                              dated August 21, 2001(1)
        Exhibit 10.73       Letter from State Securities Board of the State of Texas
                              dated December 6, 2001(1)
        Exhibit 20.1        Election Form(1)
        Exhibit 21.1        Subsidiaries of the Company(1)
        Exhibit 23.1        Consent of Arthur Andersen LLP(2)
        Exhibit 23.2        Consent of Ronald W. Lyon is contained in his opinion filed as Exhibit 5.1 to this registration statement.(1)
        Exhibit 23.3        Consent of Bolinger, Segars, Gilbert & Moss, L.L.P.(2)
        Exhibit 23.4        Consent of Looper Reed & McGraw(1)
        Exhibit 27.1        Financial Data Schedule (see Schedule II to S-1/A)(2)


------------------------

(1) Previously filed

(2) Filed herewith

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

       (ii) To reflect in the prospectus any facts or events arising after the effective dated of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (3) For purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas on January 18, 2002.


                                             CAP ROCK ENERGY CORPORATION

                                             By:              /s/ DAVID W. PRUITT
                                                  ------------------------------------------
                                                                David W. Pruitt
                                                            CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                 /s/ DAVID W. PRUITT
     -------------------------------------------       Chief Executive Officer and  January 18, 2002
                   David W. Pruitt                               Director

                  /s/ LEE D. ATKINS
     -------------------------------------------       Chief Financial Officer and  January 18, 2002
                    Lee D. Atkins                          Senior Vice President

                */s/ RUSSELL E. JONES
     -------------------------------------------                Director            January 18, 2002
                  Russell E. Jones

               */s/ SAMMIE D. BUCHANAN
     -------------------------------------------                Director            January 18, 2002
                 Sammie D. Buchanan

               */s/ JERRY R. HOELSCHER
     -------------------------------------------                Director            January 18, 2002
                 Jerry R. Hoelscher

                */s/ FLOYD L. RITCHEY
     -------------------------------------------                Director            January 18, 2002
                  Floyd L. Ritchey

              */s/ MICHAEL D. SCHAFFNER
     -------------------------------------------                Director            January 18, 2002
                Michael D. Schaffner

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
                 */s/ NEWELL W. TATE
     -------------------------------------------                Director            January 18, 2002
                   Newell W. Tate

*By: /s/ DAVID W. PRUITT
----------------------------------------
  David W. Pruitt
  Attorney-in-Fact

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                          AMOUNTS STATED IN THOUSANDS

                                                  COLUMN B-     COLUMN C-    COLUMN D-    COLUMN E-
                                                  BALANCE AT    CHARGED TO   DEDUCTION-   BALANCE AT
                   COLUMN A-                     BEGINNING OF   COSTS AND     CHARGED-      END OF
                  DESCRIPTION                       PERIOD       EXPENSES       OFF         PERIOD
-----------------------------------------------  ------------   ----------   ----------   ----------
March 31, 1999.................................      $132          $243         $175         $200
March 31, 2000.................................      $200          $259         $257         $202
March 31, 2001.................................      $202          $228         $138         $292
September 30, 2001.............................      $292          $148         $(23)        $463

                                 EXHIBIT INDEX


         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
         Exhibit 3.1        Articles of Incorporation of the Company and amendments
                              thereto(1)
         Exhibit 3.2        Bylaws of the Company(1)
         Exhibit 3.3        Restated and Amended Articles of Incorporation of the
                              Cooperative(1)
         Exhibit 3.4        Bylaws of the Cooperative(1)
         Exhibit 3.5        Amended and Restated Bylaws of the Company(1)
         Exhibit 3.6        Amended and Restated Articles of Incorporation of the
                              Company(1)
         Exhibit 3.7        Articles of Amendment to the Amended and Restated Articles
                              of Incorporation of the Company(1)
         Exhibit 5.1        Opinion of Ronald W. Lyon(1)
         Exhibit 8.1        Tax Opinion of Looper Reed & McGraw, a Professional
                              Corporation(1)
        Exhibit 10.1        Second Amendment to Transaction Documents dated November 9,
                              1994, between Southwestern Public Service Company, the
                              Cooperative, et. al.(1)
        Exhibit 10.2        Restated Mortgage and Security Agreement dated September 21,
                              1988, made by and between the Cooperative and National
                              Rural Utilities Cooperative Finance Corporation(1)
        Exhibit 10.3        Second Restated Mortgage and Security Agreement dated
                              October 24, 1995, made by and between the Cooperative and
                              National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.4        Loan Agreement dated October, 1995, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.5        First Amendment to Loan Agreement dated as of October 28,
                              1997, between the Cooperative and National Rural Utilities
                              Cooperative Finance Corporation(1)
        Exhibit 10.6        Loan Agreement dated as of June 22, 2000, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation and amendment.(1)
        Exhibit 10.7        Loan Agreement dated December 13, 1994, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.8        Loan Agreement dated March 30, 1993 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.9        Loan Agreement dated March 10, 1992, TX 107-A-9025, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.10       Loan Agreement dated May 17, 1990, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.11       Loan Agreement dated March 22, 1990 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.12       Notice of Meeting and Proxy Statement for Special Meeting
                              held October 20, 1998(1)
        Exhibit 10.13       Commitment letter dated as of February 11, 2000 between
                              National Cooperative Services Corporation and Cap Rock
                              Energy Corporation for credit facilities associated with
                              the purchase of certain electric assets owned by Citizens
                              Utilities Company(1)
        Exhibit 10.14       Loan Agreement dated March 10, 1992, TX 107-A-9026, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.15       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Arizona Electric.(1)
        Exhibit 10.16       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Vermont Electric.(1)
        Exhibit 10.17       Power Sale Agreement dated May 1, 1999, between the
                              Cooperative and Electric Clearinghouse, Inc.(1)
        Exhibit 10.18       Wholesale Power Supply and Services Contract dated April 16,
                              1997 Between Texas New Mexico Power Company and the
                              Cooperative(1)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.19       Southwestern Public Service Company Wholesale Full
                              Requirements Service Rate Schedule and related Agreement,
                              as amended, with the Cooperative(1)
        Exhibit 10.20       Ordinance of the City of Greenville, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.21       Ordinance of the City of Midland, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.22       Ordinance of the City of Stanton, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.23       Employment Contract between the Cooperative and Ulen
                              North(1)
        Exhibit 10.24       Employment Contract between the Cooperative and David
                              W. Pruitt(1)
        Exhibit 10.25       Achievement Based Compensation Agreement of the Cooperative
                              dated August 28, 1994(1)
        Exhibit 10.26       Achievement Based Compensation Agreement of the Cooperative
                              dated October 27, 1992(1)
        Exhibit 10.27       The Cooperatives Supplemental Executive Deferred
                              Compensation Retirement Plan(1)
        Exhibit 10.28       Cap Rock Energy Corporation 2001 Stock Incentive Plan(1)
        Exhibit 10.29       Cap Rock Energy Corporation 2001 Employee Stock Purchase
                              Plan(1)
        Exhibit 10.30       Form of Equity & Membership Redemption Options(1)
        Exhibit 10.31       Form of Equity Redemption Options(1)
        Exhibit 10.32       Agreement for Purchase and Sale dated February 7, 2000, by and among Walter Mickelson, et al., Multimedia Development
                              Corporation and New West Resources, Inc.(1)
        Exhibit 10.33       Stock Acquisition Agreement dated January 1, 2001, between
                              Thomas E. Kelly, Richard C. Skillern, Johnny D. Grimes,
                              Billy D. Grimes and New West Resources, Inc.(1)
        Exhibit 10.34       Consolidating Loan Agreement dated March 30, 1993 between
                              Cap Rock Electric Cooperative, Inc. and National Rural
                              Utilities Cooperative Finance Corporation(1)
        Exhibit 10.35       Integrated Supply Agreement between Cap Rock Electric
                              Cooperative, Inc. and Temple, Inc.(1)
        Exhibit 10.36       Employment Contract between the Cooperative and Mickey
                              Sims(1)
        Exhibit 10.37       Amendment to Line of Credit Agreement dated June 27, 1997
                              between National Rural Utilities Cooperative Finance
                              Corporation and the Cooperative(1)
        Exhibit 10.38       Loan Agreement dated March 10, 1992, TX 107-A-9027, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.39       Achievement Based Compensation Contract of the Cooperative
                              dated August 22, 2000(1)
        Exhibit 10.40       Loan Agreement dated March 10, 1992, TX 107-A-9024, between
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.41       Wholesale Power Agreement dated June 25, 1977, between Lower
                              Colorado River Authority and McCulloch Electric
                              Cooperative, Inc.(1)
        Exhibit 10.42       Amendment to Wholesale Power Agreement dated September 28,
                              1987 between Lower Colorado River Authority and McCulloch
                              Electric Cooperative, Inc.(1)
        Exhibit 10.43       Director Compensation Plan of the Company(1)
        Exhibit 10.44       Trust Agreement for the Cooperative Supplemental Executive
                              Deferred Compensation Retirement Plan(1)
        Exhibit 10.45       CFC Secured Revolving Line of Credit Agreement dated
                              June 24, 1997(1)
        Exhibit 10.46       Achievement Based Compensation Agreement of the Cooperative
                              dated June 29, 1999(1)
        Exhibit 10.47       Agreement to Combine McCulloch and Cap Rock Electric
                              Cooperatives dated June 30, 1999(1)
        Exhibit 10.48       Management Service Agreement between Cooperative and Lamar
                              Electric Cooperative Association(1)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.49       Notice of Annual Meeting and Proxy Statement for Members of
                              McCulloch Electric Cooperative held on August 21, 1999(1)
        Exhibit 10.50       Agreement to Combine Lamar and Cap Rock Electric
                              Cooperatives dated October 28, 1999(1)
        Exhibit 10.51       Loan Agreement between NewWest Resources, Inc, Cap Rock
                              Electric Cooperative, Inc. and Bank United Texas FSB dated
                              July 12, 2000(1)
        Exhibit 10.52       Unconditional Guaranty from Cap Rock Electric Cooperative to
                              Bank United Texas FSB dated July 12, 2000(1)
        Exhibit 10.53       Lamar County Electric Cooperative Association Notice of
                              Special Meeting and Proxy Statement for Special Meeting
                              held December 14, 1999(1)
        Exhibit 10.54       Signature Leasing, Inc. Master Lease Agreement dated
                              April 1, 2000(1)
        Exhibit 10.55       Personal Services Agreement between Leonard S. Herring and the Cooperative dated December 16, 1999(1)
        Exhibit 10.56       Term Loan Agreement between Eddins-Walcher Company, Frank's
                              Fuels, United Fuel & Energy Corporation, and NewWest
                              Resources dated July 12, 2000(1)
        Exhibit 10.57       NewCorp Resources Electric Cooperative Open Access
                              Transmission Tariff(1)
        Exhibit 10.58       Supplement to the Restated Mortgage and Security Agreement
                              between the Cooperative and CFC dated May 17, 1990(1)
        Exhibit 10.59       Loan Agreement between Cap Rock Cooperative Finance
                              Corporation and CFC dated June 22, 1999(1)
        Exhibit 10.60       Confirmation Letter between Electric Clearinghouse, Inc. and the Cooperative dated May 27, 1999(1)
        Exhibit 10.61       Service Agreement Rate Schedule WP between NewCorp Resources and Cap Rock Electric Cooperative dated March 31, 1995(1)
        Exhibit 10.62       Transaction Agreement dated as of September 9, 1993 between
                              Southwestern Public Service Company, the Cooperative and
                              OTP, Inc.(1)
        Exhibit 10.63       Assignment of Certificate of Convenience and Necessity by
                              the Cooperative to NewCorp Resources dated January 17,
                              1996(1)
        Exhibit 10.64       Supplemental Agreement between NewCorp Resources and the
                              Cooperative dated April 25, 1995(1)
        Exhibit 10.65       Third Amendment to Transaction Documents by and among
                              Southwestern Public Service Company, the Cooperative,
                              NewCorp Resources et al dated March 3, 1995(1)
        Exhibit 10.66       Assignment of Wholesale Power Contract from the Cooperative to NewCorp Resources dated March 3, 1995(1)
        Exhibit 10.67       QSE and Ancillary Services Agreement between the Cooperative and Garland Power and Light dated June 1, 2001(1)
        Exhibit 10.68       Letter of Intent between the Company and Boeing Capital
                              Corporation dated June 5, 2001(1)
        Exhibit 10.69       Employment Contract between the Company and Lee D. Atkins(1)
        Exhibit 10.70       Employment Contract between the Company and Ronald W.
                              Lyon(1)
        Exhibit 10.71       Employment Contract between the Company and Sam Prough(1)
        Exhibit 10.72       Achievement Based Compensation Agreement of the Cooperative
                              dated August 21, 2001(1)
        Exhibit 10.73       Letter from State Securities Board of the State of Texas
                              dated December 6, 2001(1)
        Exhibit 20.1        Election Form(1)
        Exhibit 21.1        Subsidiaries of the Company(1)
        Exhibit 23.1        Consent of Arthur Andersen LLP(2)
        Exhibit 23.2        Consent of Ronald W. Lyon is contained in his opinion filed as Exhibit 5.1 to this registration statement.(1)
        Exhibit 23.3        Consent of Bolinger, Segars, Gilbert & Moss, L.L.P.(2)
        Exhibit 23.4        Consent of Looper Reed & McGraw(1)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 27.1        Financial Data Schedule (see Schedule II to S-1/A)(2)

------------------------

(1) Previously filed

(2) Filed herewith